                                                                   EXHIBIT 10.13

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE


In re:                              )         Chapter 11
                                    )
MobileMedia Communications,         )         Case No. 97-174 (PJW)
Inc., et al.,                       )
      -- ---                        )
                                    )         (Jointly Administered)
          Debtors.                  )



                    DISCLOSURE STATEMENT TO DEBTORS' SECOND
                     AMENDED JOINT PLAN OF REORGANIZATION

                              SEPTEMBER 18, 1998




J. Ronald Trost              James L. Patton, Jr. (No. 2202)
James D. Johnson             Joel A. Waite (No. 2925)
Shelley C. Chapman           YOUNG CONAWAY STARGATT
Lee M. Stein                 & TAYLOR, LLP
SIDLEY & AUSTIN              11th Floor - Rodney Square North
875 Third Avenue             P.O. Box 391
New York, New York  10022    Wilmington, Delaware  19899
(212) 906-2000               (302) 571-6600



                           Co-Counsel to Debtors and
                             Debtors-in-Possession

SUBMITTED BY: MOBILEMEDIA COMMUNICATIONS, INC.,
              MOBILEMEDIA CORPORATION,
              MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA),
              MOBILEMEDIA DP PROPERTIES, INC.
              MOBILEMEDIA PCS, INC.,
              DIAL PAGE SOUTHEAST, INC.,
              RADIO CALL COMPANY OF VA., INC.,
              MOBILEMEDIA PAGING, INC.,
              MOBILE COMMUNICATIONS CORPORATION OF AMERICA,
              MOBILECOMM OF THE SOUTHEAST, INC.,
              MOBILECOMM OF THE NORTHEAST, INC.,
              MOBILECOMM NATIONWIDE OPERATIONS, INC.,
              MOBILECOMM OF TENNESSEE, INC.,
              MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER
               OPERATIONS, INC.,
              MOBILECOMM OF THE SOUTHWEST, INC.,
              MOBILECOMM OF FLORIDA, INC.,
              MOBILECOMM OF THE MIDSOUTH, INC.,
              FWS RADIO, INC.,
              MOBILECOMM OF THE WEST, INC.,

                       DEBTORS AND DEBTORS-IN-POSSESSION

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

I.      INTRODUCTION ......................................................  1
        A.  General Background ............................................  1
        B.  The Debtors; Events Leading up to the Filings .................  3
        C.  The Disclosure Statement; Voting Requirements .................  5
        D.  Sources of Information ........................................  7
        E.  General Terms of the Business Combination between the
            Debtors and Arch and of the Treatment Under the Plan of
            Holders of Claims and Interests. ..............................  7
        F.  Conditions to Effectiveness of the Plan ....................... 12

II.     DESCRIPTION OF THE DEBTORS ........................................ 13
        A.  Background Information Regarding the Debtors .................. 13
            1.  Overview of the Debtors' History and Operations ........... 13
            2.  Networks and Licenses ..................................... 17
            3.  Paging and Messaging Services and Products ................ 18
            4.  Sales and Marketing ....................................... 19
            5.  Suppliers and Equipment Vendors ........................... 21
            6.  Assets of the Debtors ..................................... 21
            7.  Material Litigation and Claims against the Debtors ........ 22
            8.  Regulatory Matters ........................................ 25
            9.  Trademarks ................................................ 27
        B.  The Debtors' Operations in Chapter 11 ......................... 28
            1.  Overview of the Debtors' Operations ....................... 28
            2.  Retention of Professionals and Appointment of Committee ... 28
            3.  Operating Results During Chapter 11 ....................... 29
            4.  Summary of Significant Orders Entered and Other Actions
                Taken During the Cases .................................... 29

III.    BUSINESS OF ARCH .................................................. 34

IV.     ACQUISITION OF THE DEBTORS BY ARCH AND FUTURE BUSINESS OF THE
        REORGANIZED DEBTORS ............................................... 34
        A.  Attempts to Sell Debtors' Business ............................ 34
        B.  Capitalization and Structure of the Reorganized Debtors ....... 36
        C.  Composition of Management and Directors of the Reorganized
            Debtors ....................................................... 36
        D.  Summary of the Merger Agreement ............................... 37
            1.  The Merger ................................................ 37
            2.  Funding for the Plan and Merger Agreement  ................ 37
            3.  Effective Date ............................................ 40
            4.  Representations and Warranties ............................ 40
            5.  Certain Covenants and Agreements .......................... 41

            6.  No Solicitation by the Debtors ............................ 42
            7.  FCC Approval .............................................. 43
            8.  Additional Agreements ..................................... 43
            9.  Employees and Employee Benefit Plans  ..................... 44
            10. Conditions to the Merger .................................. 44
            11. Termination ............................................... 47
            12. Effect of Termination; Payment of Fees .................... 48
        E.  Business of the Reorganized Debtors ........................... 49
            1.  Projected Revenues.  ...................................... 49
            2.  Projected Capital Expenditures ............................ 50
            3.  Interest Expense .......................................... 50
        F.  General Description of Regulatory Matters Relating to the
            Plan .......................................................... 50
            1.  SEC Matters ............................................... 50
            2.  FCC and State Regulatory Matters .......................... 51
        G.  Information Relevant to the Risks Posed to Creditors
            Under the Plan ................................................ 51
            1.  Risk of Delay or Non-Occurrence of the Confirmation
                Date and the Effective Date ............................... 51
            2.  Challenges of Business Integration ........................ 52
            3.  Certain Risks Associated with Arch's Existing Debt and
                Contracts  ................................................ 52
            4.  Transaction Costs ......................................... 53
            5.  Substantial Amortization Charges .......................... 53
            6.  Growth and Acquisition Strategy ........................... 53
            7.  Future Capital Needs; Uncertainty of Additional Funding  .. 54
            8.  Competition and Technological Change ...................... 54
            9.  Government Regulation, Foreign Ownership and Possible
                Redemption ................................................ 55
            10. High Degree of Leverage After the Merger .................. 57
            11. Subscriber Turnover ....................................... 58
            12. Dependence on Third Parties ............................... 58
            13. Possible Acquisition Transactions ......................... 59
            14. Dependence on Key Personnel ............................... 59
            15. Impact of the Year 2000 Issue ............................. 60
            16. No Dividends .............................................. 61
            17. History of Losses ......................................... 61
            18. Volatility of Trading Price ............................... 61
            19. Risks Relating to the Combined Company Projections ........ 62
            20. Certain Federal Income Tax Considerations; Possible
                Loss of Corporate Tax Benefits ............................ 62
            21. Arch's Amended Credit Facility and Indenture
                Restrictions .............................................. 62
            22. Significant Fluctuations in Revenues and Operating
                Results ................................................... 63
            23. Divisional Reorganization of Arch ......................... 64
            24. Anti-Takeover Provisions .................................. 64

V.      SUMMARY OF THE PLAN OF REORGANIZATION ............................. 64
        A.  Description, Classification and Treatment of Claims and
            Interests ..................................................... 64
            1.  Description of Claims Generally ........................... 65
            2.  Estimated Amount of Allowed Claims ........................ 65
            3.  Description of Claims and Interests; Summary of
                Classification and Treatment Thereof ...................... 66
        B.  Conditions to Effective Date .................................. 78
        C.  Means for Implementation of Plan .............................. 79
            1.  Implementation of the Plan ................................ 79
            2.  FCC and State Regulatory Approval ......................... 79
            3.  Amendments to Certificates of Incorporation ............... 80
        D.  Agreements Between the Debtors and Various Third Parties ...... 80
            1.  Distributions Occurring On and After the Effective Date ... 80
            2.  Continuation of Employment Agreements and Benefits
                Agreements ................................................ 83
        E.  Effect of Plan Confirmation ................................... 84
            1.  Revesting of Assets ....................................... 84
            2.  Discharge of Claims and Termination of Interests .......... 84
            3.  Term of Injunctions or Stays .............................. 84
        F.  Executory Contracts and Unexpired Leases ...................... 85
            1.  Rejected Contracts ........................................ 85
            2.  Assumed Contracts  ........................................ 86
            3.  Post-Petition Contracts and Leases ........................ 87
        G.  Other Plan Provisions ......................................... 87
            1.  Management and Operation of the Debtors ................... 87
            2.  Estate Representative ..................................... 87
            3.  Continuation of Committee ................................. 88
            4.  Termination of Subordination Rights and Settlement of
                Related Claims and Controversies .......................... 88
            5.  Sale of Rights Reserve .................................... 89
            6.  Release of Security Interests ............................. 89
            7.  Retention and Enforcement of Causes of Action ............. 89
            8.  Limitation of Liability ................................... 89
            9.  Releases  90
            10. Indemnification Obligations; Directors' and Officers'
                Liability Insurance ....................................... 91
            11. Terms Binding ............................................. 92
            12. Effectuating Documents, Further Transactions, Exemptions
                from Certain Transfer Taxes ............................... 92
            13. Additional Terms of Securities and Other Instruments ...... 93
            14. Severability .............................................. 93

        H.  Ownership and Resale of Securities; Exemption From
            Securities Laws ............................................... 93
            1.  Bankruptcy Code Exemption From Registration Requirements .. 94
            2.  Registration Rights ....................................... 97
        I.  Certain Terms of Reorganization Securities Issued Under Plan .. 97
            1.  General Provisions of the Arch Common Shares .............. 98
            2.  General Provisions of the Arch Class B Common Shares ...... 98
            3.  General Provisions of the Rights .......................... 98
            4.  General Provisions of the Arch Stockholder Rights .........100
            5.  General Provisions of the Arch Warrants ...................101
            6.  General Provisions of the Arch Participation Warrants .....102
        J.  Claims Reconciliation and Objection Process .................. 102
            1.  Bar Date for Administrative Claims ....................... 102
            2.  Objections to Claims ..................................... 103
        K.  Retention of Jurisdiction .................................... 104

VI.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES .......................... 105
        A.  General Tax Considerations ................................... 105
        B.  Tax Consequences to the Debtors .............................. 106
            1.  Cancellation of Debt. .................................... 106
            2.  Limitations on NOL Carryforwards and Other Tax
                Attributes ............................................... 107
            3.  Merger of Communications with and into Merger
                Subsidiary ............................................... 108
            4.  Contribution of All of MobileMedia's Assets to
                Communications ........................................... 108
            5.  Merger of MCCA with and into Delaware Subsidiary ......... 108
            6. Mergers of Subsidiaries of MCCA, Contributions by Merger Subsidiary to MCCA, and Contributions to License Co. LLC
                pursuant to Section 4.2(B) of the Plan ................... 109
        C.  Federal Income Tax Consequences to Arch ...................... 109
        D.  Federal Income Tax Consequences to Holders of Claims and
            Interests .................................................... 109
            1.  Allowed Claims in Class 1, Class 2 and Class 3. .......... 109
            2.  Allowed Class 4 Claims and Class 5 Claims ................ 110
            3.  Allowed Class 6 Claims ................................... 110
            4.  Class 8 Claims and Interests ............................. 113
        E.  Withholding .................................................. 114

VII.    FEASIBILITY OF THE PLAN .......................................... 114

VIII.   CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE
        CODE ............................................................. 115
        A.  The Confirmation Hearing and Objections ...................... 115
        B.  Confirmation Requirements .................................... 115
        C.  Satisfaction of Conditions Precedent to Confirmation
            Under the Code ............................................... 119
            1.  Best Interests Test ...................................... 119

            2.  Acceptance by Impaired Classes ........................... 122
            3.  Confirmation Without Acceptance by All Impaired Classes .. 123
        D.  Voting Instructions .......................................... 124

IX.     OTHER MATTERS .................................................... 125
        A.  Voidable Transfer Analysis ................................... 125
            1.  Fraudulent Transfers ..................................... 125
            2.  Preferences .............................................. 126
        B.  Certain Effective Date Bonuses ............................... 127

X.      RECOMMENDATION ................................................... 127

XI.     CONCLUSION ....................................................... 128

        EXHIBIT A   --  Joint Plan of Reorganization
        EXHIBIT B   --  Agreement and Plan of Merger
        EXHIBIT C   --  Disclosure Statement Approval Order
        EXHIBIT D   --  Financial Statements
        EXHIBIT E   --  Financial Projections
        EXHIBIT F   --  Arch Prospectus

                                    NOTICE

          11 U.S.C. (S) 1125(b) PROHIBITS THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION FROM A HOLDER OF A CLAIM OR INTEREST WITH RESPECT TO SUCH CLAIM OR INTEREST UNLESS, AT THE TIME OF OR BEFORE SUCH SOLICITATION, THERE IS TRANSMITTED TO SUCH HOLDER SUCH PLAN OR A SUMMARY OF SUCH PLAN AND A WRITTEN DISCLOSURE STATEMENT APPROVED, AFTER NOTICE AND HEARING, BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION.

          [THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE BANKRUPTCY COURT.] THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY, AND THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH OR APPROVED OR RECOMMENDED BY, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE, NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR THE STATEMENTS OR INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          ANYTHING HEREIN TO THE CONTRARY NOTWITHSTANDING, THIS DISCLOSURE STATEMENT AND THE STATEMENTS AND INFORMATION CONTAINED HEREIN DO NOT CONSTITUTE AND SHALL NOT BE DEEMED TO CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY OR A PROSPECTUS OR OTHER OFFERING DOCUMENT RELATING TO (I) THE SUBSCRIPTION RIGHTS OF ARCH COMMUNICATIONS GROUP, INC. ("ARCH") REFERRED TO HEREIN THAT ARE BEING OFFERED TO THE DEBTORS' UNSECURED CREDITORS AND, IN CERTAIN CIRCUMSTANCES, TO ARCH'S EXISTING SHAREHOLDERS, (II) THE ARCH COMMON SHARES, ARCH CLASS B COMMON SHARES OR THE ARCH WARRANTS, IF APPLICABLE, ISSUABLE BY ARCH UPON EXERCISE OF SUCH SUBSCRIPTION RIGHTS, (III) THE ARCH COMMON SHARES ISSUABLE BY ARCH UPON EXERCISE OF SUCH ARCH WARRANTS, (IV) CERTAIN OTHER WARRANTS THAT MAY BE ISSUED BY ARCH OR (V) THE ARCH COMMON SHARES ISSUABLE BY ARCH UPON EXERCISE OF SUCH WARRANTS, EACH IN CONNECTION WITH THE SECOND AMENDED JOINT PLAN OF REORGANIZATION ATTACHED HERETO AND DATED AS OF SEPTEMBER 3, 1998. ANY SUCH OFFER SHALL BE MADE ONLY BY A PROSPECTUS FILED AS PART OF A REGISTRATION STATEMENT FILED BY ARCH WITH THE SEC.

                          FORWARD-LOOKING STATEMENTS

          This Disclosure Statement contains forward-looking statements that are made pursuant to the safe harbor provisions of 11 U.S.C. (S) 1125 and of the Private Securities Litigation Reform Act of 1995. Any statements contained herein (including, without limitation, statements to the effect that Arch, the Debtors or their respective managements or boards of directors ''believe'', ''expect'', ''anticipate'', ''plan'' and similar expressions) that are not statements of historical fact should be considered forward-looking statements.
A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Arch, the Debtors, or their respective managements or boards of directors. Achieving the anticipated benefits of the Merger and the Reorganization will depend in significant part upon whether the integration of the two companies' businesses is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that Arch will retain key employees or that Arch will realize any of the other anticipated benefits of the Merger.

          The unaudited Combined Company projections attached hereto as
Exhibit E (the ''Combined Company Projections'') have been prepared jointly by
---------
Arch and the Debtors as a projection of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which neither Arch nor the Debtors have any control. No assurance can be given that any of the assumptions on which the projections are based will prove to be correct. The Combined Company Projections were not prepared with a view to public disclosure or in compliance with (i) published guidelines of the SEC,
(ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) GAAP. Arthur Andersen LLP, the independent public accountants for Arch, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. Ernst & Young LLP, the independent auditors for the Debtors, has neither compiled nor examined such projections and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for and disclaims any association with, such projections. While presented with numerical specificity, such projections are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of Arch and the Debtors and the integration of their operations and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Arch and the Debtors. NEITHER ARCH, ON THE ONE HAND, NOR THE DEBTORS, ON THE OTHER HAND, MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE COMBINED COMPANY PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

                            INTRODUCTORY STATEMENT
                            ----------------------

          THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION DATED AS OF SEPTEMBER 3, 1998 (THE "PLAN"), PROPOSED BY MOBILEMEDIA CORPORATION, MOBILEMEDIA COMMUNICATIONS, INC. AND THE SUBSIDIARIES OF MOBILEMEDIA COMMUNICATIONS, INC., AS DEBTORS AND DEBTORS-IN-POSSESSION (COLLECTIVELY, THE "DEBTORS"), AND SUMMARIES OF CERTAIN OTHER DOCUMENTS RELATING TO THE CONSUMMATION OF THE PLAN OR THE TREATMENT OF CERTAIN PARTIES IN INTEREST, AND CERTAIN FINANCIAL INFORMATION RELATING THERETO. THE PLAN REFLECTS THE PROPOSED MERGER OF MOBILEMEDIA COMMUNICATIONS, INC. WITH AND INTO A NEWLY-FORMED WHOLLY OWNED SUBSIDIARY OF ARCH PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 18, 1998, AS AMENDED BY THE FIRST AMENDMENT THERETO DATED AS OF SEPTEMBER 3, 1998 (AS SO AMENDED, THE "MERGER AGREEMENT"). THIS DISCLOSURE STATEMENT SUPERSEDES THE DISCLOSURE STATEMENT PREVIOUSLY FILED WITH THE BANKRUPTCY COURT ON AUGUST 25, 1998 AND THE PLAN ATTACHED HERETO SUPERSEDES THE PLAN PREVIOUSLY FILED WITH THE BANKRUPTCY COURT ON AUGUST 20, 1998 (THE "PRIOR PLAN").

          WHILE THE DEBTORS BELIEVE THAT THE SUMMARIES CONTAINED HEREIN PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS. BEFORE CASTING A BALLOT, EACH HOLDER OF AN IMPAIRED CLAIM SHOULD REVIEW THE ENTIRE PLAN AND THE MERGER AGREEMENT ATTACHED HERETO, AS WELL AS THE REGISTRATION STATEMENT ORIGINALLY FILED BY ARCH ON AUGUST 25, 1998 WITH THE SEC IN CONNECTION WITH THE RIGHTS OFFERING TO MOBILEMEDIA'S CREDITORS THAT IS BEING UNDERTAKEN BY ARCH (AS AMENDED BY AMENDMENT NO. 1 THERETO DATED SEPTEMBER 16, 1998 AND AS FURTHER AMENDED FROM TIME TO TIME "THE REGISTRATION STATEMENT"). THE TERMS OF THE PLAN AND THE MERGER AGREEMENT GOVERN IN THE EVENT OF ANY INCONSISTENCY WITH THE SUMMARIES CONTAINED IN THIS DISCLOSURE STATEMENT.

          OTHER THAN INFORMATION PROVIDED BY ARCH IN THE REGISTRATION STATEMENT IN CONNECTION WITH THE RIGHTS OFFERING BEING UNDERTAKEN BY ARCH THAT IS DESCRIBED BELOW, NO PARTY IS AUTHORIZED BY THE DEBTORS TO PROVIDE ANY INFORMATION TO THEIR CREDITORS WITH RESPECT TO THE PLAN OTHER THAN THAT CONTAINED IN THIS DISCLOSURE STATEMENT. OTHER THAN AS SET FORTH IN THE REGISTRATION STATEMENT AND THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS,

THEIR ANTICIPATED FINANCIAL POSITION OR OPERATIONS AFTER CONFIRMATION OF THE PLAN OR THE VALUE OF THEIR BUSINESS AND PROPERTY. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO THE DEBTORS, THE DEBTORS OR THEIR ADVISORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT. TO THE EXTENT INFORMATION IN THIS DISCLOSURE STATEMENT RELATES TO ARCH, ARCH OR ITS ADVISORS HAVE PROVIDED THE INFORMATION IN THIS DISCLOSURE STATEMENT.

          THE INFORMATION IN THIS DISCLOSURE STATEMENT IS BEING PROVIDED SOLELY FOR PURPOSES OF VOTING TO ACCEPT OR REJECT THE PLAN OR OBJECTING TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON OR ENTITY FOR ANY OTHER PURPOSE.

          THE DEADLINE FOR VOTING TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M., NEW YORK CITY TIME, ON _______, 1998, UNLESS EXTENDED.

          NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT, EXPRESS OR IMPLIED, IS INTENDED TO GIVE RISE TO ANY COMMITMENT OR OBLIGATION OF THE DEBTORS OR CONFERS UPON ANY PERSON ANY RIGHTS, BENEFITS OR REMEDIES OF ANY NATURE WHATSOEVER (OTHER THAN AS SET FORTH IN THE PLAN), NOR SHOULD THE CONTENTS OF THIS DISCLOSURE STATEMENT BE CONSTRUED AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. HOLDERS OF CLAIMS AND INTERESTS SHOULD CONSULT WITH THEIR OWN ADVISORS.

          EXCEPT AS HEREAFTER NOTED, THE INFORMATION CONTAINED HEREIN IS GENERALLY INTENDED TO DESCRIBE FACTS AND CIRCUMSTANCES ONLY AS OF __________, 1998, AND NEITHER THE DELIVERY OF THE DISCLOSURE STATEMENT NOR THE CONFIRMATION OF THE PLAN WILL CREATE ANY IMPLICATION, UNDER ANY CIRCUMSTANCES, THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT OR COMPLETE AT ANY TIME AFTER THE DATE HEREOF OR THEREOF, OR THAT THE DEBTORS ARE OR WILL BE UNDER ANY OBLIGATION TO UPDATE SUCH INFORMATION IN THE FUTURE.

 I.  INTRODUCTION

      A.  General Background

          MobileMedia Corporation, a Delaware corporation ("MobileMedia"), MobileMedia Communications, Inc., a Delaware corporation ("Communications"), and the subsidiaries of Communications listed on the cover page of this Disclosure Statement, as debtors and debtors-in-possession (the "Debtors"), transmit this Disclosure Statement (the "Disclosure Statement") pursuant to section 1125(b) of title 11, United States Code, 11 U.S.C. (S)(S) 101 et seq. (the "Code"), to all
                                                   -- ----
known impaired creditors of the Debtors in connection with the solicitation of their acceptance of the Debtors' Second Amended Joint Plan of Reorganization dated as of September 3, 1998 (the "Plan"). A copy of the Plan, which has been filed with the Clerk of the Bankruptcy Court, is annexed hereto and made a part hereof as Exhibit A. (Capitalized terms not defined herein have the meanings
          ---------
ascribed to them in the Plan unless otherwise noted.) This Disclosure Statement supersedes and replaces the disclosure statement filed with the Bankruptcy Court on August 25, 1998 and the Plan attached hereto supersedes and replaces the plan of reorganization filed with the Bankruptcy Court on August 20, 1998.

          The Plan proposes a reorganization of the Debtors pursuant to a business combination with a newly-formed wholly owned subsidiary of Arch Communications Group, Inc. ("Arch"), a Delaware corporation. Under the Plan, existing creditors of the Debtors will receive in satisfaction of their claims cash or equity securities of Arch, or will have their claims cured and reinstated pursuant to section 1124 of the Code. There will be no recovery for the Debtors' equity security holders. The proposed business combination is reflected in the Merger Agreement among MobileMedia, Communications, Arch and Farm Team Corp., a wholly-owned special purpose subsidiary of Arch ("Merger Subsidiary"), as amended by the First Amendment thereto dated as of September 3, 1998 (the "First Amendment"). A composite copy of the Merger Agreement reflecting the amendments to the Merger Agreement effected by the First Amendment (the "Composite Merger Agreement") is attached hereto as Exhibit B.
                                                                   ---------

          Pursuant to the Merger Agreement, effective simultaneously with the effectiveness of the Plan, Communications will merge with and into Merger Subsidiary (the "Merger"), with Merger Subsidiary being the surviving company. As consideration for the Merger, the Plan provides for the distribution of (a) approximately $479 million in cash to the Debtors' secured creditors and (b) equity securities and rights to purchase equity securities of Arch to the Debtors' unsecured creditors that will represent, in the aggregate, a [69.3%]/1/ to 82.7% ownership stake in Arch subsequent to the Merger on a Diluted Basis. The precise distribution of these securities will be based on the market price of Arch Common Shares as

-------------------------

/1/ Assumes that the Initial Buyer Market Price is $6.25. It is expected that when the Initial Buyer Market Price Period concludes on September 22, 1998, the Initial Buyer Market Price will be established as $6.25 and the brackets will be removed.

determined during two specified measuring periods. Arch has also agreed to satisfy all of the Debtors' administrative expenses and to assume and satisfy certain liabilities of the Debtors as described below.

          The Debtors' bankruptcy cases under chapter 11 of the Code (the "Cases") are currently pending before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11 of the Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under chapter 11, section 362(a) of the Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under chapter 11. Recognizing the need for representation of unsecured creditors in the reorganization process, section 1102 of the Code provides for the establishment of a creditors' committee. An official committee of unsecured creditors (the "Committee") in the Cases was appointed by the United States Trustee for the District of Delaware on February 10, 1997.

          Confirmation and consummation of a plan of reorganization are the principal objectives of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that voted on the plan. Section 1129(b) of the Code, commonly referred to as the "cramdown" provision, permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations specified under the confirmed plan.

          The Debtors believe the Plan complies with all requirements of the Code and provides the best available recovery to creditors and equity security holders. The Plan also has the support of the Committee, which will recommend to its constituency that it vote to accept the Plan. In addition, the Standby Purchasers, who together hold more than _____ of the _____ in estimated Unsecured Claims, support and have agreed to vote in favor of the Plan as currently proposed. The Debtors urge all impaired creditors to vote to accept the Plan.

      B.  The Debtors; Events Leading up to the Filings

          The Debtors operate one of the largest paging companies in the United States, with approximately 3.2 million units in service as of June 30, 1998. Through their sales offices, nationwide retail distribution network, reseller and company-operated retail stores, the Debtors offer local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. The Debtors market their services primarily under the MobileComm(R) brand name. MobileMedia, a public company, is the ultimate parent company of all the Debtors, and the direct parent of Communications./2/ The Debtors' business is conducted primarily through Communications. Communications and various subsidiaries of Communications hold the Federal Communications Commission ("FCC") licenses and, where applicable, state public utility commission authorizations that grant the Debtors the authority to operate their paging systems.

          The Debtors distribute their paging services using three primary distribution channels: direct, reseller and retail. These three channels are described below. The Debtors' paging and wireless messaging services consist principally of numeric and alphanumeric paging services. As of June 30, 1998, the Debtors had approximately 2.6 million numeric units in service, representing approximately 81% of their subscriber base, approximately .6 million alphanumeric units in service, representing approximately 18% of their subscriber base, with other types of units in service representing the remaining number (less than 1% of their subscriber base).

          Beginning in 1995, MobileMedia grew its business primarily through acquisitions. In August 1995, the Debtors completed the acquisition of the paging and wireless messaging business of Dial Page, Inc. ("Dial Page"); in January 1996, the Debtors completed the acquisition of Mobile Communications Corporation of America ("MCCA"), the paging and wireless messaging unit of BellSouth Corporation. During 1996, the Debtors experienced difficulties executing their post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MCCA into those of MobileMedia. As a result, the Debtors did not achieve expected growth in their subscriber base and revenues, nor did they realize anticipated efficiencies and cost reductions from the elimination of duplicative functions.


-------------------------

/2/ MobileMedia also has five direct and indirect wholly owned non-debtor subsidiaries, Proximity Communications Manager, Inc. (formerly named Locate Manager, Inc.), Proximity Communications, Inc. (formerly named Local Area Telecommunications, Inc.), Locate-1, Inc., Proximity Communications, L.L.C. (formerly named Locate L.L.C.) and Personal Communication Network Services of New York, Inc. (collectively, the "Locate Entities"). The Locate Entities are no longer doing business, have reached an agreement with their known creditors (other than taxing authorities) and currently intend to file chapter 11 cases to wind up their businesses. See Section II.A.1.(e).
                           --- ------------------

          During 1996, the Debtors' financial position deteriorated. As of September 30, 1996, Communications was in violation of certain financial covenants under its $750 million senior secured credit agreement (as amended, the "1995 Credit Agreement"), which resulted in a default under the 1995 Credit Agreement and precluded Communications from borrowing additional funds thereunder. Communications' obligations under the 1995 Credit Agreement are guaranteed by MobileMedia and by all the subsidiaries of Communications. In the fall of 1996, the Debtors commenced negotiations with The Chase Manhattan Bank, the agent (the "Pre-Petition Agent") for the lenders (the "Pre-Petition Lenders") under the 1995 Credit Agreement, regarding the terms of a possible financial restructuring.

          In press releases issued on September 27 and October 21, 1996, the Debtors disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of their approximately 8,000 local transmission one-way paging stations. The Debtors caused an investigation to be conducted by their outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. The results of an expanded investigation were submitted to the FCC on November 8, 1996. As discussed below, the Debtors are still in the process of resolving these issues with the FCC.

          In November and December of 1996, the Debtors sought to modify payment terms with certain of their larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, Inc. ("Motorola"), the Debtors' largest supplier of pagers and pager repair parts, informed the Debtors that it would require credit support to assure payment of approximately $35 million past due accounts payable and would refuse to accept orders for products or services from, and refuse to make shipments to, the Debtors pending resolution of the matter. Subsequently, Glenayre Electronics, Inc. ("Glenayre"), the Debtors' primary supplier of paging terminals, transmitters and related parts, and NEC America Inc. ("NEC") and Panasonic Communications & Systems Company ("Panasonic" and, together with Motorola, Glenayre and NEC, the "Key Suppliers"), the Debtors' secondary suppliers of pagers, also made demands on the Debtors for payment of their past due accounts in the aggregate amount of $11.8 million.

          On November 1, 1996, the Debtors failed to make a scheduled interest payment of approximately $11.8 million on their 9 % Senior Subordinated Notes due November 1, 2007 (the "9 % Notes"), which failure was not cured during the thirty day grace period ending November 30, 1996. In addition, in December 1996 and January 1997, the Debtors failed to make scheduled interest payments in the aggregate amount of approximately $13.4 million under the 1995 Credit Agreement.

          Negotiations between the Debtors and the Pre-Petition Lenders, the holders of the 9/3/8/% Notes and certain other outstanding notes (collectively, the "Notes") and the Key Suppliers continued through late 1996. When it became apparent that the Debtors would be unable, among other things, to reach agreements with the Key Suppliers to resume shipments of critical inventory and equipment or to reach agreement with the Pre-Petition Lenders and the holders of the Notes on the terms of a restructuring of their indebtedness outside of chapter 11, the Debtors concluded that they had no practical alternative other than to seek protection under chapter 11 of the Code.

          On January 30, 1997 (the "Petition Date"), each of the Debtors filed a voluntary petition for reorganization under chapter 11 of the Code with the Bankruptcy Court. During the Cases, the Debtors' management has continued to manage the operations and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court.

      C.  The Disclosure Statement; Voting Requirements

          [This Disclosure Statement has been approved by the Bankruptcy Court pursuant to an order dated ___________, 1998 (the "Disclosure Statement Approval Order") as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical of the holders of impaired Claims to make an informed judgment with respect to voting to accept or reject the Plan.
A copy of the Disclosure Statement Approval Order is attached hereto as Exhibit
                                                                        -------
C.]  This Disclosure Statement is being transmitted in connection with the Plan
-
to provide adequate information to enable holders of Claims entitled to vote on the Plan ("Voting Claims") to make an informed judgment with respect to such vote.

          APPROVAL BY THE BANKRUPTCY COURT OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN ENDORSEMENT OF ANY OF THE REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT OR IN THE PLAN, NOR DOES IT CONSTITUTE AN ENDORSEMENT OF THE PLAN ITSELF.

          EACH HOLDER OF A VOTING CLAIM SHOULD CAREFULLY REVIEW THE MATERIAL SET FORTH IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO IN ORDER TO MAKE AN INDEPENDENT DETERMINATION AS TO WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.
IN ADDITION, ALTHOUGH THE DEBTORS HAVE MADE EVERY EFFORT TO BE ACCURATE HEREIN, EACH HOLDER OF A VOTING CLAIM SHOULD APPROPRIATELY REVIEW THE ENTIRE PLAN AND THE EXHIBITS THERETO BEFORE CASTING A BALLOT.

          Accompanying this Disclosure Statement are:

          1.   A copy of the Plan (attached hereto as Exhibit A)/3/;
                                                      ---------


-------------------------

/3/ Schedule 1 to the Plan is attached thereto. The exhibits to the Plan have been filed with, and are available for inspection at, the office of Clerk of the Bankruptcy Court.

          2.  A copy of the Composite Merger Agreement (attached hereto as

     Exhibit B)/4/;
     ---------

          3. A copy of the Disclosure Statement Approval Order (attached hereto as Exhibit C);
        ---------

          4. A copy of the audited consolidated financial statements of Communications as of December 31, 1996 and 1997 and for the years ended December 31, 1995, 1996 and 1997, and the unaudited financial statements of Communications as of June 30, 1998 and for the six-month periods ended June 30, 1997 and 1998 (attached hereto as Exhibit D);
                                           ---------

          5. A copy of (a) unaudited financial projections relating to the
          Reorganized   Debtors and Arch on a combined basis and (b) unaudited
          pro forma historical condensed consolidated financial statements of the Reorganized Debtors and Arch on a combined basis (attached hereto as Exhibit E);
             ----------

          6. A ballot for accepting or rejecting the Plan by the holders of Voting Claims (the "Ballot");

          7. The notice approved by the Bankruptcy Court for impaired creditors that states, among other things, the time fixed by the Bankruptcy Court for:

               (a) returning Ballots reflecting acceptances and rejections of the Plan;

               (b) the hearing on confirmation of the Plan (the "Confirmation
                   Hearing");

               (c) filing objections to confirmation of the Plan;

               (d) the filing of administrative claims by certain parties;

               (e) filing claims arising from the rejection of leases and executory contracts; and

               (f) filing objections to the Debtors' proposed cure payments in connection with assumed leases and executory contracts.


-------------------------

/4/ Schedules I, II, III and IV to the Merger Agreement are attached thereto. The exhibits to the Merger Agreement have been filed with, and are available for inspection at, the office of Clerk of the Bankruptcy Court.

          8. A Preliminary Prospectus included in the Registration Statement described more fully in Section V.I.3 below, which Preliminary Prospectus
                             -------------
     is being provided by Arch and is attached hereto as Exhibit F./5/
                                                         ---------

          Holders of impaired Claims in Classes 4, 5 and 6 are entitled to vote on the Plan. TO BE COUNTED, YOUR VOTE MUST BE RECEIVED ON OR BEFORE 5:00 P.M. (NEW YORK CITY TIME) ON ___________________, 1998 (THE "VOTING DEADLINE"). Signed Ballots should be sent by the Voting Deadline by hand delivery, first class mail postage prepaid or recognized overnight courier to:

          Bankruptcy Services, Inc.
          70 E. 55th Street, 6th Floor
          New York, NY  10022-3222
          Attention:  Kathy Gerber

Ballots received by facsimile will not be counted.
                                   ---

      D.  Sources of Information

          The information contained in this Disclosure Statement was derived from (i) the Debtors' and Arch's books and records (such as their general purpose financial statements, books of account and corporate records), (ii) the Debtors' and Arch's public filings and (iii) consultations with the Debtors' and Arch's officers, senior management, key personnel and various of their outside professionals, including accounting and financial advisors.

      E. General Terms of the Business Combination between the Debtors and Arch and of the Treatment Under the Plan of Holders of Claims and Interests.

          The following summary is qualified in its entirety by reference to the Plan and to the more detailed description of provisions for the Classes created under the Plan set forth in Section V, "Summary of the Plan of Reorganization".
                            ---------
This Disclosure Statement contains only a summary of the terms of the Plan. It is the Plan and not this Disclosure Statement that governs the rights and obligations of the parties.

          The Plan proposes a merger of the Debtors with a subsidiary of Arch pursuant to the Merger Agreement. On the Effective Date of the Plan, MobileMedia will contribute its assets to Communications and then dissolve, and Communications will merge with and into Merger Subsidiary, a wholly owned subsidiary of Arch, and will continue to operate as a wholly-owned operating subsidiary of Arch. Arch is described in Section III.
                                          -----------


-------------------------

/5/ Such Preliminary Prospectus will be replaced by the Final Prospectus included in such Registration Statement at the time such Registration Statement becomes effective under the Securities Act of 1933.

          The Plan provides for separate classes of Claims and Interests (individually, a "Class" and collectively, the "Classes"). The following chart provides a summary of the classification and treatment of the Classes under the
Plan.   As illustrated therein, holders of secured, administrative and priority
Claims will be paid in cash in full the Allowed amount of their Claims or will be unimpaired./6/ Holders of unsecured non-priority Claims will receive Arch equity securities and rights to purchase additional Arch equity securities. Finally, the holders of equity interests in MobileMedia and of certain claims subordinated by law will receive no distributions under the Plan.



                                   Summary Chart of Claims and Interests/7/
                                                                        ---
                                            Estimate of Aggregate
                                            Allowed Claim Amount
Class        Description                    (as of _____, 1998)               Treatment of Allowed Claims
-----        -----------                    ---------------------             ---------------------------
N/A          Administrative Claims                                            Paid in full in cash

N/A          Priority Tax Claims                                              Paid in full in cash or over time under
                                                                              1129(a)(9)(C)
1            Priority Claims                                                  Paid in full in cash

2            Misc. Secured Claims                                             Unimpaired

3            Customer Refund Claims                                           Unimpaired

4            Secured Claims under                                             Paid in full in cash
             1995 Credit Agreement

5            Dial Page Notes                                                  Paid in full in cash

6            Non-Priority Unsecured Claims                                    Arch Stock and Rights (or, if a Class 6 Claim is
                                                                              Allowed after the distribution of Rights, such holder
                                                                              will receive cash in lieu of Rights)

7            Note Litigation Claims                                           No distribution

8            Common Stock Claims and                                          No distribution
             Interests

9            Subsidiary Claims and Interests                                  No distribution


          The holders of Allowed Class 6 Claims (non-priority Unsecured Claims) will receive Arch equity securities and rights (described below) to purchase additional Arch equity


-------------------------

/6/  As discussed in Section VIII.C.2., "impairment" is a technical concept
                     -----------------
under the Code that refers to any change in the contractual or other rights of a creditor or interest holder. Only the holders of Claims and Interests that are impaired under the Plan and are receiving distributions under the Plan are entitled to vote on the Plan.

 /7/ The estimates set forth in this table are for descriptive purposes only, and do not and shall not constitute an admission as to the Debtors' obligations with respect to any Claim.

securities, which distributions will vary depending on certain factors discussed below. Specifically, the holders of Allowed Claims in Class 6 will receive from
Arch:

          (i) Arch Common Shares that will represent between approximately 9.7%-[17.2]%/8/ of the total number of Arch Common Shares (on a Diluted Basis) outstanding immediately following the Merger (subject to adjustment as described in Section V.A.3), and
                                        -------------

          (ii) Pursuant to a registration statement filed by Arch with the SEC on August 25, 1998 (as amended by Amendment No. 1 thereto dated September 16, 1998 and as further amended from time to time, the "Registration Statement"), transferable rights (the "Rights") to purchase for cash "Units" comprised of (a) Arch Common Shares or, only for a few large holders of Allowed Class 6 Claims and under certain circumstances described below, Arch Class B Common Shares (together, "Arch Capital Shares") that will represent between approximately [52.1%-73.1%]/9/ of the total number of Arch Capital Shares (on a Diluted Basis) outstanding immediately following the Merger (the ''Rights Offering'') and (b) as long as the Buyer Market Price of Arch Common Shares (as described in Section V.I.3 below) is not less than
                                         -------------
          $6.25, warrants ("Arch Warrants") to acquire Arch Common Shares equal to 2.5% of the total number of Arch Capital Shares (on a Fully Diluted Basis) outstanding immediately following the Merger. If the Buyer Market Price of Arch Common Shares is less than $6.25, no Arch Warrants will be included in the Units. The subscription price of the Rights (the "Rights Exercise Price") will be 80% of the lower of two "Buyer Market Prices" (with a minimum subscription price of $2.00) as determined during two separate pricing periods./10/

     In lieu of the foregoing treatment, however, any holder of a Claim in Class 6 of $1,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of


-------------------------

/8/ Assumes that the Initial Buyer Market Price is $6.25. It is expected that when the Initial Buyer Market Price Period concludes on September 22, 1998, the Initial Buyer Market Price will be established as $6.25 and the brackets will be removed.

/9/ Assumes that the Initial Buyer Market Price is $6.25. It is expected that when the Initial Buyer Market Price Period concludes on September 22, 1998, the Initial Buyer Market Price will be established as $6.25 and the brackets will be removed.

/10/  As addressed in Section V.I.3, the Buyer Market Price will be determined
                      -------------
based on the pricing mechanism set forth in Schedule II to the Merger Agreement (the "Pricing Mechanism").

$1,000, such holder may elect to have its Claim reduced to and Allowed at $1,000 and receive $500 in cash.

          Arch is raising the funds to make the cash distributions provided for under the Plan, through, in part, the Rights Offering described above, which offering is required to yield proceeds of $217 million. In order to ensure that $217 million is so raised, four groups of the Debtors' unsecured creditors (the "Standby Purchasers") have agreed generally to exercise all the Rights distributed to them as holders of Allowed Class 6 Claims and to purchase any Units not otherwise purchased through the exercise of Rights. In consideration of these agreements, Arch will distribute Arch Warrants to the Standby Purchasers that will enable them to purchase approximately 2.5% of the total number of Arch Capital Shares (on Fully Diluted Basis) outstanding immediately following the Merger. If a Rights Offering Adjustment shall have occurred, the Standby Purchasers will be distributed Arch Participation Warrants (described below) in lieu of Arch Warrants.

          In connection with the Plan and the Merger Agreement, Arch also intends to issue certain securities to its existing shareholders. If no Rights Offering Adjustment has occurred (i.e., the "Buyer Market Price" of Arch Common
                                  ----
Shares is $6.25 or greater), Arch will issue Arch Warrants to its existing shareholders for the purchase of 7% of the outstanding Arch Common Shares on a Fully Diluted Basis. If a Rights Offering Adjustment has occurred, the existing shareholders of Arch will receive and be entitled to exercise, in lieu of these Arch Warrants, rights ("Arch Stockholder Rights") to purchase Arch Common Shares at the same exercise price applicable to the Rights issued to holders of Allowed Class 6 Claims. Each Arch shareholder that does not exercise its Arch Stockholder Rights will have issued to it warrants (collectively, the "Arch Participation Warrants") to purchase an equal number of Arch Common Shares. If issued and fully exercised, the Arch Stockholder Rights and Arch Participation Warrants issued to Arch's existing shareholders will, when coupled with Arch's existing shareholders' current holdings of Arch Capital Shares, enable these shareholders to own 32.175% of the Arch Capital Shares, on a Fully Diluted Basis, outstanding immediately after the Effective Date.

          The following chart indicates, in summary form, the distributions that
                                         ---------------
will be made to holders of Allowed Class 6 Claims, the Standby Purchasers and existing Arch shareholders in connection with the Plan and the Merger Agreement. Reference should be made to the relevant provisions of this Disclosure Statement, the Plan and the Merger Agreement for a more complete description thereof.

----------------------------------------------------------------------------------------------------------------
                           Allowed Class 6              Arch Shareholders              Standby Purchasers
                             Claims/11/
                   =============================================================================================








/11/ In lieu of this treatment, holders of smaller Allowed Class 6 Claims may receive up to $500 in cash. See Section V.A.3.
                                 -------------

----------------------------------------------------------------------------------------------------------------
 Distributions       1.  Subject to downward      Arch Warrants to purchase      In addition to their
 if  the             adjustment, 14.345           Arch Common Stock equal        distributions as holders of
 Rights              million shares of  Arch      to 7% of the outstanding       Allowed Class 6 Claims, Arch
 Exercise            Common Stock                 Arch Capital Stock on a        Warrants to purchase Arch
 Price is $5         (constituting 17.2% of       Fully Diluted Basis.  The      Common Stock equal to 2.5%
 (80% of the         the outstanding Arch         Arch Warrants would have       of the outstanding Arch
 Buyer               Capital Stock on a           an exercise price of $8.19.    Capital Stock on a Fully
 Market              Diluted Basis)./12/                                         Diluted Basis.  The Arch
 Price, if                                                                       Warrants would have an
 such Price          2.  Rights, each with an                                    exercise price of $8.19.
 is                  exercise price of $5, to
 established         purchase:
 as $6.25):            a.  43.4 million shares
                           of  Arch Common
                           Stock (constituting
                           52.1% of the
                           outstanding Arch
                           Capital Stock on a
                           Diluted Basis).

                       b.  Arch Warrants to
                           purchase Arch
----------------------------------------------------------------------------------------------------------------

-------------------------

/12/  In the Proxy Statement described in Section IV.D.2, Arch recently made
                                          --------------
 public its intention to seek shareholder approval to undertake a reverse stock split. In the event this reverse stock split is approved and is undertaken, technical amendments will be made to the Plan, Merger Agreement and associated documents to reflect the necessary technical adjustments.


----------------------------------------------------------------------------------------------------------------
                     Allowed Class 6 Claims       Arch Shareholders              Standby Purchasers

                   ---------------------------------------------------------------------------------------------
                   ---------------------------------------------------------------------------------------------
Distributions if     1.  Subject to downward      Arch Stockholder Rights to     In addition to their
Rights Exercise      adjustment, 14.345           purchase Arch Common           distributions as holders of
Price is less        million shares of Arch       Stock to enable Arch's         Allowed Class 6 Claims, Arch
than $5 (which       Common Stock                 existing shareholders to       Participation Warrants to
Price will equal     (constituting 9.7%-          own (together with their       purchase Arch Common
80% of the           17.2% of the                 existing holdings) 32.175%     Stock equal to 2.5% of the
Buyer Market         outstanding Arch             of the outstanding Arch        outstanding Arch Capital
Price but            Capital Stock on a           Capital Stock on a Fully       Stock. on a Fully Diluted
cannot be less       Diluted Basis).              Diluted Basis.  The exercise   Basis.  The exercise price of
than $2.00):                                      price of the Arch              these warrants would equal
                     2.  Rights priced at 80%     Stockholder Rights would       the Rights Exercise Price plus
                     of an average trading        equal the Rights Exercise      an amount equal to a 20%
                     value of Arch Common         Price                          return thereon from the
                     Stock during the                                            Effective Date of the Plan
                     "Second Buyer Market         Arch shareholders will         through  September 1, 2001.
                     Price Period" (with a        receive, for each
                     minimum price of             unexercised Arch
                     $2.00), to purchase 43.4     Stockholder Right, an Arch
                     - 108.5 million shares of    Participation Warrant to
                     Arch Common Stock            purchase one share of Arch
                     (52.1%-73.1% of the          Common Stock.  The
                     outstanding Arch             exercise price of  the Arch
                     Capital Stock on a           Participation Warrants
                     Diluted Basis).              would equal the applicable
                                                  Rights Exercise Price plus
                                                  an amount equal to a 20%
                                                  return thereon from the
                                                  Effective Date of the Plan
                                                  through September 1, 2001.
----------------------------------------------------------------------------------------------------------------



      F.  Conditions to Effectiveness of the Plan

          The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan. The Code imposes a number of voting and other requirements on the confirmation of a plan. These Code requirements are described in Section VIII,
                                                                  ------------
"Conditions Precedent to Confirmation of the Plan under the Code".

          In addition, certain conditions specified in the Plan and the Merger Agreement must be satisfied or waived prior to the Effective Date of the Plan in order for the Merger to be consummated and the Plan to become effective. As discussed in Sections II.A.8 and IV.F.2, one such condition is that the transfer
             ---------------     ------
of the Debtors' FCC licenses and authorizations as contemplated by the Merger has been approved by the FCC, including pursuant to a doctrine known as Second
                                                                        ------
Thursday. A summary of these conditions is set forth in Section V.B, "Conditions
--------                                                -----------
to Effectiveness of the Plan" and in Section IV.D, "Summary of the Merger
                                     ------------
Agreement," and reference is made to the terms of the Plan and the Merger Agreement, which are attached hereto as Exhibits A and B, respectively.
                                        ----------     -

 II. DESCRIPTION OF THE DEBTORS

      A.  Background Information Regarding the Debtors

          The following information provides a brief summary of the business of the Debtors./13/ Attached hereto as Exhibit D are the 1996 and 1997 audited
                                     ---------
consolidated financial statements of Communications, which provide certain historical financial information regarding the Debtors. In addition, since the Petition Date, the Debtors have filed Monthly Operating Reports with the Office of the United States Trustee for the District of Delaware (the "Operating Reports"), and have filed a copy of each Operating Report with the SEC as an
exhibit to a Current Report on Form 8-K.   Financial statements included in the
Debtors' periodic reports for all periods since February 1997 were not been prepared in accordance with generally accepted accounting principles ("GAAP") due to the Debtors' inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121, are unaudited and have been revised periodically based on subsequent determinations of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of Communications attached hereto as Exhibit D reflect
                                                          ---------
adjustments from the unaudited statements, including, but not limited to, an impairment adjustment of $792.5 million recorded as of December 31, 1996.



      1.  Overview of the Debtors' History and Operations.
          -----------------------------------------------

          (a) The MTI Acquisition. The Debtors' business originally derives from the paging business formed by MetroMedia Telecommunications, Inc. through numerous acquisitions in the 1980's. In 1987, SBC Communications, Inc. ("SBC"), formerly Southwestern Bell Corporation, acquired MetroMedia Telecommunications, Inc. ("MTI'') and continued to operate the paging business under the "MetroMedia'' name.

          On December 30, 1992, Local Area Telecommunications, Inc. ("Locate") entered into a stock purchase agreement (the "MTI Purchase Agreement") to acquire the stock


-------------------------

/13/ Because MobileMedia was unable to comply with certain accounting requirements and, therefore, to issue audited financial statements in compliance with generally accepted accounting principles, it was unable to file its Report on Form 10-K for the year ending December 31, 1996 or its Report on Form 10-Q for the fiscal quarter ending March 31, 1997. Accordingly, MobileMedia was unable to comply with the continued listing requirements of the NASDAQ National Market ("NASDAQ") and, on June 3, 1997, MobileMedia voluntarily delisted its Class A Common Stock from the NASDAQ. Since the filing of the September 1996 Form 10-Q, MobileMedia has not filed any periodic reports under the Securities and Exchange Act of 1934, as amended, other than Current Reports on Form 8-K. The 1996 and 1997 audited consolidated financial statements of Communications attached hereto as Exhibit D were not completed until August 20, 1998.
                   ---------
of MTI from SBC for $308 million, subject to certain adjustments (the "MTI Acquisition''). MobileMedia and the predecessor of Communications (the "Predecessor") were formed by Locate in September 1993 to effect the MTI Acquisition. Locate's rights under the MTI Purchase Agreement were contributed to MobileMedia in exchange for which MobileMedia issued 4,375,000 shares of Class B Common Stock to Locate, and MobileMedia's rights under the MTI Purchase Agreement were contributed to the Predecessor.

          In order to provide a portion of the financing for the MTI Acquisition, Locate and MobileMedia entered into a stock purchase agreement with Hellman & Friedman Capital Partners II, L.P. and certain other investors (collectively, the "H&F Investors"), dated as of October 11, 1993, as amended (the "H&F Purchase Agreement"). Pursuant to the H&F Purchase Agreement and concurrently with the consummation of the MTI Acquisition, MobileMedia sold to the H&F Investors for $150 million (i) 14,999,995 shares of Class A Common Stock of MobileMedia and (ii) warrants to purchase 456,283 shares of Class A Common Stock of MobileMedia at $.001 per share (the "H&F Investment"). The proceeds of the H&F Investment were contributed by MobileMedia to the Predecessor, and the Predecessor used such proceeds, the net proceeds from the issuance of $210,000,000 aggregate principal amount at maturity of 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003 (the "10 1/2% Notes") and initial borrowings under a bank credit facility to pay the purchase price and transaction fees and expenses incurred in connection with the MTI Acquisition. Concurrently, the Predecessor merged with and into MTI, with the result that MTI became a wholly owned subsidiary of MobileMedia, and MTI was renamed "MobileMedia Communications, Inc." As a result of the MTI Acquisition, Communications had approximately 1.2 million units in service as of December 31, 1993.

          (b) The Dial Page Acquisition. On August 31, 1995, Communications purchased the paging and wireless messaging business of Dial Page, Inc. (the "Dial Page Acquisition"). The purchase price of the Dial Page Acquisition was largely financed through an initial public offering of 8,800,000 shares of MobileMedia Class A Common Stock which, at a price to the public of $18.50 per share, generated net proceeds of approximately $151.9 million, which proceeds were contributed to Communications. The total purchase price of the Dial Page Acquisition was $187.4 million, which included the assumption of $85 million outstanding principal amount of the Dial Page 12 1/4% Senior Notes due 2000 (the "Dial Page Notes"). Concurrently with the transaction, Communications repurchased all but approximately $1.6 million of the Dial Page Notes. The Dial Page Acquisition added approximately 0.4 million units in service in the southeastern United States to Communications' subscriber base.

          (c) The MobileComm Acquisition. On January 4, 1996, Communications purchased MCCA (the "MobileComm Acquisition"), the paging and wireless messaging unit of BellSouth Corporation ("BellSouth"), and an associated nationwide two-way narrrowband 50/12.5 kHz PCS license. The purchase price for the MobileComm Acquisition was $928.7 million. The purchase price of the MobileComm Acquisition was financed by (i) MobileMedia's public offering of 15,525,000 shares of Class A Common

Stock which, at a price to the public of $23.75 per share, generated net proceeds of approximately $354.9 million, of which $340 million was contributed by MobileMedia to Communications, (ii) a concurrent public offering by Communications of $250 million aggregate principal amount at maturity of 9 % Notes and (iii) loan facilities aggregating $750 million, consisting of a $550 million secured term loan facility and a $200 million secured revolving loan facility (the "1995 Credit Facility"), evidenced by the 1995 Credit Agreement. $500 million of the secured term loan facility was used as consideration for the MobileComm Acquisition. $50 million of the 1995 Credit Facility was used to repay Communications' former credit facility. The MobileComm Acquisition added approximately 1.7 million units in service to the Debtors' subscriber base.

          (d) Post-Acquisition Operations. Since consummating the Dial Page Acquisition and the MobileComm Acquisition, the Debtors have experienced difficulties integrating the acquired businesses and have experienced serious financial difficulties. During 1996, the financial results of the Debtors were negatively impacted by the continuing costs and increased subscriber "churn" associated with the attempt to integrate the business operations of MobileComm and Dial Page with the preexisting business of the Debtors./14/

          Since the Petition Date, the Debtors have been engaged in restructuring their operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls, management information systems conversion and customer service. The Debtors also have undertaken cost reduction analyses and have taken actions that have the objective of reducing telecommunications, subcontracting and lease expenses, among others. In addition, the Debtors have sought to refocus their marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and are continuing to change their management structure with the objective of establishing profit and loss accountability in each market.

          (e) The Locate Entities. As noted above, the Locate Entities are five subsidiaries of MobileMedia that ceased doing business in 1996 but that did not file bankruptcy petitions with the Debtors. The Locate Entities formerly operated as a competitive access provider, providing (i) local digital microwave distribution services and facilities to large corporations and to interexchange and other common carriers, and (ii) local, long distance and international
switched services.   The assets of the Locate Entities were sold in a series of transactions, culminating in a sale to WinStar Communications, Inc. ("WinStar") in October 1996 of substantially all the remaining assets of the Locate Entities in exchange for notes payable by WinStar in the principal amount of $17.5 million (the "WinStar Notes"). On April 7, 1997, WinStar paid the amounts owing on the WinStar Notes,


-------------------------

/14/ "Churn", typically measured on a monthly basis, is the percentage loss of a paging company's subscriber base. Because of the various expenses associated with churn, and because of the fact that it may be indicative of operational problems, it is highly desirable for a paging company to maintain a low churn rate.

except for certain amounts withheld to cover liabilities for New York City commercial rent taxes, New York State bulk sales taxes and certain property taxes.

          MobileMedia believes that the liabilities of the Locate Entities exceed their assets. Since the Petition Date, MobileMedia has been working with officers of the Locate Entities (including Joseph A. Bondi, also a MobileMedia officer) to quantify potential liabilities against the Locate Entities. In particular, the Locate Entities are working with their financial advisors to assess and establish an appropriate reserve for outstanding and potential tax liabilities. In addition to existing and potential tax claims, the Locate Entities are aware of the following creditors of the Locate Entities and their claimed amounts: (i) Hellman & Friedman Capital Partners II, L.P. ("Hellman & Friedman"), a significant shareholder of MobileMedia, for the principal amount of $7.3 million, plus $2.69 million of interest from February, 1995 through December 31, 1997, based on certain promissory notes executed by one of the Locate Entities in 1995; (ii) certain trusts of which G. Jeffrey Mennen is a trustee (collectively, "Mennen"), for the aggregate principal amount of $10 million, together with an unspecified amount of interest thereon (currently estimated to be approximately $3 million), based on promissory notes executed by one of the Locate Entities in 1994 (collectively, "Mennen Claims");
(iii) R. Craig Roos, a former officer of the Locate Entities, for approximately $2.6 million, based on severance and related claims under an employment agreement; and (iv) Kenneth Curtin, a former officer of the Locate Entities, for approximately $1 million based on severance and related claims under an employment agreement. Hellman & Friedman asserts that its claims are senior to the Mennen Claims by virtue of a subordination agreement among Hellman & Friedman, Mennen and Locate. In addition, MobileMedia has asserted a claim for reimbursement against the Locate Entities in the approximate amount of $50,000.

          To date, the Locate Entities have paid approximately $1.1 million to various taxing authorities and have made two interim distributions to their creditors (other than MobileMedia) in the aggregate amount of $718,479, as follows: Jerry McAndrews (no longer a creditor of the Locate Entities) -- $25,000; John Davenport (who is believed no longer to be a creditor of the Locate Entities) -- $2,216; Kenneth Curtin -- $191,263; R. Craig Roos -- $200,000; Mennen -- $150,000; and Hellman & Friedman -- $150,000. Such payments and interim distributions will reduce amounts ultimately to be distributed to such creditors. Substantially all of such interim distributions were made without prejudice to any rights of the Locate Entities. The Locate Entities expressly reserved their rights to dispute such claims of creditors, and substantially all of the interim distributions to creditors were made expressly subject to recovery if such claims are not ultimately established.

          In addition to the claims described above, one of the Locate Entities is a named defendant in a lawsuit currently pending in New York Supreme Court relating to claims by two individuals seeking damages of $65 million for defamation and intentional infliction of emotional distress in connection with alleged false and defamatory statements transmitted over an electronic paging network. The Locate Entities believe that the plaintiffs' allegations are without merit and are vigorously defending the action.

          It is currently anticipated that the Locate Entities will be liquidated pursuant to a chapter 11 filing in order to effect a consensual allocation and distribution of assets to their creditors. In December 1997, Kensington & Ressler L.L.C. was retained as outside counsel to assist management of the Locate Entities in resolving with their known creditors all issues relating to the validity, extent and priority of claims against the Locate Entities. A consensual resolution of these issues was reached and is reflected in a Creditor Agreement dated as of September 2, 1998 among the Locate Entities, MobileMedia, Hellman & Friedman, Mennen, Mr. Roos and Mr. Curtain. Other than such known creditors, MobileMedia is not aware of any claims against the assets of the Locate Entities by any creditors of the Debtors. It is anticipated that the liquidation of the Locate Entities will be completed prior to the Effective Date of the Plan.

           2.  Networks and Licenses.
               ---------------------

          (a) General. The Debtors operate local, regional and national paging networks. The Debtors' networks enable customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides the Debtors with an advantage over certain competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, who frequently demand national network coverage from their paging service provider.

          Although the Debtors' networks provide local, regional and national coverage, the Debtors' networks operate over numerous frequencies and are subject to some capacity constraints in certain geographic markets. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Certain of the Debtors' networks utilize older technologies and are comparatively costlier to operate. Although the capacity of the Debtors' network infrastructure varies significantly market-by-market, customer usage of the Debtors' systems is close to capacity in several markets, thus limiting future growth in such markets in the absence of additional capital investment.

          The Debtors are seeking to improve overall network efficiency through the deployment of new paging terminals, the consolidation of subscribers on fewer, higher capacity networks and increasing the transmission speed (baud rate) of certain of their existing networks. The Debtors believe their investments in their network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

          (b) Nationwide wireless networks. The Debtors operate two nationwide 900 MHz networks. As part of the MobileComm Acquisition, the Debtors acquired MCCA's fully operational nationwide wireless network (the "8875 Network"), which was upgraded in 1996 to incorporate high-speed FLEX technology developed by Motorola. In addition, in 1996, the Debtors completed the construction of a second nationwide network that uses FLEX technology (the "5375 Network"). The use of FLEX/TM/ technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

          (c) Nationwide two-way narrowband PCS networks. Narrowband PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. The Debtors purchased five regional licenses through the FCC's 1994 auction of narrowband PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm Acquisition, the Debtors acquired a second two-way narrowband PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

          In order to retain their narrowband PCS licenses, the Debtors must comply with certain minimum build-out requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, the Debtors are required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm Acquisition, the Debtors are required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. The Debtors estimate that the costs of these minimum build-outs (which would not be sufficient for the Debtors to provide significant narrowband PCS applications) could be as much as approximately $9 million. The Debtors have concluded that, given the expected high demand for nationwide alphanumeric services, the potential demand for guaranteed receipt services and the Debtors' high fixed costs for maintaining and building out their existing networks, the most economical means for satisfying projected demand is for the Debtors to construct a fully operational narrowband PCS network with ReFLEX 25 capability. The Debtors estimate that they will be able to complete the construction economically relative to other methods of network construction using their existing nationwide network infrastructure and supplementing it with additional transmitters and with receivers. On May 12, 1998, the Bankruptcy Court authorized the Debtors to expend up to $16 million during 1998 in connection with the buildout of the network necessary to support narrowband PCS services.

           3.  Paging and Messaging Services and Products.
               ------------------------------------------

          (a) Paging and Messaging Services. The Debtors currently offer a variety of paging and messaging services. To send a page to a subscriber of the Debtors, a party must initiate contact with a paging terminal. This is typically accomplished, depending on the type of paging service, by use of a touch-tone telephone, with the assistance of an operator employed by or working on behalf of the Debtors or through software loaded onto the sender's personal computer, an input device or the Internet. The paging terminal then sends an encoded message to the Debtors' transmitter network, which broadcasts the call
to its geographic service area.   This broadcast signal is received by the
subscriber's pager, which
decodes the information, alerts the subscriber and displays the message received. The main paging services offered by the Debtors are:

                    .  Numeric (Digital Display) Paging Service. Numeric paging service permits a caller, using a touch-tone telephone, to transmit to a subscriber a numeric message consisting of a telephone number, an account number or coded information. Numeric pagers have memory capability to store several such numeric messages which can be recalled by a subscriber when desired. As of June 30, 1998, the Debtors had approximately 2.6 million numeric units in service.

                    .  Alphanumeric Paging Service.  Alphanumeric paging service allows subscribers to receive and store messages consisting of both letters and numbers. Alphanumeric pagers have sufficient memory to store numerous messages. This service has the capability to tie into computer-based networks to provide advanced messaging services. Callers may send messages either by using an operator dispatch center, a personal computer equipped with a modem and MessageSoft software or a portable alphanumeric input device, such as the AlphaMate/TM /manufactured by Motorola. Internet and WorldWide Web access is also possible for many alphanumeric paging customers. As of June 30, 1998, the Debtors had approximately .6 million alphanumeric units in service.

                    .  Other Services.  In addition to local, regional and
               nationwide paging service -- both numeric and alphanumeric --the Debtors offer a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

               (b) Products and Services. Subscribers for paging services enter into a service contract with the Debtors that provides for either the purchase or lease of pagers and the payment of air time and other charges. The Debtors also sell their services in bulk quantities to resellers, who subsequently sell the Debtors' services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. As of June 30, 1998, approximately 50% of units in service were purchased either by subscribers or by resellers, and approximately 50% were owned by the Debtors and leased to subscribers. Customer-owned and -maintained pagers and those owned by resellers do not require capital investment by the Debtors, unlike Debtor-owned pagers leased to subscribers.

          The Debtors sell other products and services, including pagers and accessories and pager replacement and maintenance contracts.

           4.  Sales and Marketing.
               -------------------

          (a) General. The Debtors' sales and marketing efforts are directed toward adding additional units with existing subscribers and identifying new potential subscribers. Subscribers to the Debtors' paging and wireless communications services generally have been individuals and organizations whose employees are highly mobile or whose business involves multiple work locations and who are required to remain in contact at all times. Traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. However, paging services are increasingly appealing to mass market consumers for private, non-business uses such as communicating with family and friends.

          (b) Sales Channels. The Debtors market their paging services through three primary sales channels: direct, reseller and retail.

                    .  Direct.  In the direct channel, the Debtors lease or sell pagers directly to their customers and bill and service such customers. The Debtors' direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically exhibit lower churn rates than consumer accounts. The direct channel will continue to have the highest priority among the Debtors' marketing and sales efforts, given its critical contribution to recurring revenue and projected growth. The Debtors are engaging in efforts to improve sales productivity and strengthen their direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, the Debtors commenced implementing consumer direct marketing techniques in 1998. As of June 30, 1998, the direct channel accounted for approximately 79% of recurring revenue.

                    .  Reseller.  In the reseller channel, the Debtors sell
               access to their transmission networks in bulk to a third party, who then resells such services to the end users (usually consumers or small businesses). The Debtors offer paging services to resellers at bulk discounted rates. The third party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although the Debtors retain the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by the Debtors are reduced.

                    The Debtors' resellers generally are not exclusive
               distributors of the Debtors' services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of pagers to resellers at discounted rates. Going forward, the Debtors intend to be an active participant in the reseller channel, but to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of June 30, 1998, the reseller channel accounted for approximately 11% of recurring revenue.

                    .  Retail.  In the retail channel, the Debtors sell pagers to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts the Debtors to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase (as opposed to lease) paging units, reducing the Debtors' capital investment requirements in pagers. Subscribers obtained through retailers are billed and serviced directly by the Debtors. Retail distribution permits the Debtors to penetrate the consumer market by supplementing direct sales efforts. As of June 30, 1998, the retail channel accounted for approximately 10.5% of recurring revenue.

           5.  Suppliers and Equipment Vendors.
               -------------------------------

          The Debtors do not manufacture any of the pagers or related transmitting and paging terminal equipment used in their paging operations. The Debtors currently purchase pagers from a limited number of suppliers and in turn sell or lease the pagers to their subscribers. Motorola is the primary supplier of pagers to the Debtors. Glenayre is the Debtors' primary supplier of paging terminals, paging transmitters and voice mail system equipment. On February 6, 1997, the Debtors obtained Bankruptcy Court approval to pay the pre-petition outstanding accounts payable owing to their Key Suppliers, in exchange for which each of Motorola, NEC, Panasonic and Glenayre entered into post-petition supply agreements with the Debtors.

           6.  Assets of the Debtors.
               ---------------------

          In addition to their FCC licenses and network infrastructure (which includes radio transmission and satellite uplink equipment), the Debtors have the following categories of assets:

               (a) pagers (including both pagers held as fixed assets for lease and pager inventory for sale), pager parts and accessories;

               (b)  their subscriber base and related accounts receivable;

               (c)  intellectual property;

               (d)  owned real estate and improvements;

               (e)  certain leased assets;

               (f)  computer and telephone systems and equipment;

               (g)  furniture, fixtures and equipment;

               (h) the ownership of one-third of the equity of Abacus Communications Partners, L.P.;

               (i)  goodwill and other intangibles; and

               (j)  cash and cash equivalents.

           7.  Material Litigation and Claims against the Debtors.
               --------------------------------------------------

          (a) Pending FCC Action. In press releases issued on September 27 and October 21, 1996, the Debtors disclosed that misrepresentations had been made to the FCC and that other violations had occurred during the licensing process for as many as 400 to 500 authorizations, or approximately 6% to 7%, of their approximately 8,000 local transmission one-way paging stations. The Debtors caused an investigation to be conducted by their outside counsel, and a comprehensive report regarding these matters was provided to the FCC on October 15, 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of the Debtors' nationwide paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996. Since November 8, 1996, the Debtors have continued to provide additional information to the FCC.

          On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by the Debtors. In the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed approximately 93 applications for fill-in sites around existing paging stations (which had been filed under the "40-mile rule") as defective because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to the constructed stations, the Public Notice permitted the Debtors to continue to operate those stations on an interim basis until further action by the FCC.

          On April 8, 1997, the FCC issued an Order commencing an administrative hearing to inquire into the qualification of the Debtors to remain an FCC licensee. The Order directed an administrative law judge ("ALJ") to take evidence and develop a full factual record on issues concerning the Debtors' filing of false forms and applications in connection with their applications for paging licenses. While the Order initiated a fact-finding and evaluative hearing process to gather information with which to make a decision, the FCC directed the ALJ to make a recommended decision only as to factual matters. Decisions as to the conclusions of law, the disposition of the case and any appropriate sanctions were reserved to the FCC. During the proceeding, the Debtors would continue to operate in the ordinary course and provide uninterrupted service to customers.

          On April 23, 1997, the Debtors filed a motion with the ALJ seeking a stay of the hearing proceedings instituted by the April 8 Order. The Debtors sought the stay on the ground that, absent a stay, the uncertainty created by the hearing process would likely inflict material irreparable damage on the Debtors' business. In the motion, the Debtors also sought confirmation that the Debtors' operations could be preserved through an assignment or transfer of control of the Debtors' Licenses consistent with an FCC doctrine known as Second
                                                                          ------
Thursday./15/  On May 5, 1997, the ALJ denied the Debtors' motion for a stay.
--------

          On June 6, 1997, as a result the Debtors' request for FCC review of the ALJ's order, the FCC issued a ten-month stay of the hearing. The ten-month stay is intended to provide the Debtors with an opportunity to comply with the FCC's Second Thursday doctrine. The Second Thursday doctrine balances the FCC's
      ---------------                ---------------
interests with the Code's policies of preserving value for creditors by permitting a company to transfer its licenses as long as the individuals charged with misconduct (i) would have no part in the proposed operations and (ii) would receive either no benefit from the transfer or only a minor benefit that would be outweighed by equitable considerations in favor of innocent creditors. The Debtors believe they will satisfy the requirements of Second Thursday pursuant
                                                      ---------------
to the proposed Plan. FCC approval of the transfer of the Debtors' licenses pursuant to the Plan is a condition to effectiveness of the Plan. Such approval, if granted, will terminate the pending proceedings into the Debtors' qualification to remain an FCC licensee. On March 27, 1998, the Debtors filed a request with the FCC to extend the ten-month stay for an additional six months, in order to provide the Debtors with sufficient time to complete their reorganization process and to continue discussions among the various partes in interest. This extension request was granted by the FCC on June 4, 1998.

          (b) Securities Class Actions. Prior to the Petition Date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its officers, directors and underwriters in the United States District Court for the District of New Jersey. These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-
                             ---------------------------------------
5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant, but alleges that (i) certain former officers of MobileMedia deceived the investing public in violation of section 10(b) of the Securities Exchange Act of


-------------------------

/15/  This policy derives from the FCC's decision in In re Second Thursday
                                                     ---------------------
Corp., 22 F.C.C.2d 515 (1970), reconsideration granted in part, 25 F.C.C.2d 112
------                         -------------------------------
(1970).

1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder and section 20(b) of the Exchange Act by making false statements or omissions in press releases and public filings between June 29, 1995 and September 27, 1996 (the "Class Period"), and (ii) certain officers, directors and underwriters of MobileMedia violated sections 11, 12(a)(2) and 15 of the Securities Act of 1933 (the "Securities Act") by failing to disclose information in offering documents filed with the Securities and Exchange Commission (the "SEC") on or around November 7, 1995 in connection with the secondary offering of MobileMedia common stock and 9/3/8/% Notes.

          The plaintiffs in the New Jersey Actions allege that, as a result of alleged misrepresentations, purchasers of MobileMedia common stock and 9 % Notes suffered hundreds of millions of dollars in damages as the truth concerning, among other things, the severe problems with MobileMedia's growth strategy and its submission of false license applications to the FCC began to emerge and the price of MobileMedia securities dropped.

          In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. The basis of the Debtors' motion for a stay was, inter alia, that the continued
                                       ----- ----
prosecution of the New Jersey Actions would interfere with the Debtors' efforts to reorganize and would deplete the assets of the estate.

          Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions may conduct only limited discovery in connection with the New Jersey Actions and may not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the Effective Date of the Plan. Subsequent to the expiry of this stay, the New Jersey Actions will be allowed to proceed against the named defendants.

          In addition to the New Jersey Actions, two lawsuits were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and Ernst & Young LLP. None of the Debtors is named as a defendant in these two actions. The actions are styled Allen T. Gilliland Trust
                                                        ------------------------
v. Hellman & Friedman Capital Partners II, L.P., Civil Action No. 97-3543 (N.D.
-----------------------------------------------
Cal. 1997), and Allen T. Gilliland Trust v. Hellman & Friedman MobileMedia
                ----------------------------------------------------------
Partners, L.L.C., Case No. 989891 (Cal. Super. Ct. 1997) (together, the
----------------
"California Actions" and, together with the New Jersey Actions, the "Securities Actions"). The plaintiffs in the California Actions are or were shareholders of MobileMedia who purchased stock during 1995 and 1996 and allege that MobileMedia, through the actions of the named defendants, violated federal securities laws, various provisions of the California Corporations Code and California state law in connection with the sale of MobileMedia's securities and in various public filings.

          On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At a hearing held on December 10, 1997, the Bankruptcy Court enjoined the plaintiffs in the California Actions until May 31, 1998 from prosecuting the California Actions, except that the Bankruptcy Court permitted the plaintiffs in the California Actions to prosecute and respond to certain legal motions and to request documents of defendants and non-parties who do not currently serve on the Board of MobileMedia.

          On May 15, 1998, the Debtors filed a motion with the Bankruptcy Court seeking an extension of the stay in connection with the California Actions. Subsequent to negotiations with the plaintiffs in the California Actions, the Debtors submitted an agreed form of order that bars certain types of discovery until September 15, 1998. This order was entered by the Bankruptcy Court on May 29, 1998. Subsequent to the expiry of this stay, the California Actions will be allowed to proceed against the named defendants.

          Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. As to the Debtors, however, these Claims (and related claims for indemnification) are classified in Classes 7 and 8, and will receive no distributions under the Plan.

          (c) Bankruptcy Claims.   Since the June 16, 1997 bar date established
by the Bankruptcy Court for filing proofs of claim in the Cases, the Debtors have been actively involved in resolving the claims filed against their estates. As of July 31, 1998, more than 2,400 proofs of claim had been filed in the Cases. Approximately 1,260 of these claims, filed in an aggregate amount of approximately $91.4 million, have already been resolved by order of the Bankruptcy Court at an aggregate allowed amount of approximately $3.65 million. As of July 31, 1998, the Debtors had also analyzed and resolved an additional 855 proofs of claim, representing an aggregate allowed amount of $5.3 million. Excluding claims filed by or on behalf of the Pre-Petition Lenders, the holders of the Notes and taxing authorities, there are fewer than 40 unresolved filed claims over $100,000, which claims have an aggregate filed value of less than $30 million. The Debtors have already filed objections with the Bankruptcy Court to certain of these claims and are currently in the process of reconciling and resolving those remaining. The Debtors believe that, once resolved, the aggregate allowed amount of these remaining claims will be substantially less than $30 million.

          The Debtors also are in the process of reconciling and resolving the tax claims filed against their estates. These tax claims were filed in an aggregate amount of approximately $30 million. The Debtors anticipate that these claims will be allowed in an amount substantially less than the filed amount.

           8.  Regulatory Matters.
               ------------------

          (a) FCC Regulation. The paging licenses granted to the Debtors by the FCC are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those still pending, the FCC has thus far granted each license renewal that the Debtors have filed. Almost all of the Debtors' FCC paging, business, earth station and air-to-ground licenses will expire in 1998 and 1999. The Debtors' nationwide PCS license will expire in September 2004 and their regional narrowband PCS licenses will expire in April 2005. In addition, the Debtors' narrowband PCS licenses require that the Debtors construct base stations meeting certain population coverage requirements within five and ten years of the initial license grants, respectively. As discussed in
Section II.A.2.(c), the Debtors intend to build out their narrowband PCS license
------------------
infrastructure to meet these requirements.

          The Communications Act of 1934, as amended (the "Communications Act"), requires radio licensees such as the Debtors to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any rights thereunder. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by the Debtors and transfers by the Debtors of a controlling interest in any of their licenses, construction permits or any rights thereunder. In addition, prior FCC approval would be required in connection with any transfer of control of the Debtors or, in certain circumstances, the acquisition of fifty percent (50%) or more of the equity of the Debtors by a single entity or two or more entities under common control, or the transfer of de facto control of the Debtors. On February 13, 1997, in connection with the filing of the Cases, the Debtors sought a grant of permission from the FCC to execute an involuntary, pro forma assignment of their licenses to the Debtors as debtors-in-possession. On March 3, 1997, the FCC granted such permission with respect to the Debtors' earth stations, on April 3, 1997, the FCC granted such permission for the assignment of the Debtors' microwave licenses and on May 26, 1998 and July 17, 1998, the FCC granted such permission with respect to the Debtors' paging, air-to-ground and narrowband PCS licenses. In addition, as noted above, FCC approval of the transfer of the Debtors' licenses pursuant to the Plan and the Merger Agreement is a condition to effectiveness of the Plan and the Merger Agreement.

          In a rulemaking proceeding pertaining to interconnection between local exchange carriers ("LECs") and commercial mobile radio service ("CMRS") providers such as the Debtors, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates at LEC facilities, and vice versa. Consistent with this ruling mandating compensation for carriers terminating LEC-originated traffic, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. In September and October of 1997, the Debtors provided notice to each of the LECs with which they do business that the Debtors would no longer be paying such charges and that the LECs should cease invoicing the Debtors for such charges, and requested that the LECs provide the Debtors with refunds of these charges that were invoiced and paid by the Debtors after the effectiveness of the FCC's orders. Certain LECs, in compliance with the FCC's orders, have ceased charging the Debtors and are cooperating with the Debtors in assessing refunds. Other LECs have refused to comply with the Debtors' request and have disagreed verbally and in writing with the Debtors' interpretation of the FCC's orders. These items are still in dispute, and it is unclear whether the FCC will maintain its current position.

          Depending on further FCC disposition of these issues, the Debtors may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in the Debtors' favor, then the Debtors will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues ultimately are decided in favor of the LECs, the Debtors likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. For a further discussion of regulatory matters, see Section IV.G.9.
                                                              --------------

          (b) State Regulation. As a result of the enactment by Congress of the Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") in August 1993, the states are now generally preempted from exercising rate or entry regulation over any of the Debtors' operations. States are not preempted, however, from regulating "other terms and conditions" of CMRS. Thus, to the extent any states have authority to regulate "other terms and conditions" of paging service (e.g.,
                                                                           ----
financing regulations, hearing complaints, universal service contributions), the Budget Act does not preempt them from exercising such regulatory authority. Legislation is currently in effect in Texas requiring paging companies to contribute a portion of their taxable telecommunications revenues to a Telecommunications Infrastructure Fund created by the state legislature.
Certain other states, including Alabama, Georgia, Hawaii, South Carolina and Tennessee, impose various regulations on certain paging operations of the Debtors. State regulations may require the Debtors to submit for prior approval the terms and conditions (other than rates) under which they plan to provide service or to secure approval for the issuance of securities or the entry into financing arrangements. Those states that regulate paging services also may require the Debtors to obtain prior approval of the acquisition of controlling interests in other paging companies. At this time, the Debtors are not aware of any proposed state legislation or regulations that would have a material adverse impact on the Debtors' existing operations.

           9.  Trademarks.
               ----------

          The Debtors market their services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM(R), except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which they market their services under the federally registered mark MOBILEMEDIA. The Debtors market their messaging services under the federally registered mark VOICESTOR(R), and other services under the federally registered mark SPORTSCASTER(R) and the unregistered mark MOBILECOMM CITYLINK. The Debtors also own other marks that are registered with the United States Patent and Trademark Office ("USPTO"), including: DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA & Design, MOBILEMEDIA & Design (Globe), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA.

          In addition, the Debtors have applications on file with the USPTO for the marks MMS and MOBILECOMM & Design.

      B.  The Debtors' Operations in Chapter 11

           1.  Overview of the Debtors' Operations.
               -----------------------------------

          Since the Petition Date, the Cases have been pending before the Honorable Peter J. Walsh, United States Bankruptcy Judge for the District of Delaware. During this period, the Debtors have functioned as debtors-in-possession pursuant to sections 1107 and 1108 of the Code and have continued to operate their business. The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis.

           2.  Retention of Professionals and Appointment of Committee.
               -------------------------------------------------------

          (a) The Debtors' Retention of Counsel. As of the Petition Date, the Bankruptcy Court authorized the Debtors' retention of Sidley & Austin and Young Conaway Stargatt & Taylor, LLP, as reorganization counsel for the Debtors, and the retention of Latham & Watkins, as special counsel for the Debtors. In addition, the Debtors have retained, with Bankruptcy Court approval, the law firms of Wiley, Rein & Fielding and Koteen and Naftalin as FCC counsel, and Gerry, Friend & Sapronov LLP, as telecommunications counsel.

          (b) The Debtors' Retention of Other Professionals. Also as of the Petition Date, the Bankruptcy Court approved the employment of Alvarez & Marsal, Inc. and Ernst & Young LLP, as restructuring advisors and accountants, respectively, for the Debtors.

The Debtors' Chairman-Restructuring and Chief Financial Officer are both affiliated with Alvarez & Marsal, Inc. On July 10, 1997, the Bankruptcy Court approved the Debtors' retention of The Blackstone Group, L.P. ("Blackstone"), as financial advisors and investment bankers.

          (c) Appointment of Official Committee and the Retention of Professionals Thereby (at Debtors' expense). On February 10, 1997, the Office of the United States Trustee for the District of Delaware (the "U.S. Trustee") appointed the Committee. The current members of the Committee are as follows:

               First Trust New York National Association
               State Street Bank and Trust Company
               The Huff Alternative Income Fund, L.P.
                 c/o W.R. Huff Asset Management  Co., LLC
               The Northwestern Mutual Life Insurance Company
               Mountain Dew Marketing, Inc.
               Intek Telecommunications, Inc.

          The Committee has been active in the day-to-day course of the Cases. The Committee received authorization to retain and has retained the law firms of Jones, Day, Reavis & Pogue and Morris, Nichols, Arsht & Tunnel, as co-counsel, and Paul, Weiss, Rifkind, Wharton & Garrison, as FCC counsel. The Committee also received authorization to retain and has retained Houlihan Lokey Howard & Zukin as financial advisors and investment bankers. The fees and expenses of the Committee's professionals are paid by the Debtors.

           3.  Operating Results During Chapter 11.
               -----------------------------------

          Since the Petition Date, the Debtors have filed Monthly Operating Reports with the U.S. Trustee. These Operating Reports are public documents and are available at the Office of the U.S. Trustee.

          As of June 30, 1998, there were no outstanding funded borrowings under the DIP Facility (described below) and the Debtors had approximately $11.6 million in cash and cash equivalents on hand.

           4. Summary of Significant Orders Entered and Other Actions Taken
              -------------------------------------------------------------
              During the Cases.
              ----------------

          As in any major chapter 11 case, certain motions, applications and orders have been filed and entered on the Bankruptcy Court's official docket. The following information relates to certain significant events in the Cases.

          (a) DIP Facility. On the Petition Date, the Bankruptcy Court provided interim authority for the Debtors' entry into a Revolving Credit and Guarantee Agreement dated as of January 30, 1997 (as amended, the "DIP Credit Agreement") that provided for a $200 million secured, superpriority post-petition financing facility (the "DIP Facility") with a number of financial institutions (the "DIP Lenders") and The Chase Manhattan Bank, as agent for the DIP Lenders (the "DIP Agent"). On February 19, 1997, the Debtors obtained final approval of the DIP Facility. In accordance with the terms of the various orders approving the DIP Facility (the "DIP Approval Orders"), the Debtors have been paying interest and fees to the DIP Lenders in accordance with the terms of the DIP Facility and have made monthly payments, in an amount equal to the interest accruing at the non-default rate under the 1995 Credit Agreement, to the Pre-Petition Lenders as adequate protection for the priming liens granted to the DIP Lenders and for the use of cash collateral. Through June 30, 1998, the Debtors had paid $1.6 million in interest to the DIP Lenders and $94.18 million in adequate protection payments to the Pre-Petition Lenders, in each case in accordance with the DIP Approval Orders. The initial payment to the Pre-Petition Lenders included the payment of amounts in arrears from October 7, 1996 through the Petition Date in accordance with the initial DIP Approval Order. During the Cases, the Debtors have borrowed and repaid various amounts under the DIP Facility. As of June 30, 1998, there were no outstanding funded borrowings under the DIP Facility.

          Pursuant to the terms of the DIP Credit Agreement, the DIP Facility was to mature on January 30, 1998 unless, on or before December 31, 1997, the Debtors filed a plan of reorganization satisfactory to two-thirds in amount and one-half in number of the DIP Lenders, in which case the Maturity Date under and as defined in the DIP Credit Agreement would automatically be extended to July 31, 1998. No such plan was filed by December 31, 1997, but, pursuant to a Fourth Amendment to the DIP Credit Agreement dated January 22, 1998, the DIP Lenders agreed to extend the maturity of the DIP Facility until July 31, 1998, and, at the request of the Debtors, the facility was reduced to $100 million. Interim approval of the extension of the DIP Facility was granted by the Bankruptcy Court on January 27, 1998, which approval became final on February 13, 1998. Pursuant to a Seventh Amendment to the DIP Credit Agreement dated July 23, 1998, the DIP Lenders agreed to extend the maturity of the DIP Facility until March 31, 1999 and, at the request of the Debtors, the facility was further reduced to $75 million. Interim approval of this second extension and reduction of the DIP Facility was granted by the Bankruptcy Court on July 28, 1998, which approval became final on August 12, 1998.

          The Chase Manhattan Bank, as Pre-Petition Agent and DIP Agent, has remained active in the day-to-day course of the Cases. Moreover, in its capacity as DIP Agent, The Chase Manhattan Bank has retained certain advisors, including Simpson Thacher & Bartlett and Richards, Layton & Finger, as co-counsel, and Wilmer Cutler & Pickering, as FCC counsel. The DIP Agent has also retained Arthur Andersen LLP and Chilmark Partners as financial advisors. The costs of these professionals are being borne by the Debtors in accordance with the terms of the DIP Credit Agreement and the DIP Approval Orders.

          (b) Exclusivity Orders. Upon motions of the Debtors, the Bankruptcy Court extended the Debtors' exclusive periods for filing a plan of reorganization and soliciting acceptances thereof to January 27, 1998 and March 30, 1998, respectively. As noted above, the Standalone Plan (defined below) was filed on January 27, 1998, within the exclusive filing period. By order of the Bankruptcy Court entered March 18, 1998, the Debtors' exclusive solicitation period was extended until June 30, 1998; by order dated June 25, 1998, the Debtors' exclusive solicitation period was extended until July 31, 1998. By order dated August 14, 1998, the Debtors' exclusive solicitation period was extended until September 30, 1998. The Plan was filed prior to the expiration of exclusivity. On September 10, 1998, the Debtors filed a motion to extend until December 31, 1998 their exclusive solicitation period.

          (c) Customer, Key Supplier and Employee Orders. On the Petition Date, the Bankruptcy Court also entered orders allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46 million in pre-petition amounts owing to the Key Suppliers. On January 8, 1998, the Bankruptcy Court authorized the Debtors to enter into a telecommunications contract with MCI Telecommunications Corporation that effects the consolidation of the Debtors' long-distance telephone service and which the Debtors estimate will result in cost savings for the Debtors of up to $10 million over its 21-month term.

          On April 3, 1997, the Bankruptcy Court authorized the Debtors to implement a new severance plan, and on May 2, 1997, the Bankruptcy Court authorized the Debtors to pay up to $3.1 million on account of their 1996 employee bonus program. On June 4, 1997, the Bankruptcy Court authorized the Debtors to employ Ronald R. Grawert as their Chief Executive Officer and approved a compensation package in respect of the services of Joseph A. Bondi, the Debtors' Chairman-Restructuring. On March 18, 1998, the Bankruptcy Court approved the Debtors' 1997 bonus incentive plan, which permitted the Debtors to make payments up to an aggregate amount of $6.9 million to all of the Debtors' full-time, non-commission-based employees. On June 25, 1998, the Bankruptcy Court authorized the Debtors to make up to $7.6 million in payments under their 1998 bonus incentive plan. The Debtors expect to make the payments earned under this plan in the second quarter of 1999.

          On April 22, 1998, the Debtors filed a motion seeking authority to undertake the buildout of the network necessary to support narrowband PCS services. An order authorizing the Debtors to enter in contracts during 1998 obligating the Debtors to pay up to $16 million in connection with this buildout was entered by the Bankruptcy Court on May 12, 1998.

          (d) Administrative Orders. On the Petition Date, the Bankruptcy Court granted the Debtors' motion to extend the Debtors' time to file their Schedules of Assets, Liabilities and Executory Contracts, and the Statement of Financial Affairs. The joint

Schedules of Assets, Liabilities and Executory Contracts, and the joint Statement of Financial Affairs were filed with the Bankruptcy Court on March 26, 1997, and were amended by the Debtors' First, Second and Third Amendments to Schedules of Assets, Liabilities and Executory Contracts (as so amended, the "Schedules").

          On March 20, 1997, the Bankruptcy Court entered an order setting a bar date of June 16, 1997 for the filing of certain proofs of claim.

          On March 18, 1998, the Bankruptcy Court authorized the Debtors to pay up to $7 million on account of the Debtors' pre-petition property taxes. As of July 15, 1998, the Debtors had paid approximately $6.1 million on account of pre-petition property tax claims.

          (e) Real Property and other Leases. The Bankruptcy Court has extended the period during which the Debtors can decide whether to assume or reject non-residential real property leases of the Debtors to the confirmation date of the Plan. During the course of the Cases, the Debtors have obtained Bankruptcy Court approval to reject certain specified leases. As of June 30, 1998, 121 leases had been rejected with Bankruptcy Court approval.

          On January 22, 1998, the Bankruptcy Court approved the Debtors' entry into a lease with Miller Freeman, Inc. (the "Fort Lee Lease"). Pursuant to the Fort Lee Lease, the Debtors relocated their headquarters to Fort Lee, New Jersey as of March 23, 1998, resulting in cost savings to the Debtors of approximately $3 million over the term of the Fort Lee Lease. On March 18, 1998, the Bankruptcy Court approved the assignment of the lease for the premises that previously served as the Debtors' headquarters.

          On April 14, 1998, the Bankruptcy Court approved the Debtors' motion to assume the lease for the premises that serves as their Dallas, Texas customer service center.

          (f) Administrative Claims. Administrative expenses payable in the Cases include, among other things, fees and expenses of attorneys, accountants, financial advisors and other professionals retained by the Debtors, the Committee and the DIP Agent in connection with the Cases (collectively, the "Case Professionals"). Such fees are calculated generally as the product of the customary hourly billing rates and the aggregate hours billed by such Case Professionals. Some financial advisors are paid a monthly fee plus expenses incurred, rather than on an hourly basis. As of June 30, 1998, $25.5 million had been paid to Case Professionals on account of work performed subsequent to the Petition Date.

          All unpaid fees of the U.S. Trustee will be paid on the Effective Date. Such fees have been paid as they accrued during the pendency of the Cases.

          (g) Sale of Owned Tower Assets.    On July 7, 1998, the Debtors
executed an agreement, subject to Bankruptcy Court approval, to sell the Debtors' transmission towers and associated assets ("Tower Assets") to Pinnacle Towers Inc.

("Pinnacle"), and to rent from Pinnacle transmitter space on the Tower Assets (the "Tower Transaction"). The purchase price for the Tower Assets was $170 million, and the projected annual rental stream to be paid by the Debtors to Pinnacle is approximately $10.7 million.

          The Tower Transaction was the product of an extensive marketing and bidding process conducted by the Debtors and Blackstone. Prior to executing the agreement with Pinnacle, Blackstone, on behalf of the Debtors, contacted approximately 40 potential buyers of the Tower Assets and executed confidentiality agreements with, and distributed Tower Asset information to, approximately 30 of these potential buyers. After the potential buyers' review of public and non-public operating and financial information concerning the Tower Assets, Blackstone requested preliminary expressions of interest from such third parties including, but not limited to, their proposed acquisition price for the Tower Assets and sources of financing for the acquisition. Subsequent to the Debtors' receipt and review of preliminary expressions of interest, potential purchasers continued to conduct due diligence, including on-site review of the Tower Assets. During such period, Blackstone continued to negotiate with Pinnacle and other potential purchasers the respective terms and conditions for the Acquisition of the Tower Assets. After extensive negotiations, the Debtors and Blackstone determined that Pinnacle's offer represented the highest and best offer.

          In connection with the agreement to sell the tower assets to Pinnacle, the Debtors filed two motions on July 14, 1998. One motion sought to establish procedures for bidding on the Tower Assets, including establishing a bidding deadline of August 7, 1998, and provided for liquidated damages and the reimbursement of expenses to Pinnacle under certain circumstances. This relief was granted on July 23, 1998. No bids were received by the bidding deadline. The second motion sought Bankruptcy Court approval of the Tower Transaction, and authority to pay the sale proceeds to the Pre-Petition Lenders. The relief requested in this Motion was granted on August 10, 1998. The Tower Transaction was closed on September 3, 1998, and the cash proceeds of $170 million were paid to the Pre-Petition Lenders on the same day.

          (h) Potential Committee Litigation. At a hearing held before the Bankruptcy Court on January 27, 1998, counsel to the Committee indicated its intention immediately to serve discovery demands in connection with a potential objection to the Debtors' initial Joint Plan of Reorganization Plan filed on January 27, 1998 (the "Standalone Plan"). The Committee's ex parte order
                                                           -- -----
authorizing discovery under Bankruptcy Rule 2004 was approved by the Bankruptcy Court on February 5, 1998, and the Committee subsequently served subpoenas for the production of documents on MobileMedia and other parties. If the Plan is confirmed, this litigation will terminate.

          (i) Agreement with Committee. Under an agreement dated as of August 18, 1998 between the Debtors and the Committee (the "Committee Agreement"), the Debtors cannot, without either the consent of the Committee or the approval of the Bankruptcy Court: (a) terminate the Merger Agreement or withdraw the Plan;
(b) knowingly take any action that would give Arch the right to terminate the Merger Agreement; (c) agree to any material modification to the Merger Agreement; or (d) make any material modification to the Plan. In addition, the Committee has the right to request that the Debtors terminate the Merger Agreement and, if the Debtors disagree with such termination, to request that the Bankruptcy Court order the Debtors to do so.

          (j) Approval of Initial Merger Motion. On August 20, 1998, as required by the Merger Agreement, the Debtors filed a motion (the "Initial Merger Motion") seeking Bankruptcy Court approval of the provisions of the Merger Agreement that relate to the Debtors' and Arch's agreements to pay to one another "breakup fees" in certain circumstances, to the Debtors' agreement to pay $500,000 to Arch in partial reimbursement of Arch's expenses in connection with the negotiation and execution of the Merger Agreement and to the exclusive dealing provisions of the Merger Agreement. The Initial Merger Motion also sought the approval of the Bankruptcy Court for the Debtors' agreement to waive their rights to assert claims against Arch's accountants in connection with such accountants having provided Ernst & Young, LLP, the Debtors' accountants, access to certain confidential work papers in connection with the due diligence of Arch undertaken by the Debtors. Finally, the Initial Merger Motion sought approval of the Committee Agreement. The Bankruptcy Court granted the relief requested in the Initial Merger Motion at a hearing held on September 4, 1998.

 III BUSINESS OF ARCH

          Arch, a Delaware corporation, is a leading provider of wireless messaging services, primarily paging services, and is the second largest paging company in the United States, based on EBITDA. Arch had 4.1 million pagers in service at June 30, 1998. Arch operates in 41 states and more than 180 of the 200 largest markets in the United States. Arch offers local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population. Arch offers four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch also offers enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

          Arch has achieved significant growth in pagers in service and EBITDA through a combination of internal growth and acquisitions. From January 1, 1995 through June 30, 1998, Arch's total number of subscribers grew at a compound rate on an annualized basis of 79%. For the same period on an annualized basis, Arch's compound rate of internal subscriber growth (excluding pagers added through acquisitions) was 56.1%. From commencement of operations in September 1986, Arch has completed 33 acquisitions representing an aggregate of 1.7 million pagers in service at the time of purchase. For the twelve months ended June 30, 1998, Arch's total revenues were $408.2 million, representing a compound growth rate on an annualized basis of 61.7% since January 1, 1995. For the same period, Arch's EBITDA was $136.2 million, representing a compound growth rate on an annualized basis of 78.4% since January 1, 1995.

          Arch's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. Arch believes that larger, multi-market paging companies enjoy a number of competitive advantages, including: (i) operating efficiencies resulting from more intensive utilization of existing paging systems; (ii) economies of scale in purchasing and administration; (iii) broader geographic coverage of paging systems; (iv) greater access to capital markets and lower costs of capital; (v) the ability to obtain additional radio spectrum; (vi) the ability to offer high-quality services at competitive prices; and (vii) enhanced ability to attract and retain management personnel. Arch believes that the current size and scope of its operations afford it many of these advantages and that it has the scope and presence to effectively compete on a national level.

 IV. ACQUISITION OF THE DEBTORS BY ARCH AND FUTURE BUSINESS OF THE REORGANIZED DEBTORS

      A.  Attempts to Sell Debtors' Business

          During the pendency of the Cases, Blackstone, the Debtors' financial advisors and investment bankers, conducted an extensive search for a third party purchaser of the Debtors' business. To this end, Blackstone met with representatives of prospective purchasers, and a number of prospective purchasers conducted "due diligence" reviews of the Debtors. By letter dated August 26, 1997, the Debtors formally solicited preliminary proposals from prospective purchasers. In response, the Debtors received preliminary conditional proposals from certain prospective purchasers, including a proposal received from Arch by letter dated September 24, 1997. Upon receipt of the proposals, the Debtors' management and Blackstone provided the financial advisors to the Committee and the Pre-Petition Agent with information regarding the proposals, and engaged in discussions with the Committee and the Pre-Petition Agent (and their respective advisors) regarding the proposals. At the same time, the Debtors and Blackstone had numerous conversations with the parties making the proposals in order to clarify the terms of the proposals and to provide such parties with the Debtors' reactions to the proposals.

          Subsequent to these discussions, the Debtors and Blackstone engaged in further extensive negotiations and discussions with various parties that had expressed an interest in a business combination with the Debtors. The Debtors and their professionals assisted these parties in conducting further due diligence on the Debtors. On January 27, 1998, having determined that none of the proposals received from third parties were superior to the standalone plan of reorganization that the Debtors had formulated, the Debtors filed the Standalone Plan. The Standalone Plan had the support of the Agent for the Debtors' Pre-Petition Lenders but was opposed by the Committee.

          Subsequent to the filing of the Standalone Plan, various third parties contacted the Debtors regarding possible transactions and the Debtors continued to engage in discussions and negotiations with such parties. By letter dated March 17, 1998, Arch (having entered into a preliminary agreement with Huff, Northwestern (each as defined below) and the

Committee regarding a potential transaction relating to the Debtors) submitted a revised proposal for a business combination with the Debtors. Subsequent to that date, Arch and the Debtors each conducted due diligence and Arch, the Debtors, the Pre-Petition Agent and the Committee engaged in lengthy negotiations in connection with the form and terms of the proposed transaction and the form and amount of the consideration to be provided by Arch.

          After an extended period of negotiation and analysis, and after consultation with the Committee and the Pre-Petition Agent and their respective financial advisors, the Debtors determined that the agreement ultimately reached with Arch (as reflected in the Merger Agreement prior to the First Amendment and in the Prior Plan) represented the highest and best offer received and was superior to the Standalone Plan. On August 20, 1998, the Debtors filed the Prior Plan and the Merger Agreement (prior to the First Amendment) with the Bankruptcy Court. Subsequent to August 20, 1998, the Debtors, Arch, the Committee and the Standby Purchasers engaged in further negotiations, which negotiations resulted in the First Amendment, the Plan, and in associated amendments to other related documents, including the commitment letters previously executed by the Standby Purchasers.


      B.  Capitalization and Structure of the Reorganized Debtors

          Section 4.2(B) of the Plan provides that effective as of the Effective Date but immediately following the discharge of the Debtors described in Section
6.1 of the Plan, each of the following transactions will occur in the order listed: (i) MobileMedia will contribute all of its assets/16/ to Communications and thereafter immediately dissolve, at which time the separate corporate existence of MobileMedia will cease; (ii) Communications will merge with and into Merger Subsidiary, and the separate corporate existence of Communications will cease as contemplated by the Merger Agreement; (iii) MCCA will merge with and into a special purpose Delaware corporation formed by Communications and a wholly owned direct subsidiary of Merger Subsidiary as a result of the merger described in clause (ii) of this section ("Delaware Subsidiary Co."); (iv) a number of merger transactions will be effected such that all of the Debtors (other than MobileMedia, Communications and MCCA) will be merged with and into Delaware Subsidiary Co.; and (v) Delaware Subsidiary Co. (as successor to MCCA) will organize License Co. L.L.C. as a wholly owned limited liability company of Delaware Subsidiary Co. (as successor to MCCA) and will transfer the Licenses then held by it to License Co. L.L.C. Notwithstanding the foregoing, Arch and the Reorganized Debtors retain their right to make such changes in the post-Effective Date corporate structure of Arch and the Reorganized Debtors as is determined in the business judgment of Arch and Reorganized Communications.


-------------------------

/16/ To the extent the issues arising in connection with the Locate Entities have not been resolved in the separate bankruptcy proceeding of the Locate Entities, the contributed assets of MobileMedia will include its equity interests in the Locate Entities.

          In addition to the survivor of the merger of Communications and Merger Subsidiary, Arch will have other operating subsidiaries subsequent to the Merger and, after giving effect to the Merger on a pro forma basis, Arch would have long-term debt, total assets and stockholders' equity of $1.3 billion, $1.8 billion and $322.3 million, respectively, at June 30, 1998.

      C.  Composition of Management and Directors of the Reorganized Debtors

          Pursuant to Section 4.2(C)(3) of the Plan, the directors and officers of each Debtor will continue to serve in such capacities until the Effective Date. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated, the directors and officers of Merger Subsidiary immediately prior to the Effective Date will become the directors and officers of Reorganized Communications, and the directors and officers of Delaware Subsidiary Co. immediately prior to the Effective Date will become the directors and officers of Reorganized MCCA. The Debtors will file with the Bankruptcy Court no later than ten (10) Business Days prior to the Voting Deadline a statement setting forth the office, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor, as well as of Arch, on and after the Effective Date. Pursuant to the transactions contemplated under the Plan, a designee of each of Huff and Whippoorwill (each as defined below) will be elected to the Arch board of directors on the Effective Date.
On and after the Effective Date, each Reorganized Debtor will be governed in accordance with such Reorganized Debtor's Certificate of Incorporation, as amended, in the case of Merger Subsidiary, by the Certificate of Merger relating to the Merger.

      D.  Summary of the Merger Agreement

          The following is a brief summary of certain provisions of the Merger Agreement, which is attached hereto in composite form as Exhibit B and is
                                                         ---------
incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

           1.  The Merger.
               ----------

          The Merger Agreement provides that, following the satisfaction of certain specified conditions, including, without limitation, approval of the Plan by the Bankruptcy Court, Communications will merge with and into Merger Subsidiary, a wholly-owned subsidiary of Arch, with Merger Subsidiary being the surviving entity, which will then be renamed "MobileMedia Communications, Inc." or such other name as Arch will determine prior to the Effective Date.

           2.  Funding for the Plan and Merger Agreement.
               -----------------------------------------

          Arch intends to finance the cash necessary to fund the Plan and consummate the Merger through (a) the offering to holders of Allowed Class 6 Claims of the Rights to purchase the Units (which offering, together with any amounts paid by the Standby Purchasers under the Standby Purchase Commitments (defined below) will yield proceeds of $217 million) and (b)(i) borrowings under its existing credit facility, as amended and (ii) either borrowings under one or more bridge or permanent debt facilities, or proceeds from the offering and sale of debt securities, which borrowings or proceeds are expected to aggregate approximately $350 million.

          In connection with the offering of the Rights and the Units, Arch has filed the Registration Statement with the SEC under the Securities Act and will use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Arch has agreed to cause the Rights to be issued as soon as practicable after the date the Registration Statement becomes effective, but not before approval of this Disclosure Statement by the Bankruptcy Court./17/

          Contemporaneously with the execution and delivery of the Merger Agreement, four groups of holders of Class 6 Claims (i.e., the Standby
                                                     ----
Purchasers) -- W.R. Huff Asset Management Co., L.L.C., as agent for various discretionary accounts and affiliates ("Huff"), The Northwestern Mutual Life Insurance Company and an affiliate (together, "Northwestern"), Credit Suisse First Boston Corporation and Whippoorwill Associates, Inc., as agent for various discretionary accounts ("Whippoorwill") -- entered into binding written commitments to become Standby Purchasers and generally, in such capacity, to purchase, (a) their respective allocations as holders of Class 6 Claims of Rights and (b) the Arch Capital Shares and Arch Warrants not purchased by other Class 6 Creditors or their transferees pursuant to the Rights for an aggregate purchase price of up to $217 million. On September 3, 1998, concurrent with the execution of the First Amendment, each of the Standby Purchasers executed an amendment to its written commitment (as so amended, collectively, the "Standby Purchase Commitments"). In consideration of their purchase commitments contained in the Standby Purchase Commitments, the Standby Purchasers will be issued, if no Rights Offering Adjustment has occurred, Arch Warrants, and if a Rights Offering Adjustment has occurred, Arch Participation Warrants, in each case, to purchase an aggregate number of Arch Common Shares equal to 2.5% of the anticipated outstanding Arch Capital Shares on the Effective Date on a Fully Diluted basis. The Standby Purchase Commitments require Arch to cause one nominee of Huff and one nominee of Whippoorwill to be elected as directors of Arch for as long as Huff and Whippoorwill hold specified percentages of Arch's equity securities. Arch also will enter into a Registration Rights Agreement, substantially in the form attached as


-------------------------

/17/ The Rights and the mechanism used to establish the Rights Exercise Price are described more fully in Section V.I.3.
                            -------------

Exhibit C to the Merger Agreement, with the Standby Purchasers (the "Standby Purchaser Registration Rights Agreement").

          As addressed in Section V.D.1.(c), there are certain circumstances in
                          -----------------
which the Standby Purchasers (including certain other persons and affiliates) will receive, proportionate to their obligations to purchase Units and in lieu of Arch Common Shares, Arch Class B Common Shares.

          The obligations of each Standby Purchaser under its Standby Purchase Commitment are subject to a number of conditions, including without limitation:
(i) that the Confirmation Order, in a form reasonably satisfactory to the Standby Purchaser, shall have been entered and shall have become a Final Order (as defined in the Merger Agreement), provided that one Standby Purchaser may not assert this condition if all other Standby Purchasers, acting in good faith, have waived the requirement of finality; (ii) the satisfaction or, with the written consent of the Standby Purchaser, waiver of all conditions precedent to the obligations of each of the parties to the Merger Agreement and all conditions precedent to the effectiveness of the Plan (provided, that certain conditions may be waived without the written consent of the Standby Purchaser);
(iii) the Shelf Registration Statement covering the resale of Arch Common Shares, Arch Class B Common Shares and Arch Warrants by the Standby Purchasers shall be effective; (iv) Arch shall have executed the Standby Purchaser Registration Rights Agreement; (v) any and all amendments or modifications to the Merger Agreement or any consents or waivers delivered by Arch or MobileMedia to the other under the Merger Agreement (with certain exceptions), shall have been satisfactory to the Standby Purchaser; (vi) the representations and warranties made in the Merger Agreement by Arch and MobileMedia shall have been accurate; (vii) Arch shall have obtained the necessary financing to consummate the Merger (other than as a result of the Standby Purchaser not fulfilling its commitment) on certain minimum terms; (viii) each other Standby Purchaser shall have fulfilled its commitment; (ix) the Rights, Arch Common Shares, Arch Class B Common Shares and the Arch Warrants shall be issued and distributed pursuant to an exemption from registration under the Securities Act pursuant to section 1145 of the Code or shall have been registered under the Securities Act, such Registration Statement shall have been declared effective and no stop order shall be in effect; (x) an FCC order approving the transfer of the Debtors' licenses and terminating the pending proceedings shall have become a Final Order (as defined in the Merger Agreement), provided that a Standby Purchaser may not assert this condition if each other Standby Purchaser, acting in good faith, shall have waived this provision or if the reason that the FCC order shall not have become a Final Order is a result of action taken by any present or former officer of MobileMedia considered or determined by the FCC to be an alleged or an actual wrongdoer for purposes of the FCC proceeding; and (xi) any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated early. The obligations of each Standby Purchaser are also subject to the condition that there shall not have occurred between June 30, 1998 and the Confirmation Date (and between June 30, 1998 and the Effective Date if the Effective Date is more than 90 days after the Confirmation Date), (i) any event or events (other than those that affecting generally the economy or the industry in which Arch and the Debtors conduct their respective businesses) that has had or would have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income or prospects of the Reorganized Debtors and Arch (the "Combined Company"), (ii) any event or events involving a regulatory or statutory change and effecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) an event or events affecting generally the industry in which Arch and MobileMedia conduct their respective businesses but would not materially and adversely affect the ability of Combined Company to operate its business (except that a Standby Purchaser may not assert such condition if each of the other Standby Purchasers shall have waived this condition).

          In addition, each Standby Purchase Commitment will terminate (i) on March 31, 1999, unless the Confirmation Order shall have been entered by the Bankruptcy Court on or before such date, (ii) on June 30, 1999, unless the effectiveness of the Plan occurs on or before such date, or (iii) if not theretofore terminated pursuant to one of the foregoing clauses, on the date on which the Merger Agreement is terminated in accordance with the terms thereof.

          In addition to the Rights being offered to the holders of Allowed Class 6 claims, if a Rights Offering Adjustment has occurred, Arch's existing shareholders will be entitled to exercise rights ("Arch Stockholder Rights") to purchase, in the aggregate, between 2.86 million and 34.89 million Arch Capital Shares. If the Arch Stockholder Rights (offered pursuant to the "Arch Stockholder Rights Offering") are fully exercised, the existing Arch Shareholders would own 32.175% of the Arch Capital Shares, on a Fully Diluted Basis. At the election of each Standby Purchaser, an allocable portion of the aggregate proceeds of the Arch Stockholder Rights Offering may be applied to reduce the commitment of the electing Standby Purchaser. In connection with the Arch Stockholder Rights Offering, Arch has filed a Proxy Statement/Prospectus with the SEC (the "Proxy Statement") and will use its best efforts to have the Proxy Statement declared effective by the SEC as promptly as practicable./18/ The Arch Stockholder Rights Offering will commence and terminate concurrently with the Rights Offering. The Arch Stockholder Rights are described in Section
                                                                       -------
V.I.4.  In the event any of the Arch Stockholder Rights are not exercised, the
-----
holders thereof will automatically receive a warrant for each Arch Stockholder Right not exercised (an "Arch Participation Warrant") for the purchase of one Arch Common Share. The Arch Participation Warrants are described in Section
                                                                     -------
V.I.6.
-----



-------------------------

/18/ The Proxy Statement will also seek the approval of Arch's shareholders of two proposals necessary to consummate the Merger and of the reverse stock split discussed in Section I.E.
             -----------

           3.  Effective Date.
               --------------

          The Merger will be consummated (which consummation will be on the Effective Date of the Plan) if and when each of the conditions described in

Section IV.D.10 below is satisfied or (where permissible) waived, and the
---------------
parties file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger with such Secretary of State or at such later time as may be provided for in the Certificate of Merger.

           4.  Representations and Warranties.
               ------------------------------

          In the Merger Agreement, each of MobileMedia Communications and Arch has made certain representations and warranties regarding, among other things:
(i) their respective organization, qualification, corporate power and authority to enter into and perform their respective obligations under the Merger Agreement; (ii) capitalization; (iii) the compliance of the transactions contemplated by the Merger Agreement with their respective certificates of incorporation and by-laws, certain contracts and applicable laws; (iv) subsidiaries; (v) the accuracy of their respective financial statements; (vi) the absence of certain specified types of changes in the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of each party and their respective subsidiaries, taken as a whole; (vii) the absence of undisclosed liabilities;
(viii) taxes; (ix) tangible assets; (x) owned real property; (xi) intellectual property; (xii) real property leases; (xiii) certain contracts that are material to the respective parties; (xiv) the possession of licenses and authorizations;
(xv) the absence of litigation; (xvi) certain employment contracts and related matters; (xvii) employee benefit plans; (xviii) certain environmental matters;
(xix) compliance with applicable laws; (xx) certain information with respect to the parties' respective subscribers and suppliers; (xxi) capital expenditures;
(xxii) brokers' fees; (xxiii) the opinion of Arch's financial advisor regarding the fairness of the Merger to Arch stockholders, and (xxiv) the accuracy of certain information provided by each of the parties in connection with the various documents to be filed with the applicable regulatory authorities in connection with the Merger Agreement and the transactions contemplated thereby.

          The representations and warranties in the Merger Agreement will not survive the closing under the Merger Agreement.

           5.  Certain Covenants and Agreements.
               --------------------------------

          Except as otherwise contemplated by the Merger Agreement and Plan and, in the case of MobileMedia and Communications, except as otherwise required by "Bankruptcy-Related Requirements" as such term is defined in the Merger Agreement, Arch, MobileMedia, Communications and the Merger Subsidiary have agreed, among other things (a) to use their respective best efforts to consummate the Merger, (b) to work together to secure all necessary approvals of regulatory authorities to the Merger, (c) to maintain their respective regulatory licenses and authorizations and (d) to conduct their businesses in the ordinary course of business.

          MobileMedia and Communications agreed to pay the net proceeds from the Tower Transaction pro rata to the holders of the Allowed Class 4 Claims, which
                  --- ----
payment was made on September 3, 1998, upon the closing of the Tower Transaction. MobileMedia and Communications have further agreed to comply with certain operating restrictions during the period from the date of the execution of the Merger Agreement until the earlier to occur of the Effective Date or earlier termination of the Merger Agreement, except as required by law or consented to by Arch. Among other operating restrictions, MobileMedia and Communications have agreed not to (i) except for assets not in excess of $2,500,000, sell, lease, mortgage, pledge, encumber or dispose of any of their assets or acquire or dispose of any assets, other than in the ordinary course of business; (ii) except for permitted borrowings under the DIP Loan Agreement in an aggregate amount as computed under Section 4.5(a)(ii) of the Merger Agreement (which generally restricts borrowings in excess of amounts used for construction of the Debtors' narrowband PCS network plus, at any time before December 31, 1998, $20 million, and, at any time after January 1, 1999 through June 30, 1999, $30 million), create, incur or assume any indebtedness for borrowed money not currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or make any loans, advances or capital contributions to, or investments in, any other person; (iii) except for changes to their payroll program as previously disclosed to Arch, enter into, adopt or amend any employee benefit plan or severance agreements or arrangements, or (except for normal adjustments in the ordinary course of business) increase in any material respect the compensation or fringe benefits of, or modify the employment terms of their directors, officers or employees generally or pay any benefit not required by the terms of any existing employee benefit plan; (iv) change in any material respect their accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP; (v) pay any pre-petition liability other than liabilities in connection with the assumption of pre-petition contracts and with respect to wages, taxes, customer refunds and other related expenses that the Debtors are authorized to pay by the Bankruptcy Court and adequate protection payments and the net cash proceeds of the Tower Sale to the Pre-Petition Lenders; (vi) amend their certificates of incorporation, by-laws or other comparable organizational documents; (vii) sell, assign, transfer or license any material licenses, authorizations or intellectual property other than in the ordinary course of business; (viii) enter into, materially amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any material rights under, certain licenses, contracts or agreements (except, with the consent of Arch, in connection with entering into a transaction to replace the Tower Transaction);
(ix) make or commit to make any capital expenditure not set forth in the capital expense budget attached to the Merger Agreement; (x) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of their outstanding capital stock (other than, with respect to a subsidiary of MobileMedia, to its corporate parent), (B) split, combine or reclassify any of their outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of their outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares; (xi) issue, sell, grant or pledge any shares of their capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of options, or upon the conversion or exchange of securities, outstanding on the date of the Merger Agreement; (xii) take any action or fail to take any action permitted by the Merger Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of Communications set forth in the Merger Agreement becoming untrue in any material respect; (xiii) make any material tax election or settle or compromise any material tax liability or any pending or threatened suit or action other than consistent with the terms of the Plan or practice since the Petition Date; (xiv) establish, or transfer any assets to, a trust for purposes of funding any employee benefit plan, including, without limitation, a so-called ''rabbi trust,'' except as required by applicable law; or (xv) agree in writing or otherwise to take any of the foregoing actions.

          Arch has agreed to similar categories of covenants, which are contained in the Merger Agreement.

           6.  No Solicitation by the Debtors.
               ------------------------------

          The Merger Agreement provides that the Debtors and each of their respective directors, officers, employees, financial advisors, representatives or agents may not directly or indirectly, solicit, initiate, engage or participate in or encourage discussions or negotiations with any person or entity (other than Arch) concerning any merger, consolidation, sale of material assets, tender offer for, recapitalization of or accumulation or acquisition of securities issued by any Debtor, proxy solicitation or other business combination involving any Debtor (collectively, "Debtor Acquisition Proposals"), or provide any non-public information concerning the business, properties or assets of any Debtor to any person or entity (other than to Arch and the Debtors' creditors in accordance with existing confidentiality arrangements). The Merger Agreement further obligates the Debtors immediately to notify Arch of any inquiries in connection with any Debtor Acquisition Proposals.

          Notwithstanding the foregoing, if a third party other than Arch delivers to the Debtors an unsolicited bona fide acquisition or business combination proposal superior to Arch's for which proposal any necessary financing is committed or reasonably capable of being obtained and which is likely to be consummated, the Debtors may, as required by bankruptcy law or the fiduciary duties of the Board of Directors of MobileMedia and Communications, participate in discussions or negotiations with such third party. The Debtors have agreed, however, not to terminate the Merger Agreement until at least 48 hours after Arch's receipt of a copy of the third party's superior proposal.

          Arch is subject to similar restrictions, which are contained in the Merger Agreement.

           7.  FCC Approval.
               ------------

          As discussed in Sections II.A.8 and IV.F.2, the transfer of licenses
                          ---------------     ------
contemplated by the Merger is subject to the approval of the FCC. Arch and the Debtors agreed jointly to prepare and file applications (the "FCC Applications") requesting the FCC's consent to the consummation of the Merger (i) to the transfer of the control of the Debtors' FCC authorizations to Arch and to the transfer of control of Arch's FCC authorizations from Arch's current shareholders to Arch's shareholders immediately following the Merger and (ii) to the termination of the hearing in WT Docket NO. 97-115, In the Matter of
                                                        ----------------
MobileMedia Corporation, et al. (the "Hearing") without any further findings
-------------------------------
adverse to the Debtors or to the Debtors' authorizations or otherwise materially affecting Arch's or the Reorganized Debtors' ability to own or operate the properties, assets and business of the Debtors following the Merger. The FCC Applications were filed on September 2, 1998. Arch and the Debtors further have agreed to cooperate in taking all steps necessary to expedite the preparation, filing and prosecution of the FCC Applications and that, should any person or entity challenge the grant of any FCC Application before the FCC, they will take such reasonable actions as are necessary to oppose such petition or challenge before the FCC or defend such action and the order of the FCC before the judiciary diligently and in good faith. The Debtors have also agreed to allow Arch to participate in any meetings or hearings relating to the FCC Applications and a right to review in advance any correspondence, agreements, or pleadings that may be submitted by the Debtors to the FCC or any other party to the Hearing with regard to the FCC Applications.

           8.  Additional Agreements.
               ---------------------

          The Merger Agreement provides that each party to the agreement will
(a) afford the other party and its representatives access to all of its respective facilities, properties, books, contracts, commitments and records and make available copies of all reports and other documents filed by such party with certain Federal or state governmental or regulatory authorities, (b) cooperate in the preparation and filing of the Registration Statement filed with the SEC, and to take any other actions required to be taken under applicable state blue sky or securities laws in connection with the Rights Offering, (c) take all actions required to file with the Federal Trade Commission and the United States Department of Justice the required notifications under the HSR Act with respect to the transactions contemplated by the Merger Agreement and to take any other actions to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date, (d) cooperate in the preparation and filing of all necessary documents, applications, notices, petitions and filings and use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all governmental or regulatory authorities and all other third parties, necessary or advisable to consummate the transactions contemplated by the Merger Agreement, and (e) periodically provide updated financial information to the other.

          In addition, each of the Debtors and Arch has agreed to notify the other promptly of any event or development that would (a) render any statement, representation or warranty in the Merger Agreement inaccurate or incomplete in any respect, or (b) constitute or result in a breach or failure to comply with any agreement or covenant in the Merger Agreement.

           9.  Employees and Employee Benefit Plans.
               ------------------------------------

          After the Merger, Arch and Reorganized Communications will control the hiring, retention and firing of the employees of Reorganized Communications. Subject to the requirements of all applicable laws and transition periods for certain plans, all Reorganized Communications employees will be transferred to Arch's employee benefit plans. Arch has agreed to honor all vacation accrued by the Debtors' employees, to honor the Debtors' 1998 Employee Incentive Program previously approved by the Bankruptcy Court and to give the Debtors' employees "credit" for their years of service with the Debtors in connection with Arch's employee benefit plans, to the extent permitted by applicable law.

           10. Conditions to the Merger.
               ------------------------

          The Merger Agreement provides that the respective obligations of Arch, Merger Subsidiary, MobileMedia and Communications to effect the Merger are subject to the satisfaction or waiver of each of the following conditions:
(i) the stockholders of Arch will have approved the proposals necessary to consummate the Merger; (ii) no statute, rule, order, decree or regulation will have been enacted or promulgated by any foreign or domestic governmental entity that prohibits the consummation of the transactions contemplated thereby and all consents, orders and approvals from all governmental entities and other persons or entities identified by Communications and Arch will have been obtained and will be in effect; (iii) there will be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the transactions contemplated by the Merger Agreement; (iv) the expiration or early termination of any waiting period under the HSR Act will have occurred; (v) (1) the FCC shall have issued an order (the "FCC Grant") both (A) consenting to the transfer of the Debtors' FCC licenses and, to the extent requested by the parties, to the transfer of Arch's FCC licenses without any conditions that would result in a material adverse effect to Arch or the Debtors and (B) terminating the pending FCC hearing without any findings or conclusions (x) that are materially adverse to the Reorganized Debtors or that would have a material adverse effect on the use of the Debtors' FCC licenses by the Reorganized Debtors following the Effective Date, or
(y) that impose any material monetary forfeiture on the Debtors or the Reorganized Debtors or retain jurisdiction to impose any material monetary forfeitures in the future on Arch or the Reorganized Debtors based on the activities of the Debtors prior to the Effective Date; and (2) either (A) the FCC Grant has become a Final Order (as defined below) or (B) any condition or conditions under Arch's financing agreements related to the Merger to the effect that the FCC Grant shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, Arch's lenders shall have waived any such condition or conditions (or any such condition or conditions having a substantially similar effect); (vi) the Registration Statement has been declared effective and no stop order with respect thereto will be in effect; (vii) the Arch Common Shares to be issued as contemplated by the Plan and the Merger Agreement will have been approved for quotation on the Nasdaq National Market; (viii) (1) the Confirmation Order, in a form reasonably satisfactory to Arch, MobileMedia and Communications shall have been entered by the Bankruptcy Court; and (2) either (i) the Confirmation Order shall have become a Final Order (as defined below) or (ii) any condition or conditions under Arch's financing agreements related to the Merger to the effect that the Confirmation Order shall have become a Final Order (or any condition or conditions therein having a substantially similar effect) shall have been satisfied or, if not satisfied, waived; (ix) no action, suit or proceeding will be pending or threatened by any governmental entity challenging the validity of the actions taken by Arch, Communications or any of their respective subsidiaries in connection with the confirmation of the Plan; (x) the Effective Date will have occurred; and (xi) the stock to be issued as contemplated by the Merger Agreement will be so issued and distributed pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Code, will be freely tradeable by holders thereof who are not then affiliates of Arch or ''underwriters'' under the Securities Act or section 1145(b)(1) of the Code and, except for certificates issuable to such affiliates or underwriters, will be represented by certificates bearing no restrictive legend.

          The parties have agreed that the FCC Grant shall have become a "Final Order" when no request for a stay is pending, no stay is in effect and any deadline for filing such a request that may be designated by statute or regulation is past; no petition for rehearing or reconsideration or application for review is pending and the time for filing any such petition or application is passed; the FCC does not have the action or decision under reconsideration on its own motion and the time for initiating any such reconsideration that may be designated by statute or rule has passed; and no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed. The parties have further agreed that the Confirmation Order shall become a "Final Order" when it has been in full force and effect for eleven days without any stay or material modification or amendment thereof, and when the time to appeal or petition for certiorari designated by statute or regulation has expired and no appeal or petition for certiorari is pending or, if an appeal or petition for certiorari has been timely filed or taken, the order or judgment of the tribunal has been affirmed (or such appeal or petition has been dismissed as moot) by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for certiorari has been denied, and the time to take any further appeal or to seek further certiorari designated by statute or regulation has expired.

          The obligation of Arch to consummate the transactions to be performed by Arch in connection with the Merger is subject to the satisfaction, or waiver by Arch, of the following conditions: (i) the representations and warranties of MobileMedia and Communications contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, will be true and correct as of the Effective Date, with the same effect as though such representations and warranties were made as of the Effective Date, except where the matters in respect of which such representations and warranties are not true and correct would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors, taken as a whole; (ii) each of MobileMedia and Communications will have performed or complied with its respective material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Date in all material respects; (iii) there will not have occurred between the date of the Merger Agreement and the Effective Date an event that has had a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of the Debtors taken as a whole;
(iv) MobileMedia and Communications will have delivered to Arch a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that the preceding conditions are satisfied in all respects; and
(v) after each of the Registration Statement and the Proxy Statement (as each such term is defined in the Merger Agreement) has been declared effective, each of the Rights Offering and the Arch Stockholder Rights Offering will have expired and Arch will have received aggregate proceeds therefrom (and/or from the closings contemplated by the Standby Purchase Commitments) of at least $217 million.

          The obligations of Communications and MobileMedia to consummate the transactions to be performed by them in connection with the Merger is subject to the satisfaction, or waiver by Communications and MobileMedia, of the following conditions: (i) the representations and warranties of Arch contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, will be true and correct as of the Effective Date, with the same effect as though such representations and warranties were made as of the Effective Time, except where the matters in respect of which such representations and warranties are not true and correct would not in the aggregate have a material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (ii) Arch will have performed or complied with its material agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Closing in all material respects; (iii) there will not have occurred between the date of execution of the Merger Agreement and the Effective Date an event that has had material adverse effect on the businesses, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of Arch and its subsidiaries, taken as a whole; (iv) Arch's "poison pill" rights plan will not have been triggered; and (v) Arch will have delivered to Communications and MobileMedia a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that such conditions are satisfied in all respects.

           11. Termination.
               -----------

          The Merger Agreement provides that Arch and Communications may terminate the Merger Agreement prior to the Effective Date only as follows:
(a) Arch and Communications may terminate the Merger Agreement by mutual written consent; (b) either Arch or Communications may terminate the Merger Agreement by giving written notice to the other in the event the other is in breach (i) of its representations and warranties contained in the Merger Agreement, which representations and warranties will be deemed not to include any qualification or limitation with respect to materiality, except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on the business, assets (including licenses, franchises and other intangible assets), financial condition, operating income and prospects of such party and its respective subsidiaries, taken as a whole, or (ii) in respect of its material covenants or agreements contained in the Merger Agreement, and in either case such breach is not remedied within 20 business days of delivery of such written notice thereof (which notice will specify in reasonable detail the nature of such breach);
(c)(i) after March 31, 1999, Arch may terminate the Merger Agreement by written notice to Communications if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless such failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement) or (ii) after June 30, 1999, Arch may terminate the Merger Agreement by giving written notice to Communications if the Merger will not have occurred on or before such date (unless the failure results primarily from a breach by Arch of any representation, warranty or covenant contained in the Merger Agreement); (d)(i) after March 31, 1999, Communications may terminate the Merger Agreement by written notice to Arch if the Confirmation Order has not been entered by the Bankruptcy Court on or prior to such date (unless the failure results primarily from a breach by Communications of any representation, warranty or covenant contained in the Merger Agreement) or (ii) after June 30, 1999, Communications may terminate the Merger Agreement by giving written notice to Arch if the Merger will not have occurred on or before such date (unless the failure results primarily from a breach by Communications of any representation, warranty or covenant contained in the Merger Agreement); (e) Communications may terminate the Merger Agreement if it has decided to pursue a Communications Superior Proposal (as defined in the Merger Agreement) by giving written notice to Arch, provided that on or before such termination Communications will have paid the Breakup Fee to Arch (as defined in Section IV.D.12); (f) Communications
                                            ---------------
may terminate the Merger Agreement by giving written notice to Arch if (i) the Arch Board does not issue the Arch Recommendation prior to the Special Meeting or withdraws or amends in a manner adverse to Communications the Arch Recommendation or otherwise materially breaches its obligations with respect to soliciting proxies from its stockholders for approval of the two necessary shareholder proposals to be considered at a special shareholder meeting or
(ii) at this meeting either of the two necessary shareholder proposals is not approved by the requisite vote of Arch's stockholders; (g) Arch may terminate the Merger Agreement by giving written notice to Communications if Communications or any of its subsidiaries files either an amendment to the Plan in a manner that is in violation of the Merger Agreement or files any other plan of reorganization.

          If any party terminates the Merger Agreement, all obligations of Arch and Communications thereunder will generally terminate without any liability of any party to any other party, except for any liability of any party for willful or intentional breaches of the Merger Agreement, and except for Communications's obligation to pay the Breakup Fee to Arch (as defined in Section IV.D.12), if
                                                         ---------------
applicable, and Arch's obligation to pay the Breakup Fee to Communications (as defined in Section IV.D.12), if applicable, which will survive any such
           ---------------
termination.

           12. Effect of Termination; Payment of Fees.
               --------------------------------------

          Pursuant to the terms of the Merger Agreement, on August 20, 1998, Communications filed the Initial Merger Motion seeking approval of the Bankruptcy Court for the breakup fees and the no solicitation provisions of the Merger Agreement. The Initial Merger Motion also sought Bankruptcy Court approval for the Debtors' agreement to pay Arch $500,000 in partial reimbursement of Arch's expenses incurred in connection with the negotiation and execution of the Merger Agreement. The relief requested in the Initial Merger Motion was granted by the Bankruptcy Court at a hearing held on September 4, 1998.

          The Merger Agreement provides that in the event that (i) Arch terminates the Merger Agreement as a result of a material breach of a representation, warranty or covenant by Communications or as a result of the failure of the Confirmation Order to be entered on a timely basis due to the failure of the holders of Claims in Classes 4, 5 or 6 to vote in favor of the Plan, or due to the withdrawal or amendment of the Plan, or the filing of any other plan of reorganization by Communications, in either case without Arch's consent, (ii) Communications sells or otherwise transfers other than to Arch all or any substantial portion of its assets as part of a sale approved pursuant to section 363 of the Code, or (iii) Communications has terminated the Merger Agreement in connection with a Company Superior Proposal (as defined in the Merger Agreement) (each of the foregoing being a "Breakup Event''), and at the time of any such Breakup Event Arch is not in material breach of any material covenant or obligation required to be performed by Arch thereunder at or before such time, and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Arch), then Communications will pay to Arch as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) $25.0 million, (the ''Breakup Fee to Arch'').

          In the event that Communications terminates the Merger Agreement as the result of Arch being in material breach of its representations, warranties and covenants, the failure of the Arch Board to recommend to its shareholders proposals for the increase in Arch Capital Shares and for the issuance of Arch Capital Shares under and in connection with the Merger Agreement and the Plan, or the failure of such shareholder proposals to be approved at the Special Meeting, or Arch or Communications terminates the Merger Agreement as a result of Arch's failure to obtain the financing necessary to effect the transactions contemplated by the Merger Agreement and the Plan, and at the time of such termination Communications is not in material breach of any material covenant or obligation required to be performed by Communications thereunder at or before such time and is not in breach of its representations and warranties contained in the Merger Agreement (except where the matters in respect of which such representations and warranties are in breach would not in the aggregate have a material adverse effect on Communications), then Arch will pay to Communications as promptly as practicable after demand therefor (but in no event later than the third business day thereafter) the amount of $32.5 million (the ''Breakup Fee to Communications'').

      E.  Business of the Reorganized Debtors

          Subsequent to the Effective Date, Reorganized Communications will be a wholly owned subsidiary of Arch. The Debtors and Arch have jointly prepared pro forma unaudited statements of operations, balance sheets and statements of cash flow (the "Combined Company Projections"), which are attached hereto as Exhibit
                                                                        -------
E and discussed in Section VII, "Feasibility of the Plan".  As noted in Section
-                  -----------                                          -------
VII, the assumptions underlying these projections are subject to significant
---
business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' and Arch's control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material.

          THE DEBTORS AND ARCH HAVE PREPARED THE PROJECTIONS ATTACHED AS EXHIBIT E TO THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE PLANNING AND
------- -
DEVELOPMENT OF THE PLAN. THE PROJECTIONS ASSUME THAT THE PLAN WILL BE SUCCESSFULLY IMPLEMENTED AND THE MERGER AGREEMENT WILL BE CONSUMMATED ON THE TERMS DESCRIBED IN THIS DISCLOSURE STATEMENT. THE PROJECTIONS, WHICH WERE PREPARED AS DESCRIBED THEREON, ARE SUBJECT TO BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES INHERENT IN DEVELOPING PROJECTIONS, AS DISCUSSED IN SECTION VII,
                                                                  -----------
"FEASIBILITY OF THE PLAN".


           1.  Projected Revenues.
               ------------------

          The Debtors anticipate that, as subsidiaries of Arch subsequent to the Effective Date, the Reorganized Debtors will continue to provide paging services and products to their customers and otherwise operate their business in substantially the same manner as they currently do. Arch and the Debtors have projected that their pro forma net revenue will be approximately $841.2 million for the year ending December 31, 1999, and that EBITDA will be approximately $255 million for the year ended December 31, 1999. These numbers are exclusive of anticipated cost savings resulting from the business combination.

           2.  Projected Capital Expenditures.
               ------------------------------

          The bulk of the pro forma combined projected capital expenditures relates to the purchase of new pagers and the construction and upgrading of network infrastructure, including construction of a portion of a narrowband PCS network. Capital expenditures for 1999 are currently estimated to aggregate approximately $194 million. Subsequent to the Merger, Arch may undertake certain expenditures in connection with upgrading management information systems, improving order fulfillment operations and adding additional customer service centers These projected capital expenditures will either be paid from internally generated funds or will be financed externally as Arch's financial position and existing indebtedness permit. The Debtors and Arch have estimated their projected capital expenditure requirements based on their projected needs, the change in historical costs and anticipated future costs.

           3.  Interest Expense.
               ----------------

          As noted in Section IV.G.10, "High Degree of Leverage After the
                      ---------------
Merger", Arch currently is, and after the Merger will continue to be, highly leveraged. Subsequent to the Merger, Arch will have outstanding indebtedness for borrowed money of approximately $1.3 billion (on a pro forma basis as of June 30, 1998). Arch's annual interest expense for 1999 is projected to be $146 million.

      F.  General Description of Regulatory Matters Relating to the Plan

          The discussions of regulatory matters contained in the following and other Sections of this Disclosure Statement describe certain actions that the Debtors (and Arch) have taken or will take to satisfy the regulatory conditions precedent to the effectiveness of the Merger Agreement and the Plan. The Debtors, however, reserve the right to take or seek such alternative and different actions or relief from that described herein as they may from time to time deem appropriate.

           1.  SEC Matters.
               -----------

          Arch has filed (or intends to file) registration statements with the SEC with respect to the issuance of (a) the Rights, (b) the Arch Common Shares, the Arch Class B Common Shares and the Arch Warrants (if applicable) issuable upon exercise of the Rights or otherwise to the Standby Purchasers, (c) the Arch Stockholder Rights, (d) the Arch Common Shares issuable upon exercise of the Arch Stockholder Rights, (e) the Arch Participation Warrants, if issued and (f) the Arch Common Shares issuable upon exercise of the Arch Warrants or Arch Participation Warrants (as applicable). The Debtors believe that the provisions of section 1145(a)(1) of the Code exempt the offer and distribution by Arch of the Arch Common Shares that constitute the Creditor Stock Pool from federal and state securities registration requirements. Section 1145 of the Code provides an exemption from registration under the Securities Act and state securities laws of the securities of a debtor or, among others, of a successor to a debtor under a plan, with exceptions for certain categories of holders. See Section V.H for a discussion of certain matters
                       --- -------
related to the ownership and resale of securities issued pursuant to the Plan.

           2.  FCC and State Regulatory Matters.
               --------------------------------

          The Debtors intend to transfer their FCC licenses to the Reorganized Debtors and to merge with Merger Subsidiary pursuant to the Plan in accordance with the FCC's Second Thursday doctrine. FCC approval of the transfer of
               ---------------
ownership of more than 50% of the equity securities of Arch is also necessary. On September 2, 1998, the Debtors and Arch jointly filed the FCC Applications to transfer licenses and to consummate the Merger in accordance with the Second
                                                                      ------
Thursday doctrine.  It is a condition to effectiveness of the Plan that the FCC
--------
approves the transfer of the licenses and the Merger, thereby granting the FCC Applications, on terms that do not impair the feasibility of the Plan and permit the Plan and the Merger to be implemented and consummated.

      G.  Information Relevant to the Risks Posed to Creditors Under the Plan

          The following is a summary of certain matters that should be considered, together with all other relevant matters, in connection with the Plan. This summary is not intended to be a complete list of important matters that persons voting on the Plan should consider. Because it is anticipated that subsequent to the Effective Date, the Reorganized Debtors will be wholly owned subsidiaries of Arch, and that holders of Allowed Class 6 Claims will receive under the Plan a substantial equity interest in Arch, certain of the matters addressed below relate exclusively to Arch. Holders of Voting Claims against the Debtors should analyze and evaluate the Plan and the other information set forth in this Disclosure Statement and in the Exhibits hereto with their respective advisors in determining whether to vote to accept or reject the Plan.

           1. Risk of Delay or Non-Occurrence of the Confirmation Date and the
              ----------------------------------------------------------------
              Effective Date.
              --------------

          The Plan can only be confirmed if it complies with various legal requirements set forth in the Code and outlined below. Moreover, the occurrence of the Effective Date is subject to various conditions set forth in the Plan and in the Merger Agreement that must be satisfied or, in some instances, waived prior to the occurrence of the Effective Date. See Section V.B, "Conditions to
                                                    -----------
Effectiveness of the Plan". There may be delay in satisfying the conditions to the occurrence of the Effective Date, and there is no assurance that these conditions will be met (or, as applicable, waived). Reference should be made to the Plan, to Article V of the Merger Agreement and to Section V.B for a
                                                      -----------
description of these conditions.

           2. Challenges of Business Integration.
              ----------------------------------

          There can be no assurance that the expectations regarding the future operations of Arch following the Merger will be fulfilled. The success of the Merger will depend in part on the ability of Arch to effectively integrate the businesses of Arch and the Reorganized Debtors. The process of integrating the businesses of Arch and the Reorganized Debtors may involve unforeseen difficulties and may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch following the Merger. Although it is anticipated that the Merger will provide the opportunity for cost savings and efficiencies, there can be no assurance as to the timing or amount of cost savings or efficiencies that may ultimately be attained. Certain of the anticipated benefits of the Merger may not be achieved if the existing operations or Arch and the Debtors are not successfully integrated in a timely manner. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate business backgrounds and corporate cultures. There can be no assurance that Arch will be able to integrate effectively the Reorganized Debtors' operations or, even if integrated, that Arch's operating performance after the Merger will be successful. If Arch is not successful in integrating the Reorganized Debtors' operations, or if the integrated operations fail to achieve market acceptance, Arch could be materially adversely affected. In addition, following the Merger, the implementation of Arch's business strategy will be subject to numerous other contingencies beyond the control of Arch, including general and regional economic conditions, interest rates, competition, changes in regulation and the ability to attract and maintain skilled employees. As a result, no assurance can be given that the Merger will be successful or that Arch's business strategies will prove effective or that Arch will achieve its goals after the Merger.

           3. Certain Risks Associated with Arch's Existing Debt and Contracts.
              ----------------------------------------------------------------

          Arch is currently party to various contractual arrangements, including, without limitation, various contracts with governmental authorities, credit agreements and indentures and similar agreements, under which the consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Plan could (a) result in a breach, violation, default or conflict, (b) give other parties thereto rights of termination or cancellation or (c) have other adverse consequences for Arch. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which other parties to such contracts may seek to assert any such rights and pursue any such remedies, and the ability of Arch to resolve such matters on acceptable terms. Under the indentures governing notes issued by Arch and its wholly owned subsidiary Arch Communications, Inc. ("ACI") having an aggregate principal balance of approximately $719.5 million as of July 31, 1998, Arch and ACI would be obligated to offer to repurchase such notes at an aggregate principal amount of such notes, plus accrued and unpaid interest and liquidated damages, upon a change of control as defined therein. Arch believes that consummation of the Merger and the other transactions contemplated by the Merger Agreement and the Plan will not constitute such a change in control. Although it is expected that the foregoing matters will not have a material adverse effect on Arch, there can be no assurance that other parties will not allege that the Merger constitutes either a breach or default or a change in control of Arch.

           4. Transaction Costs.
              -----------------

          Arch estimates that it will incur direct transaction costs of approximately $25 million associated with the Merger. This amount is a preliminary estimate only and is therefore subject to change. There can be no assurance that Arch will not incur significant additional charges to reflect costs associated with the Merger.

           5. Substantial Amortization Charges.
              --------------------------------

          A significant effect of the purchase accounting in connection with the Merger will be to record a substantial amount of goodwill and other intangible assets that will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. The incremental amount of such charges is estimated to be approximately $45.6 million per year for approximately ten years. However, actual charges could vary significantly in the event the underlying assets are impaired or the related useful lives are less than currently estimated.

           6. Growth and Acquisition Strategy.
              -------------------------------

          Arch believes that the paging industry has experienced, and will continue to experience, consolidation due to factors that favor larger, multi-market paging companies, including (a) the ability to obtain additional radio spectrum, (b) greater access to capital markets and lower costs of capital, (c) broader geographic coverage of paging systems, (d) economies of scale in the purchase of capital equipment, (e) operating efficiencies and (f) enhanced access to executive personnel.

          Each of Arch and the Debtors has pursued, and, if the Merger is consummated, Arch intends to continue to pursue, acquisitions of paging businesses as a key component of its growth strategy. However, the process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management. No assurance can be given that suitable acquisitions can be identified, financed and completed on acceptable terms, or that any future acquisitions by Arch will be successful.

          Implementation of Arch's growth strategy will be subject to numerous other contingencies beyond the control of its management. These contingencies include national and regional economic conditions, interest rates, competition, changes in regulation or technology and the ability to attract and retain skilled employees. Accordingly, no assurance can be given that Arch's growth strategy will prove effective or that its goals will be achieved.

           7. Future Capital Needs; Uncertainty of Additional Funding.
              -------------------------------------------------------

          Arch's business strategy requires, and subsequent to the Merger will continue to require, the availability of substantial funds to finance the continued development and future growth and expansion of its operations, including possible acquisitions. The amount of capital required by Arch following the Merger will depend upon a number of factors, including subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's NPCS strategy, acquisition strategies and other opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. The unavailability of sufficient financing when needed could have a material adverse effect on Arch and its ability to make payments with respect to its outstanding indebtedness when due.

           8. Competition and Technological Change.
              ------------------------------------

          Arch and the Debtors each face competition from other paging service providers in all markets in which they operate, as well as from certain competitors that hold nationwide licenses. Monthly fees for basic paging services have, in general, declined in recent years, due in part to competitive conditions, and Arch may face significant price-based competition in the future which could have a material adverse effect on them. Certain of Arch's and the Debtors' competitors possess greater financial, technical and other resources than will Arch following the Merger. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or the Reorganized Debtors' particular markets, there could be a material adverse effect on them following the Merger.

          Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor the Debtors presently offer their customers such two-way services, other than as a reseller. Although such services generally are higher priced than traditional one-way paging services, technological improvements could result in increased capacity and efficiency for such two-way paging technologies and, accordingly, could result in increased competition for Arch or the Reorganized Debtors. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services provided by Arch or the Reorganized Debtors or could require Arch and the Reorganized Debtors to reduce the price of their paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology, including cellular and broadband personal communications services (''PCS''), and specialized mobile radio services, also compete with the paging services that Arch and the Debtors currently provide. While such services are primarily focused on two-way voice communications, service providers could elect to provide paging services as an adjunct to their primary services. Technological change also may affect the value of the pagers owned by Arch and the Reorganized Debtors and leased to their respective subscribers. If Arch's or the Reorganized Debtors' subscribers request more technologically advanced pagers, including, but not limited to, two-way pagers, Arch or the Reorganized Debtors could incur additional inventory costs and capital expenditures if required to replace pagers leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on Arch and the Reorganized Debtors. There can be no assurance that Arch or the Reorganized Debtors will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies.

           9. Government Regulation, Foreign Ownership and Possible Redemption.
              ----------------------------------------------------------------

          The paging operations of Arch and the Debtors are subject to regulation by the FCC and various state regulatory agencies. The FCC paging licenses granted to Arch and the Debtors are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. In the past, paging license renewal applications generally have been granted by the FCC upon a showing of compliance with FCC regulations and of adequate service to the public. With the exception of the pending FCC proceeding regarding the Debtors' qualifications to remain an FCC licensee, Arch and the Debtors are unaware of any circumstances that would prevent the grant of any pending or future renewal applications; however, no assurance can be given that any of Arch's or the Debtors' renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire, thereby increasing the chances of third party interventions in the renewal proceedings. Other than those renewal applications still pending, the FCC has thus far granted each license renewal application that Arch and the Debtors have filed. There can be no assurance that the FCC and various state regulatory agencies will not propose or adopt regulations or take actions that would have a material adverse effect on Arch or the Debtors or, if the Merger is consummated, on the combined company following the Merger.

          The FCC's review and revision of rules affecting paging companies is ongoing and the regulatory requirements to which Arch and the Debtors are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (for example, a Major Trading Area as defined by Rand McNally) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded pursuant to auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and the Debtors are each participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands. The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and the Debtors ), whether these coverage requirements should be imposed on a nationwide or regional basis and whether, if such requirements are imposed, failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, Arch and the Debtors might have to accelerate the build-out of their systems in certain areas.

          Changes in regulation of Arch's and the Debtors' paging businesses or the allocation of radio spectrum for services that compete with Arch's and the Debtors' business could adversely affect their results of operations. In addition, some aspects of the 1996 Act may place additional burdens upon them or subject them to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 800 number paging. Arch and the Debtors have generally passed these costs on to their subscribers, which makes their services more expensive and which could affect the attraction or retention of customers; however, there can be no assurance that Arch and the Reorganized Debtors will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services, including to low-income consumers (''Universal Service''). Prior to the implementation of the 1996 Act, Universal Service obligations largely were met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, certain telecommunications carriers, including Arch and the Debtors, are required to contribute to a revised fund created for Universal Service (the ''Universal Service Fund''). In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on state revenues. Neither Arch nor the Debtors can yet know the impact of these state contribution requirements, if enacted and applied to Arch and the Debtors. Moreover, neither Arch nor the Debtors is able at this time to estimate the amount of any such payments that it will be able to bill to their subscribers; however, payments into the Universal Service Fund will likely increase the cost of doing business.

          Moreover, in a rulemaking proceeding pertaining to interconnection between local exchange carriers (''LECs'') and commercial mobile radio services (''CMRS'') providers such as the Debtors and Arch, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks, nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position. Depending on further FCC disposition of these issues, Arch and the Debtors may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If these issues are ultimately resolved by the FCC in Arch's and the Debtors' favor, then Arch and the Debtors will pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, Arch and the Debtors likely would be required to pay all past due contested charges and may also be assessed interest and late charges for the withheld amounts. Although these requirements have not to date had a material adverse effect on Arch or the Debtors, these or similar requirements could in the future have a material adverse effect on Arch or the Reorganized Debtors.

          The Communications Act also limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. Arch and MobileMedia own or control several radio common carriers and are accordingly subject to these foreign investment restrictions. Because Arch and MobileMedia are each individually parents of radio common carriers (but are not radio common carriers themselves), Arch and MobileMedia are limited to having 25% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. The FCC has the authority to waive this restriction unless the public interest would be served by denying such waiver. In connection with the World Trade Organization Agreement (the ''WTO Agreement'') -- agreed to by 69 countries --the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of such a waiver if the foreign investor's home market country signed the WTO Agreement. Arch's and MobileMedia's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. Arch's Restated Certificate of Incorporation permits the redemption of shares of Arch's capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch and any restrictions contained in applicable debt instruments and under state law (which currently would not permit any such redemptions).
The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries (including the Reorganized Debtors following the Merger).

           10. High Degree of Leverage After the Merger.
               ----------------------------------------

          Each of Arch and Communications is, and after the consummation of the Merger the combined company will continue to be, highly leveraged. At June 30, 1998, Arch's total long-term debt was $1.0 billion compared with total assets of $971.5 million and latest six-month annualized EBITDA of $139.5 million. Communications' total long-term debt was $1.1 billion compared with total assets of $596.4 million and latest six month annualized EBITDA (before restructuring costs) of $123.8 million at June 30, 1998. After giving effect to the Merger, the sale of the Tower Assets to Pinnacle, the elimination of the Debtors' pre-petition debt under the Plan and the incurrence of additional debt by Arch in connection with the Merger, on a pro forma basis at June 30, 1998, the combined company would have had long-term debt of $1.3 billion compared with total assets of $1.8 billion and latest six-month annualized EBITDA of $250.9 million. Arch's high degree of leverage may have adverse consequences for Arch, including: (a) if necessary, the ability of Arch to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, may be impaired or extinguished or such financing may not be available on acceptable terms, if at all; (b) a substantial portion of the EBITDA of Arch will be required to pay interest expense, which will reduce the funds which would otherwise be available for operations and future business opportunities; (c) the amended credit facility and the indentures under which certain Arch notes are outstanding contain financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on Arch; (d) Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage; (e) Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally; and (f) Arch's high degree of leverage may impair its ability to participate in the anticipated future consolidation of the paging industry. In April 1997, Arch reordered its operating priorities to improve capital efficiency and strengthen its balance sheet by placing a higher priority on leverage reduction than subscriber unit growth. As part of its reordered operating priorities, Arch has implemented various initiatives to reduce capital costs while sustaining acceptable levels of unit and revenue growth. As a result, Arch's rate of internal growth in pagers in service has slowed and is expected to remain below the rates of internal growth previously achieved by Arch, but Arch has not yet reduced its financial leverage significantly. There can be no assurance that Arch will be able to reduce its financial leverage significantly or that Arch will achieve an appropriate balance between growth that it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments.

           11. Subscriber Turnover.
               -------------------

          The results of operations of wireless messaging service providers, such as Arch and the Debtors, can be significantly affected by subscriber cancellations. Since filing for bankruptcy protection, the Debtors have experienced a significant decline in subscribers. The sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, disconnections directly and adversely affect EBITDA. An increase in the subscriber cancellation rate could have a material adverse effect on Arch or the Reorganized Debtors.

           12. Dependence on Third Parties.
               ---------------------------

          Neither Arch nor the Debtors manufactures any of the pagers used in their respective paging operations. Arch and the Debtors each buy pagers primarily from Motorola and NEC and therefore are dependent on such manufacturers to obtain sufficient pager inventory for new subscriber and replacement needs. In addition, Arch and the Debtors purchase terminals and transmitters primarily from Glenayre and Motorola and thus are dependent on such manufacturers for sufficient terminals and transmitters to meet their expansion and replacement requirements. To date, neither Arch nor the Debtors has experienced significant delays in obtaining pagers, terminals or transmitters (other than in the period preceding the Debtors' bankruptcy filing), but there can be no assurance that Arch and the Reorganized Debtors will not experience such delays in the future. Arch's purchase agreement with Motorola expires on June 19, 1999, although it contains a provision for automatic renewal for one-year terms. Communications' agreement with Motorola will expire on February 6, 1999, although it provides for automatic renewal for one-year terms. In addition, under the terms of the current contract, on the Effective Date, Reorganized Communications will need to provide Motorola with credit support. There can be no assurance that Arch's or Communication's agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable as those under the current agreements. Although Arch believes that sufficient alternative sources of pagers, terminals and transmitters exist, there can be no assurance that Arch would not be materially adversely affected if it were unable to obtain these items from current supply sources or on terms comparable to existing terms. Finally, Arch and the Debtors rely on these parties to provide satellite transmission for some aspects of their paging services. To the extent there are satellite outages, Arch and the Reorganized Debtors may experience a loss of service until such time as satellite coverage is restored.

           13. Possible Acquisition Transactions.
               ---------------------------------

          Arch has advised the Debtors that it believes that the paging industry will undergo further consolidation, and that it expects to participate in such consolidation. Arch has evaluated and expects to continue to evaluate possible acquisition transactions on an ongoing basis and at any given time may be engaged in discussions with respect to possible acquisitions or other business combinations. The process of integrating acquired paging businesses may involve unforeseen difficulties and may require a disproportionate amount of the time and attention of Arch's management and financial and other resources. No assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, that Arch's future acquisitions will be successful, or that Arch will participate in any future consolidation of the paging industry.

           14. Dependence on Key Personnel.
               ---------------------------

          The success of Arch and the Reorganized Debtors subsequent to the Merger will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with, or maintain key man life insurance on the lives of, any of its current executive officers, although certain executive officers have entered into non-competition agreements and all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of either Arch's or the Debtors' executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch and the Reorganized Debtors.

           15. Impact of the Year 2000 Issue.
               -----------------------------

          Arch is currently upgrading its information systems in a manner which is also intended to resolve the potential impact of the Year 2000 problem on the processing of date-sensitive information by Arch's computerized systems and transmission equipment. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Arch's programs that have time-sensitive software may recognize a date using ''00'' as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar customary business activities.

          In 1997, Arch designated members of its Information Services and Engineering departments to assess the impact of the Year 2000 problem on its information systems and the information systems of its customers, vendors and other parties that service or otherwise interact with Arch. Data processing for Arch's major operating systems is conducted in-house using programs developed primarily by third-party vendors. An assessment of inventory and Year 2000 readiness for all systems and applications has been substantially completed and most third-party vendors who provide applications to Arch have been contacted. Arch intends to bring its major operating systems and outsourced applications into compliance with Year 2000 requirements through the installation of updated or replacement programs developed by third parties or by new and enhanced software programs developed internally. Arch currently believes that it will be able to modify or replace any affected systems by September 30, 1999 in order to minimize any detrimental effects on Arch's operations.

          Arch expects that it will incur costs to replace existing hardware and software which will be capitalized and amortized in accordance with Arch's existing accounting policies, while maintenance or modification costs will be expensed as incurred. Based on Arch's preliminary estimate of the costs to be incurred, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates. The ability of third parties with whom Arch transacts business to adequately address their Year 2000 issues is outside Arch's control. If Arch, its customers or vendors are unable to resolve Year 2000 issues in a timely manner, there could be a material adverse effect on Arch.

          The Debtors are aware that certain of their software and paging systems require modification, and are in the process of determining the full extent to which they will be required to modify or replace significant portions of their software and paging systems so that systems function properly with respect to dates in the year 2000 and thereafter. At present, the Debtors do not have an estimate of the cost that may be incurred to comply with the Year 2000 issue. If such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 issue could have a material adverse effect on the operations of the Reorganized Debtors.

           16. No Dividends.
               ------------

          Neither Arch nor MobileMedia has ever declared or paid cash dividends. Neither Arch nor MobileMedia intends, and if the Merger is consummated, Arch does not intend, to declare or pay any cash dividends in the foreseeable future. Certain covenants in Arch's credit facility and other Arch debt instruments effectively prohibit the declaration or payment of cash dividends by Arch for
the foreseeable future.   In addition, the terms of Arch's Series C Preferred
Stock generally prohibit the payment of cash dividends on Arch Common Shares unless all accrued and unpaid dividends on the Series C Preferred Stock are paid in full.

           17. History of Losses.
               -----------------

          Neither Arch nor Communications has reported any net income since their respective inceptions. Arch reported net losses of $36.6 million, $114.7 million, $181.9 million and $109.8 million in the fiscal years ended December 31, 1995, 1996 and 1997, and the six months ended June 30, 1998, respectively. Communications reported net losses of $41.1 million, $1.1 billion, $124.6 million and $37.3 million in the years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998, respectively. For the year ended December 31, 1997 and the six months ended June 30, 1998 and after giving effect to the Merger, Arch would have incurred, on a pro forma unaudited basis, a loss before extraordinary items of $313.9 million and $154.5 million, respectively.

          For both Arch and Communications, these historical and pro forma net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets (in the case of Communications) and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future, which will result in significant additional interest expense which could have a material adverse effect on Arch following the Merger. Arch expects to continue to report net losses for the foreseeable future, whether or not the Merger is consummated.

           18. Volatility of Trading Price.
               ---------------------------

          The market price of Arch Common Shares is subject to significant fluctuation. Between July 1, 1997 and September 9, 1998, the reported sale price of Arch Common Shares on the Nasdaq National Market has ranged from a low of $2.31 per share to a high of $9.50 per share. The trading price of Arch Common Shares following the Merger will likely be affected by numerous factors, including the risk factors set forth herein, as well as prevailing economic and financial trends and conditions in the public securities markets. During recent periods, share prices of companies in technology businesses, and particularly paging companies such as Arch and MobileMedia, have exhibited a high degree of volatility. Shortfalls in revenues or earnings from the levels anticipated by the public markets could have an immediate and significant adverse effect on the trading price of Arch Common

Shares in any given period. Such shortfalls may result from events that are beyond Arch's immediate control, can be unpredictable and, because a significant proportion of Arch's sales during each fiscal quarter may tend to occur in the latter stages of the quarter, may not be discernible until the end of a financial reporting period, which may contribute to the volatility of the trading value of Arch's shares regardless of Arch's long-term prospects. The trading price of Arch's shares may also be affected by developments, including reported financial results and fluctuations in trading prices of the shares of other publicly held companies in the paging industry generally, which may not have any direct relationship with Arch's business or prospects.

           19. Risks Relating to the Combined Company Projections.
               --------------------------------------------------

          The managements of Arch and the Debtors have jointly prepared the combined company pro forma projections attached hereto as Exhibit E, in
                                                          ---------
connection with the development of the Plan to present the projected effects of the Plan and the transactions contemplated thereby if the Merger is consummated. The Combined Company Projections assume the Plan and the transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Combined Company Projections are inherently uncertain and are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those projected, including, among others, those enumerated therein. Accordingly, the Combined Company Projections are not necessarily indicative of the future financial condition or results of operations of the combined company following the Merger, which may vary significantly from those set forth in the Combined Company Projections. Consequently, the projected financial information contained herein should not be regarded as a representation by Arch, Arch's advisors, the Debtors, the Debtors' advisors or any other person that the Combined Company Projections can or will be achieved.

           20. Certain Federal Income Tax Considerations; Possible Loss of
               -----------------------------------------------------------
               Corporate Tax Benefits.
               ----------------------

          It is anticipated that (S) 382 of the Tax Code will limit the amount of income earned by Arch after the Merger that may be offset by Arch's net operating loss carryforwards and other tax attributes. It is also anticipated that the net operating loss carryforwards and possibly other tax attributes of Communications will be substantially reduced as a result of consummation of the Plan pursuant to sections 382 and 108 of the Tax Code.

           21. Arch's Amended Credit Facility and Indenture Restrictions.
               ---------------------------------------------------------

          Arch's credit facility and indentures impose certain operating and financial restrictions on Arch. The credit facility requires Arch's wholly owned subsidiary, Arch Paging, Inc. ("API"), and in some cases ACI, to maintain specified financial ratios, among other obligations, including a maximum leverage ratio and a minimum fixed charge coverage ratio, each as defined in Arch's amended credit facility. In addition, the amended credit facility limits or restricts, among other things, API's ability to: (a) declare dividends or redeem or repurchase capital stock; (b) prepay, redeem or purchase debt; (c) incur liens and engage in sale/leaseback transactions; (d) make loans and investments; (e) incur indebtedness and contingent obligations; (f) amend or otherwise alter debt instruments and other material agreements; (g) engage in mergers, consolidations, acquisitions and asset sales; (h) engage in transactions with affiliates; and (i) alter its lines of business or accounting methods. In addition, Arch's indentures limit, among other things: (u) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (v) the payment of dividends and other restricted payments by Arch and its restricted subsidiaries (as defined in its indentures); (w) asset sales; (x) transactions with affiliates; (y) the incurrence of liens; and
(z) mergers and consolidations. Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under Arch's amended credit facility and/or Arch's indentures. Upon the occurrence of an event of default under the amended credit facility or Arch's indentures, the creditors could elect to declare all amounts outstanding, together with accrued and unpaid interest, to be immediately due and payable. If Arch were unable to repay any such amounts, the creditors could proceed against the collateral securing such indebtedness. If the lenders under the amended credit facility accelerate the payment of such indebtedness, there can be no assurance that the assets of Arch would be sufficient to repay in full such indebtedness and the other indebtedness of Arch. In addition, because the amended credit facility and Arch's indentures limit its ability to engage in certain transactions except under certain circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. Arch will be entering into additional indentures in connection with the Merger Agreement and the Plan.

           22. Significant Fluctuations in Revenues and Operating Results.
               ----------------------------------------------------------

          Arch and the Debtors have experienced significant fluctuations in its revenues and operating results from quarter to quarter and year to year, and it expects these fluctuations to continue in the future. Arch believes that future fluctuations in revenues and operating results are likely as the result of many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues. Arch may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. Consequently, revenues are difficult to forecast and may vary significantly from quarter to quarter or year to year and revenues or results of operations in any period will not necessarily be indicative of revenues or operating results in subsequent periods and should not be relied upon as any indication of future performance.

          Due to the foregoing or other factors, it is likely that such quarterly fluctuations in revenue or operating results will from time to time not meet the expectations of securities analysts or investors, which may have a material adverse effect on the price of Arch Common Shares.

           23. Divisional Reorganization of Arch.
               ---------------------------------

          In June 1998, the Arch Board approved a reorganization of its operations (the "Divisional Reorganization"). As part of such reorganization, which will be implemented over a period of 18 to 24 months, Arch plans to consolidate its seven operating divisions into four operating divisions, and consolidate certain regional administrative support functions, resulting in various operating efficiencies. Once fully implemented, the Divisional Reorganization is expected to result in annual cost savings of approximately $15.0 million. In connection with the reorganization, Arch (a) anticipates a net reduction of approximately 10% of its workforce, (b) plans to close certain office locations and redeploy other real estate assets and (c) recorded a restructuring charge of $16.1 million in the second quarter of 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance and benefits, (ii) $3.5 million for lease obligations and terminations and (iii) $2.9 million for the writedown of related assets. There can be no assurance that the desired cost savings will be achieved or that the anticipated restructuring of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such restructuring may be increased by the need to integrate the Reorganized Debtors' operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of the Reorganized Debtors could have a material adverse effect on Arch.

           24. Anti-Takeover Provisions.
               ------------------------

          The Arch Restated Certificate of Incorporation (the ''Arch Certificate'') and By-laws (the ''Arch By-Laws'') include provisions for a classified Board of Directors, the issuance of ''blank check'' preferred stock (the terms of which may be fixed by the Arch Board without further stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting and certain procedural requirements governing stockholder meetings. In addition, Section 203 of the Delaware General Corporation Law will, with certain exceptions, prohibit Arch from engaging in any business combination with any ''interested stockholder'' (as defined therein) for a three-year period following the date that such stockholder becomes an interested stockholder.
Such provisions may have the effect of delaying, making more difficult or preventing a change in control or acquisition of Arch.


 V.  SUMMARY OF THE PLAN OF REORGANIZATION

      A.  Description, Classification and Treatment of Claims and Interests

          The following Section V.A describes the significant Claims and
                        -----------
Interests in the Debtors' Cases and the manner in which they are classified and treated under the Plan. First, it discusses in general the Debtors' Schedules (which reflect, among other things, the Debtors' liabilities as reflected in their books and records), the proofs of claim filed in the Cases and the Claim objection process. Next, it outlines the significant categories of Claims against the Debtors with estimates as of __________, 1998 of the Allowed Claims. Finally, it summarizes the classification and treatment scheme for Claims and Interests established in the Plan.

           1.  Description of Claims Generally.
               -------------------------------

          As discussed in Section II.B.4.(d), the Debtors filed joint Schedules
                          ------------------
of Assets, Liabilities and Executory Contracts, and a joint Statement of Financial Affairs (which have subsequently been amended) on March 26, 1997. By order of the Bankruptcy Court, June 16, 1997 (the "Bar Date") was fixed as the last day by which the holders of certain claims could file their proofs of claim. Under this order, a claim filed against one Debtor was deemed filed
against all of the Debtors./19/   A holder of a claim listed on the Schedules as
liquidated, noncontingent and undisputed, and as to which the holder agreed with the claim amount set forth in the Schedules, was not required to file a proof of claim. More than 2,400 claims were filed against the Debtors. As described in

Section II.B.4, the Debtors have objected to numerous claims and continue the
--------------
process of reviewing each remaining proof of claim, as well as reconciling the claimants and the claimed amounts with the Debtors' books and records and analyzing the factual and legal bases of these proofs of claim. Following the completion of such analyses and reconciliation, the Debtors will contact claimants regarding variances between the Debtors' books and records and the asserted claim amounts.

           2.  Estimated Amount of Allowed Claims.
               ----------------------------------

          The following chart outlines the estimated amount of the Allowed Claims included in each Class under the Plan, except for Allowed Claims for fees and expenses and contingent and unliquidated claims. The estimated amounts set forth herein constitute projections as of _________, 1998, and are rounded, in most instances, to the nearest one-hundred thousand./20/







-------------------------

/19/ Under the Plan, the Debtors are being treated as one entity for the purpose of claims made against them and distributions made by them under the Plan. The Plan also contemplates the elimination of all intercompany claims between and among the Debtors.

/20/ The estimates set forth in this chart and otherwise in this Disclosure Statement are for descriptive purposes only, and do not and shall not constitute an admission as to the Debtors' obligations with respect to any such claims.

                                                Estimate of Allowed
 Class                 Description                 Claim Amount
 -----                 -----------                 ------------
   1        Priority Claims
            ---------------

   2        Miscellaneous Secured Claims
            ----------------------------

   3        Customer Refund Claims
            ----------------------

   4        1995 Credit Agreement Claims
            ----------------------------

                Principal
                Interest
                Miscellaneous Fees
                Costs and Expenses

   5        Dial Page Note Claims
            ---------------------

                Principal
                Interest
                Trustee fees

   6        General Unsecured Claims
            ------------------------
                9/3/8/% Notes
                10 1/2 Notes
                Other Unsecured Claims

   7        Note Litigation Claims
            ----------------------

   8        Common Stock Claims and
            -----------------------
            Interests and Subordinated
            --------------------------
            Indemnification Obligation Claims
            ---------------------------------


   9        Subsidiary Claims and Interests
            -------------------------------

                                                ---------------------

         TOTAL                                                      $
                                                =====================

           3. Description of Claims and Interests; Summary of Classification and
              ------------------------------------------------------------------
              Treatment Thereof.
              -----------------

          The Plan divides the holders of Claims and Interests, except administrative claims and priority tax claims, into nine separate and distinct Classes pursuant to section 1122(a) of the Code, and sets forth the treatment offered each Class. A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim is in a particular Class and entitled to a distribution only to the extent that the Claim is an Allowed Claim in that Class.

          Under the Plan, a Claim is "Allowed" to the extent that: (a)(1) the Claim was timely filed or the Claim was listed in the Schedules and not listed therein as disputed, contingent or unliquidated as to amount, and (2) the Debtors, the Reorganized Debtors or any other party in interest entitled to do so has not yet filed an objection and does not file an objection prior to (i) in the case of Class 6 Claims other than rejection claims, the Rights Offering Commencement Date, and (ii) in the case of all other Claims, the Effective Date of the Plan; or (b) the Claim is allowed by a Final Order of the Bankruptcy Court; or (c) the Claim is allowed by the Plan.

          The treatment of, and consideration to be provided to, holders of Allowed Claims and Interests will be in full settlement, release and discharge of such Allowed Claims and Interests; provided, that such discharge will not
                                      --------
affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in the Plan; and provided, further, that such discharge will not affect
                          --------  -------
the Reorganized Debtors' obligations under and pursuant to the Plan. The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class will apply to all of the Cases. No Claim will entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim is an Allowed Claim.

          In accordance with section 1123(a)(1) of the Code, Administrative Claims are not classified under the Plan. Administrative Claims are Claims entitled to priority under sections 507(a)(1) and 503(b) of the Code, which Claims (other than claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date), to the extent they arose between the Petition Date and the Confirmation Date, are required to be filed by the party asserting such Claim within 15 days after the Confirmation Date. Administrative Claims that arose between the Confirmation Date and the Effective Date must be filed by the party asserting such Claim within 15 days after the Effective Date. The Debtors will review all filed Administrative Claims, and object to such Claims as necessary. Arch has waived its right to object to Administrative Claims constituting professional fees.
Section 2.1(A) of the Plan provides that, subject to the provisions of Section 4.4(A) of the Plan and unless otherwise agreed by the holder of an Allowed

Administrative Claim (in which event such other agreement will govern), each holder of an Allowed Administrative Claim will receive on account of such Administrative Claim: (i) cash equal to the unpaid amount of such Allowed Administrative Claim; or (ii) at the option of Reorganized Communications, payment in accordance with the ordinary business terms of such Allowed Administrative Claim. Section 2.1(B) of the Plan provides that on or before the Effective Date, Administrative Claims for fees payable pursuant to section 1930 of title 28 of the United States Code, 28 U.S.C. (S) 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, will be paid in cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed by the Reorganized Debtors. Section 2.1(C) of the Plan provides that Administrative Claims based on liabilities incurred by the Debtors in the ordinary course of their businesses will be assumed and paid by Reorganized MCCA pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim, without any further action by the holders of such Claims. Section 2.1(D) of the Plan provides that Arch will make available to Reorganized Communications any monies necessary for Reorganized Communications to make timely payment of all Administrative Claims.

          Also in accordance with section 1123(a)(1) of the Code, Section 2.2 of the Plan provides that priority tax claims of the kind specified in sections 507(a)(8) of the Code (claims for certain federal, state and local taxes) are not classified. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim against any of the Debtors will, on the Effective Date, receive, at Arch's option, either (a) cash equal to the amount of such Allowed Priority Tax Claim or (b) a promissory note payable by Reorganized Communications in a principal amount equal to the amount of such Allowed Priority Tax Claim on which interest will accrue from and after the Effective Date at the rate of 7% or such higher or lower rate as is determined by the Bankruptcy Court to be appropriate under section 1129(a)(9)(C) of the Code and will be paid semiannually in arrears; the principal amount of the promissory note will be paid in full on a date or dates six (6) years after the date of assessment of such Allowed Priority Tax Claim.

          The following is a summary of the manner in which Claims and Interests are classified and treated under the Plan, together with a description of the estimated amounts of Allowed Claims and Interests included in each such Class as of _________________________, 1998. By virtue of the provisions of Article II of the Plan, the Allowed Claims in Classes 1, 2 and 3 are unimpaired under the Plan and Claims and Interests in Classes 4, 5, 6, 7, 8 and 9 are impaired under the Plan. The Debtors believe that the treatment afforded all Classes of Claims and Interests under the Plan fully comports with the requirements of the Code and case law.

               (a) Class 1 -- Priority Claims. Allowed Claims against any of the Debtors, if any, with priority pursuant to sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Code are classified in Class 1. Most liquidated Class 1 Claims have already been paid pursuant to orders of the Bankruptcy

               Court. Excluding priority customer deposits held by the Debtors in the ordinary course of business (and payable to subscribers in the ordinary course of business pursuant to an order of the Bankruptcy Court entered on the Petition Date), the aggregate estimated amount of these Allowed Class 1 Claims is $
                _________________________________________. Each Allowed Claim in
               Class 1 will be paid in full in cash on the later of the Effective Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Claim.

               (b) Class 2 -- Miscellaneous Secured Claims.

                    .  Description of Miscellaneous Secured Claims.
               Miscellaneous Secured Claims are Secured Claims against any of the Debtors not classified in Class 4, and might include, for example, claims for the delivery of goods or services to the Debtors to the extent of any cash deposit made by the Debtors before, and remaining unapplied on, the Petition Date.

                    .  Classification Scheme.  Allowed Secured Claims that are not otherwise classified pursuant to the Plan are classified in Class 2. The aggregate estimated amount of these Allowed Class 2 Secured Claims is $ ______.

                    .  Treatment. The legal, equitable and contractual rights to which each holder of an Allowed Class 2 Claim is entitled will be left unaltered by the Plan or, at the option of the Reorganized Debtors, will be left unimpaired in the manner described in section 1124(2) of the Code.

               (c) Class 3 -- Customer Refund Claims.

                    .  Description of Customer Refund Claims.  Class 3 consists of all Customer Refund Claims against any of the Debtors not otherwise classified in Class 1 or Class 2. Most Class 3 Claims have already been paid pursuant to an order of the Bankruptcy Court.

                    .  Classification Scheme.   Customer Refund Claims not
               otherwise classified in Classes 1 or 2 are classified in Class 3. The aggregate estimated amount of Allowed Class 3 Claims is $__.

                    .  Treatment.  The legal, equitable and contractual rights to which each holder of an Allowed Class 3 Claim is entitled will be left unaltered by the Plan or, at the option of the Reorganized Debtors, will be left unimpaired in the manner described in section 1124(2) of the Code.

               (d) Class 4 -- Claims under or related to the 1995 Credit
                   Agreement.

                    .  Description of Claims under or related to the 1995 Credit
               Agreement.  As discussed in Section II.A.1., in connection with
                                           ---------------
               the MobileComm Acquisition, Communications entered into the 1995 Credit Agreement with the Pre-Petition Lenders. The 1995 Credit Agreement provides for term loans in an aggregate principal amount of $550 million and a $200 million revolving loan facility.

                    Communications' obligations to the Pre-Petition Lenders
               under the 1995 Credit Agreement are secured by Liens on substantially all the assets of Communications. As further security for Communications' obligations to the Pre-Petition Lenders under the 1995 Credit Agreement, Communications entered into a Guaranty and Pledge Agreement, and each of the Debtors other than Communications entered into a Guaranty and Security Agreement, pursuant to which agreements each of the Debtors other than Communications guaranteed Communications' obligations to the Lenders under the 1995 Credit Agreement and granted to the Pre-Petition Agent a lien on and security interest in all of its assets (including any stock owned by it) to secure such guaranty.

                    As of the Petition Date, $550 million in principal amount
               was outstanding in respect of the term loans and $99 million in principal amount was outstanding under the revolving credit facility, in each case exclusive of accrued and unpaid interest. As of the Petition Date, approximately $21 million in accrued and unpaid interest was owed to the Pre-Petition Lenders. The full amount of pre-petition interest owing to the Pre-Petition Lenders was paid to the Pre-Petition Lenders as adequate protection in accordance with the order approving the DIP Facility. In addition, on September 2, 1998, the $170 million in proceeds from the Tower Transaction were paid to the Pre-Petition Lenders.

                    .  Classification Scheme.  Allowed Secured Claims in Class 4
               consist of the following unpaid obligations arising under the 1995 Credit Agreement, and will be Allowed in an aggregate amount equal to: (i) $479 million; (ii) reasonable accrued and unpaid commitment, letter of credit and similar fees under the 1995 Credit Agreement, in an amount, as of the Petition Date, equal to $179,148.29, together with any such amounts accrued after the Petition Date and unpaid as of the Effective Date; (iii) the unpaid, reasonable costs and expenses of the Pre-Petition Agent, to the extent provided in the 1995 Credit Agreement; and (iv) the unpaid, reasonable costs and expenses of the members of the Steering Committee for the Pre-Petition Lenders, other than the Pre-Petition Agent, up to the aggregate amount of $1,000,000. Adequate protection payments in connection with, and the costs and expenses of the Pre-Petition Agent arising under, the 1995 Credit Agreement shall continue to be paid in cash through the Effective Date at the rate and in the manner set forth under the DIP Approval Orders. Class 4 Claims shall not include interest accrued at the default rate under
               Section 5.4(c) of the 1995 Credit Agreement or otherwise.

                    .  Treatment. Each holder of an Allowed Class 4 Claim will receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(A) of the Plan.

               (e) Class 5 -- Claims arising under or related to the Dial Page Notes.

                    .    Description of Claims with respect to the Dial Page
               Notes. Communications is party to an Indenture dated as of February 1, 1993 (as supplemented and amended, the "Dial Page Indenture") with Norwest Bank Minnesota, N.A., as successor Trustee, pursuant to which Dial Page, Inc. ("Dial Page") originally issued $85,000,000 of 12 1/4% Senior Notes due February 15, 2000 (the "Dial Page Notes"). As a result of the Dial Page Acquisition, Communications assumed the obligations of Dial Page under the Dial Page Indenture. Concurrently with that acquisition, Communications repurchased the majority of the Dial Page Notes from the holders thereof. The Dial Page Notes are unsecured and interest is payable semi-annually thereon each February 15 and August 15 of each year until maturity.

                    .  Classification Scheme. Allowed Claims against any of the
               Debtors arising under or related to the Dial Page Notes and related agreements (other than Note Litigation Claims) are classified in Class 5.

                    Class 5 Claims will be Allowed Claims in the sum of: (i) the outstanding principal amount of the Dial Page Notes; (ii) unpaid interest on the Dial Page Notes accrued to the Effective Date calculated at the non-default rate set forth in the Dial Page Notes; and (iii) the unpaid reasonable fees and expenses of the trustee for the Dial Page Notes incurred prior to the Petition Date, to the extent provided for in the Dial Page Indenture.

                    The aggregate estimated amount of these Allowed Class 5
               Claims is $________, including $1,570,000 principal amount, approximately $88,149 in accrued and unpaid pre-petition interest, and approximately $______ in accrued and unpaid post-petition interest.

                    .  Treatment. Each holder of an Allowed Class 5 Claim will receive, in full satisfaction of its Claim, cash equal to the amount of its Allowed Claim, payable in accordance with Section 4.3(B) of the Plan. Allowed Claims for certain fees and expenses of the indenture trustee for the Dial Page Notes as provided for under the Dial Page Indenture are included in Class 5 but are not included in the above aggregate amounts, as they have not been estimated by the Debtors.

               (f) Class 6 -- Non-Priority Unsecured Claims

                    .  Description of Non-Priority Unsecured Claims.  The
               Debtors' unsecured claims fall into four basic categories:

                         (i) Subordinated Note Claims: Communications is party to an Indenture dated as of November 13, 1995 with State Street Bank and Trust Company, as Trustee, pursuant to which Communications issued $250,000,000 of 9/3/8/% Senior Subordinated Notes due November 1, 2007 (the "9/3/8/% Notes"). The 9/3/8/% Notes are unsecured. Interest on the 9/3/8/% Notes is payable semi-annually, on May 1 and November 1 of each year.

                         Communications is also party to an Indenture dated as
                    of December 1, 1993 (as supplemented and amended, the "10 1/2% Indenture") with First Trust USA (as successor to BankAmerica National Trust Company), as Trustee, pursuant to which Communications issued $210,000,000 face amount of 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003 (the "10 1/2% Notes" and, together with the 9 % Notes, the "Subordinated Notes"). The 10 1/2% Notes are unsecured and were issued at a price of $599.48 for each $1,000.00 principal amount, with interest on the 10 1/2% Notes being capitalized and the principal amount accreting until December 1, 1998. Thereafter, interest on the 10 1/2% Notes is payable semi-annually, on June 1 and December 1 of each year, beginning June 1, 1999.

                         (ii) General Unsecured Claims:  The Debtors listed
                    various trade and other unsecured claims in the Schedules.
                    A number of these creditors have filed claims in excess of their scheduled amounts, and certain creditors that were not listed in the Schedules (including parties to contracts and leases that have been or will be rejected by the Debtors as provided for under the Code) have filed (or will file) Claims against the Debtors. Many of such Claims have already been resolved through the claims objection process, and the Debtors will continue to review these filed Claims, attempt to reconcile them with their books and records and file additional objections as necessary. A Claim listed in the Debtors' Schedules, and not listed as disputed, contingent or unliquidated as to amount and as to which the creditor agrees with the amount, will be Allowed in the amount set forth on the Schedules.

                         (iii) Litigation Claims: Several parties have asserted Claims against the Debtors based on disputes that were the subject of lawsuits or other actions commenced prior to the Petition Date, or that would have been commenced but for the filing of the Cases and the imposition of the automatic stay of section 362 of the Code.

                         (iv) Personal Injury Claims:  In addition to the
                    litigation claims described above, certain parties have asserted Claims against the Debtors for personal injuries. In accordance with 28 U.S.C. (S) 157(b)(5), these Claims will be tried, if necessary, in the District Court for the District of Delaware or the District Court for the District in which the Claim arose (as determined by the District Court for the District of Delaware), and once reduced to judgment will be treated as Allowed Claims in Class 6.

                    .    Classification Scheme.  All Allowed Claims against any
          of the Debtors arising under or related to the Subordinated Notes and related agreements (other than Note Litigation Claims) and all other non-priority Unsecured Claims, other than Customer Refund Claims classified in Class 3, Claims arising under or related to the Dial Page Notes classified in Class 5, Note Litigation Claims classified in Class 7, Common Stock Claims classified in Class 8 and Subsidiary and Subordinated Indemnity Claims classified in Class 8, are classified in Class 6.

                    Class 6 Claims other than Subordinated Noteholder Claims and
               Personal Injury Claims will be allowed or disallowed in accordance with Section 4.4(B) of the Plan and applicable provisions of the Code and Bankruptcy Rules. Subordinated Noteholder Claims other than Claims of the indenture trustees under the Subordinated Indentures will be Allowed Claims in the sum of: (x) the outstanding principal amount (or outstanding accredited principal amount, as the case may be) of the Subordinated Notes and (y) unpaid interest on the Subordinated Notes accrued prior to the Petition Date calculated at the non-default rate set forth in the Subordinated Notes. Subordinated Noteholder Claims for the indenture trustees under the Subordinated Indentures will be Allowed Claims in an amount equal to the unpaid reasonable fees and expenses of each such trustee incurred prior to and after the Petition Date through the Effective Date, to the extent provided for in the Subordinated Indentures. Personal Injury Claims will be liquidated and allowed or disallowed in the district court in which the Cases are pending, or in the district court in the district in which the claim arose, as determined by the district court in which the Cases are pending.

                    The aggregate estimated amount of the Allowed Claims in
               Class 6, excluding unliquidated or contingent claims that have not been estimated, is $___________, consisting of:

                          (i) 9 3/8% Notes, in the estimated aggregate amount of
                    $267.8 million, including $250 million principal amount and approximately $17.8 million in accrued and unpaid pre-petition interest;

                          (ii) 10 1/2% Notes, with an aggregate accreted value
                    of approximately $174 million; and

                          (iii) other general unsecured claims in the amount of
                    _____.

                          Allowed Claims for certain fees and expenses of the
                    indenture trustees for the Subordinated Notes incurred as provided under the Subordinated Note Indentures are included in Class 6 but are not included in the above aggregate amounts, as they have not been estimated by the Debtors.

                          . Treatment. Each holder of an Allowed Class 6 Claim
                    (other than the indenture trustees under the Subordinated Indentures) will receive:

                    (i) for each holder of an Allowed Class 6 Claim as of the record date set for the initial Rights Offering (the "Rights Offering Initial Record Date"), its pro rata share of the Rights being distributed on such date by Arch to holders of Allowed Class 6 Claims;

                    (ii) for each holder of a Claim that becomes an Allowed Claim after the Rights Offering Initial Record Date but before the Confirmation Date (A) from Arch, as soon as practicable after the Confirmation Date, that number of Rights equal to the number of Rights that such holder would have received had such holder's Claim been Allowed as of the Rights Offering Initial Record Date or, (ii) if the number of Rights in the Rights Reserve on the Confirmation Date is insufficient to make the distribution set forth in clause
                    (A), from Arch, (x) the Holder's ratable share of the Rights actually in the Rights Reserve on such date and (y) an amount of cash equal to the value of the Rights such holder did not receive due to the insufficiency of the Rights Reserve, such value to be determined based on the actual proceeds received from the sale of the Rights Reserve pursuant to Section 4.1(B)(5) of the Plan;

                    (iii) from Arch on the Effective Date, if such holder has exercised any or all of its Rights in accordance with the terms and conditions thereof, for each Right so exercised, a Unit (which, as defined in the Plan, will be comprised of one Arch Common Share and, if no Rights Offering Adjustment has occurred, a fraction of an Arch Warrant);

                    (iv) holders of Claims in Class 6 that are not Allowed until after the Confirmation Date will receive from Arch (after the Effective Date), in lieu of Rights, cash equal to the value of the Rights such holders would otherwise have received, such value to be determined based on the actual proceeds received from the sale of the Rights Reserve pursuant to Section 4.1(B)(5) of the Plan;

                    (v) if such Claim is an Allowed Claim on the Effective Date, on or as soon as practicable after the Effective Date, its pro rata share of the pool of Arch Common Stock to be issued to holders of Class 6 Claims under the Plan (the "Creditor Stock Pool") minus shares withheld in connection with Disputed Class 6 Claims or (y) if such Claim is not an Allowed Claim on the Effective Date, on a later date after which the Claim is Allowed, its pro rata share of the Creditor Stock Pool minus shares withheld in connection with Disputed Class 6 Claims; and

                    (vi) on a "Final Distribution Date", each holder of an Allowed Class 6 Claim will receive its pro rata share of the Arch Common Shares, if any, that remain in the Creditor Stock Pool; provided, that if on the day the final Disputed Class 6 Claim is resolved, there are 10,000 or fewer Arch Common Shares remaining in the Creditor Stock Pool, no distribution will be made to holders of Allowed Class 6 Claims, and the Arch Common Shares remaining will be returned to Arch and become treasury shares.

          Section 2.8(C)(2) of the Plan provides that in lieu of the foregoing treatment, any holder of a Claim in Class 6 of $1,000 or less may elect, by marking the appropriate box on the Ballot sent to such holder, to receive cash equal to 50% of its Allowed Claim, or, if such holder's claim is in excess of $1,000, such holder may elect to have its Claim reduced to and Allowed at $1,000 and receive cash with respect to such reduced Claim in accordance with Section 2.8(C)(2) of the Plan.

          The number of Arch Common Shares constituting the Creditor Stock Pool may be reduced if, on the Effective Date, the Debtors' estimate (which estimate must be agreed to by Arch) of the aggregate amount of certain administrative and other claims (collectively, "Capped Administrative Claims"), plus the costs and expenses of the Standby Purchasers, exceeds $34 million. Capped Administrative Claims are defined under the Plan to mean (i) Priority Tax Claims, (ii) Administrative Claims for bonuses payable to employees and professionals on or as a result of the occurrence of the Effective Date, cure payments under section 365(b)(1) of the Code and accrued and unpaid fees and expenses of professionals to the Debtors and the Committee and (iii) certain costs and expenses relating to Allowed Claims in Classes 4, 5 and 6. The Debtors currently estimate that Capped Administrative Claims, together with the costs and expenses of the Standby Purchasers, will not exceed $34 million; however, any such excess would reduce the number of Arch Common Shares available for distribution to holders of Allowed Class 6 Claims by such excess divided by $25.315.

          Section 2.8(C)(3) of the Plan provides that on the Effective Date, the Reorganized Debtors will pay to the indenture trustees under the Subordinated Indentures cash equal to the amount of fees and expenses of the indenture trustees (including the reasonable fees and expenses of counsel retained by the indenture trustees), in accordance with and to the extent provided for in the Subordinated Indentures, whether incurred prior or subsequent to the Petition Date, without application by or on behalf of the indenture trustees or their respective counsel to the Bankruptcy Court.

          Moreover, the number of Arch Common Shares in the Creditor Stock Pool that will be reserved for distribution to subsequently Allowed Class 6 Claims will be determined prior to the date that certain Class 6 Claims that arise out of rejected executory contracts and leases have been filed. It is therefore possible that the aggregate amount of all subsequently Allowed Class 6 Claims will exceed the aggregate amount for which a reserve was established, in which event certain holders of Allowed Class 6 Claims might receive a reduced, or no, distribution on account of such Allowed Claims. Because the reserve the Debtors will be establishing will have in it shares sufficient to provide distributions to all holders of filed Disputed Class 6 Claims at the full filed amount of such claims, however, the Debtors believe that the possibility of having insufficient shares to satisfy all subsequently Allowed Class 6 Claims is remote.

               (g) Class 7 -- Note Litigation Claims.

                    .  Description of Note Litigation Claims.  Note Litigation
               Claims consist of all claims against any of the Debtors of the kind described in section 510(b) of the Code arising out of the ownership of the Notes, including claims asserted in or by parties to the Securities Actions and related claims of officers, directors and underwriters for contribution, reimbursement or indemnification. See Section I.A.7.(b).
                                 --- -----------------

                    .  Classification Scheme.  By operation of section 510(b) of the Code, Note Litigation Claims are subordinated to Claims under the Notes and are classified in Class 7. The Debtors have not estimated the amount of the Note Litigation Claims.

                    .  Treatment.  Claims in Class 7 will not be entitled to
               receive or retain any property on account of their Note Litigation Claims.

               (h) Class 8 -- Common Stock Claims and Interests and Subordinated
                   Indemnification Obligation Claims.

                    .  Description of Common Stock Claims and Interests.  There
               were approximately 45.6 million shares of MobileMedia Class A Common Stock and approximately 2.36 million shares of MobileMedia Class B Common Stock issued and outstanding as of June 30, 1998. Holders of such Common Stock have Interests as equity holders in MobileMedia. In addition, certain of such holders have asserted claims against MobileMedia arising out of their equity ownership, including claims asserted by the plaintiffs to the Securities Actions and related claims of officers, directors and underwriters for contribution, reimbursement or indemnification. By operation of section 510(b) of the Code, the Claims arising out of the ownership of Common Stock are subordinated to Unsecured Claims and are pari passu with the equity interests of the holders of the Common Stock. Class 8 also includes any claims against the Debtors for contribution, reimbursement or indemnification held by: (1) all individuals who were directors of the Debtors at any time prior to the Effective Date, (2) any present or former officer considered or determined as of the Effective Date by the FCC to be an actual or alleged wrongdoer for purposes of the Debtors' FCC Proceeding, (3) any present or former officer now or hereafter named as a defendant in the Securities Actions, as to claims arising out of the matters alleged in the Securities Actions, (4) any present or former officer named as a defendant in any action initiated after the date hereof based upon similar factual allegations, or alleging similar causes of action, to the Securities Actions, as to claims arising out of the matters alleged therein, (5) any officer or employee of the Debtors who is not an officer or employee of the Debtors as of the Effective Date, and (6) any present or former professionals and advisors of the Debtors, including, without limitation, accountants, auditors, financial consultants, underwriters or attorneys (other than indemnification obligations arising out of post-petition agreements approved by the Bankruptcy Court). Also classified in Class 8 are all other contribution, reimbursement or indemnification obligations of the kind described in section 510(b) of the Code.

                    .  Classification Scheme.  (i)  Interests of holders of  the
               Common Stock of MobileMedia, (ii) options, warrants and other rights to purchase the Common Stock of MobileMedia, (iii) Claims arising out of ownership of the Common Stock of MobileMedia and
               (iv) the various indemnification obligations described in the immediately preceding paragraph are classified in Class 8.

                    .    Treatment.  Interests in Class 8 will be canceled and
               the holder of Claims and Interests in Class 8 will not be entitled to receive or retain any property on account of their Claims and Interests.

               (i) Class 9 -- Subsidiary Claims and Interests.

                    .    Description of Subsidiary Claims and Interests.
               Subsidiary Claims consist of Claims by a Debtor against another Debtor; Subsidiary Interests consist of the Interests of a Debtor in another Debtor based on the ownership of the stock of such Debtor.

                     .   Classification Scheme.  Subsidiary Claims and Interests
               are classified in Class 9.

                    .  Treatment.   Interests in Class 9 will be canceled and
               the holders of Claims and Interests in Class 9 will not be entitled to receive or retain any property on account of such Claims and Interests, except that, in accordance with Section 4.2(B) of the Plan, Reorganized Communications will retain its Interests in Reorganized MCCA.

      B.  Conditions to Effective Date

          Each of the following is a condition to the occurrence of the Effective Date set forth in Section 5.1 of the Plan:

          1. That the Confirmation Order (which order shall be reasonably satisfactory to Arch and, as to the provisions relating to the treatment of Allowed Class 4 Claims, the Pre-Petition Agent) has been entered by the Bankruptcy Court, has become a Final Order (as defined in section 5.1 of the Merger Agreement), more than ten (10) days have elapsed since the Confirmation Date, no stay of the Confirmation Order is in effect and the Confirmation Order has not been reversed, modified or vacated;

          2. That all conditions to the Closing under the Merger Agreement (other than the condition that the Effective Date shall have occurred) have been satisfied or waived by the party entitled thereto, and the Merger shall occur as contemplated by Section 4.2(B)(ii) of the Plan; and

          3. That the commitments under the DIP Credit Agreement will have terminated, all amounts owing under or in respect of the DIP Credit Agreement will have been paid in full in cash and any outstanding letters of credit issued under and in connection with the DIP Credit Agreement or the 1995 Credit Agreement will have been terminated or satisfied, or the Debtors will have provided cash collateral therefor in accordance with the terms of the DIP Credit Agreement or the 1995 Credit Agreement, as applicable.

          Section 5.2 of the Plan provides that if the Merger Agreement is terminated in accordance with its terms, then the Confirmation Order will be vacated by the Bankruptcy Court unless the Debtors, Arch or the Committee files a motion opposing the vacation of the Confirmation Order within ten Business Days after termination of the Merger Agreement. The Confirmation Order may not be vacated after all the conditions to the Effective Date have either occurred or been waived.

      C.  Means for Implementation of Plan

           1.  Implementation of the Plan.
               --------------------------

          As set forth in more detail herein and in the Plan, the Plan contemplates that the Reorganized Debtors will emerge from bankruptcy as subsidiaries of Arch that will continue the business previously conducted by the Debtors prior to the Effective Date, and that holders of Allowed Claims will receive cash or equity securities of Arch or a combination thereof. The Plan contains the requisite elements required under, inter alia, section 1123 of the Code, including adequate means for the Plan's
----- ----
implementation under section 1123(a)(5) of the Code. Section 1123(a)(5)(c) enumerates a merger with one or more persons as an example of adequate means for a plan's implementation.

          Section 4.1(A) of the Plan lists the actions that will occur prior to the Confirmation Date. Section 4.1(A)(1) of the Plan provides that pursuant to the Merger Agreement, Arch will commence the Rights Offering and the Arch Stockholder Rights Offering. Section 4.1(A)(2) of the Plan provides that each of the Standby Purchasers has executed the Standby Purchase Commitment, composite copies of which, reflecting the amendments executed as of September 3, 1998, are attached to the Plan as Exhibits B-1 through B-6.

           2.  FCC and State Regulatory Approval.
               ---------------------------------

           As described in Sections II.A.8 and IV.F.2, effectiveness of the Plan
                           ---------------     ------
is conditioned upon obtaining approval by the FCC of the FCC Applications on terms that do not impair the feasibility of the Plan and that permit the Plan to be implemented and consummated. This approval will permit the transfer of the Debtors' FCC licenses to the Reorganized Debtors, and the consummation of the transactions contemplated under the Plan and Merger Agreement.

           3.  Amendments to Certificates of Incorporation.
               -------------------------------------------

          Section 4.2(C)(1) of the Plan provides that as of the Effective Date, each Reorganized Debtor's Certificate of Incorporation will comply with section 1123(a)(6) of the Code.

          Section 4.2(C)(2) of the Plan provides that as of the Effective Date, the bylaws of Reorganized Communications will be the same as the bylaws of the Merger Subsidiary as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein will be changed to "MobileMedia Communications, Inc."), and the bylaws of Reorganized MCCA will be the same as the bylaws of Delaware Subsidiary Co. as in effect immediately prior to the Effective Date (except that the name of the corporation set forth therein will be changed to "Mobile Communications Corporation of America"). Each Reorganized Debtor's Bylaws will be effective as of the Effective Date.

      D.  Agreements Between the Debtors and Various Third Parties

           1.  Distributions Occurring On and After the Effective Date.
               -------------------------------------------------------

          (a) Distributions to Holders of Allowed Class 4 Claims. Section 4.3(A) of the Plan provides that the cash distribution to be made to the holders of Allowed

Class 4 Claims will be made by wire transfer by Arch on the Effective
Date or the first Business Day thereafter to the Pre-Petition Agent, which will, subject to the rights of the Pre-Petition Agent, if any, against the other holders of Allowed Class 4 Claims under the 1995 Credit Agreement, promptly transmit to each such holder its Pro Rata Share of the cash provided by Arch; provided, that, if requested by a Standby Purchaser in writing at least two days
--------
prior to the Effective Date, any cash to be distributed to the Standby Purchaser on account of such Standby Purchaser's Allowed Class 4 Claim will, in accordance with the instructions included in such written request, be applied on behalf of the Standby Purchaser first to the payment of any amounts required to be paid by such Standby Purchaser in accordance with its Standby Purchase Commitment.

               (b) Distributions to Holders of Dial Page Notes.

          (i)  Exchange of Notes.  Section 4.3(B)(1) of the Plan provides that
               -----------------
the cash distribution to be made to the holders of Allowed Class 5 Claims will be made by Reorganized Communications to the Dial Page Indenture Trustee on the Effective Date or the first Business Day thereafter, which will, subject to the rights of such Dial Page Indenture Trustee as against holders of the Dial Page Notes under the Dial Page Indenture, transmit, upon surrender by a holder of its Dial Page Notes, the cash to which such holder is entitled under Section 2.7(C) of the Plan. The reasonable fees and expenses of the Dial Page Indenture Trustee incurred solely in connection with making such distributions, unless otherwise paid hereunder, will be paid by Reorganized Communications to the extent so required by the Dial Page Indenture or as otherwise agreed between Reorganized Communications, the Dial Page Indenture Trustee and Arch, and in any case subject to required approvals of the Bankruptcy Court, if any.

          (ii) Lost Notes.  Section 4.3(B)(2) of the Plan addresses the steps
               ----------
that will need to be taken by any holder of a Dial Page Note that wishes to receive a distribution under the Plan but is unable to surrender such Note because it has been destroyed, lost or stolen.

          (c) Distributions from Arch. Section 4.3(C) of the Plan provides that Arch will distribute to each holder of an Allowed Class 6 Claim and each Standby Purchaser that exercised its Rights in accordance with the terms thereof (and, in the case of the Standby Purchasers, in accordance with the terms of the Standby Purchase Commitment), on the Effective Date, for each Right so exercised, the Arch Common Shares or Arch Class B Common Shares, as applicable, and, if no Rights Offering Adjustment has occurred, Arch Warrants together comprising the Units subscribed for. Arch will distribute to each holder of an Allowed Class 6 Claim that was not Allowed as of the Rights Offering Supplemental Record Date, as soon as practicable after such Claim is Allowed (but no sooner than the Effective Date), its Cash Equivalent, as provided in
Section 2.8(C)(1)(d) of the Plan. In the event the exercise of Rights and the purchase of the Units would cause (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934), or
(ii) the Standby Purchasers collectively, on the Effective Date, in the aggregate, to beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (a) more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors or (b) more than 49.0% of the total voting power of the capital stock of Arch, then, the "person" or "group" or the Standby Purchasers, will receive in lieu of the Arch Common Shares included in such Units, Arch Class B Common Shares such that (x) such "person" or "group" or (y) the Standby Purchasers collectively, on the Effective Date, in the aggregate, beneficially own, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, and Rule 13d-3 and 13d-5 promulgated thereunder (except that a Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), (i) no more than 49.0% of the number of shares of the capital stock of Arch generally entitled to vote in the election of directors and (ii) no more than 49.0% of the total voting power of the capital stock of Arch on the Effective Date. For purposes of calculating the percentages referred to above, it will be assumed that no additional Class 6 Claims are Allowed after the Effective Date and all of the Arch Common Shares in the Creditor Stock Pool are distributed to the Allowed Class 6 Claims as of the Effective Date.

          (d) Distributions from the Exchange Agent. Section 4.3(D) of the Plan provides that on the Effective Date, Arch will deliver to the Exchange Agent a certificate, in the name of the Exchange Agent, for the number of Arch Common Shares comprising the Creditor Stock Pool. Distributions to the holders of Allowed Class 6 Claims other than on account of the Rights, on the Effective Date and thereafter, will be made by the Exchange Agent on behalf of Reorganized Communications from the Arch Common Shares evidenced by the certificate so delivered by Arch.

               (i) Holders of the Subordinated Notes. Section 4.3(D)(1) of the
                   ---------------------------------
Plan provides that as soon as practicable after the Effective Date (except in the case of the Standby Purchasers, who will receive such distributions on the Effective Date as provided for in the Standby Purchase Commitments), Reorganized Communications will cause the Exchange Agent to send a notice and a transmittal form to each holder of a Subordinated Note advising such holder of the procedure for surrendering its Subordinated Note(s) in exchange for its distribution of Arch Common Shares under the Plan.

          Commencing on the Effective Date, the Exchange Agent will also distribute to each holder of an Allowed Claim that constitutes a Subordinated Noteholder Claim, upon proper surrender of its Subordinated Notes, its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Class 6 Pro Rata Share of the Creditor Stock Pool will be made to the holders of Allowed Class 6 Claims that constitute Subordinated Noteholder Claims who have surrendered their Subordinated Notes since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch

Common Shares will be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim constituting a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of the remaining shares in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f) of the Plan).

          Section 4.3(D)(1) of the Plan also addresses a variety of other issues relating to the surrender and cancellation of the Subordinated Notes, including the steps that will need to be taken by any holder who is unable to surrender such Note because it has been destroyed, lost or stolen and who wishes to receive a distribution with respect to such Note.

               (ii) Holders of Allowed Class 6 Claims other than the
                    ------------------------------------------------
Subordinated Noteholder Claims. Section 4.3(D)(2) of the Plan provides that on
------------------------------
the Effective Date, the Exchange Agent will distribute to each holder of an Effective Date Allowed Claim other than a Subordinated Noteholder Claim its Class 6 Pro Rata Share of the Creditor Stock Pool. Thereafter, on each Semi-Annual Distribution Date, distributions of a holder's Class 6 Pro Rata Share of the Creditor Stock Pool will be made to each holder of a Class 6 Claim other than a Subordinated Noteholder Claim whose Claim has been Allowed (as certified by the Estate Representative to the Exchange Agent) since the preceding Semi-Annual Distribution Date (or, with respect to the first Semi-Annual Distribution Date, since the Effective Date). Final distributions of Arch Common Shares will be made on the Final Distribution Date to each holder of an Allowed Class 6 Claim other than a Subordinated Noteholder Claim based on its Class 6 Adjusted Pro Rata Share of any shares remaining in the Creditor Stock Pool (subject to Section 2.8(C)(1)(f) of the Plan).

               (iii) Fractional Interests. Section 4.3(D)(3) of the Plan
                     --------------------
provides that the Arch Capital Shares will be issued and distributed in whole shares, and not in fractional shares. To the extent that any holder would be entitled to a fractional Arch Capital Share but for this provision, such holder will, at Arch's option, (i) be paid by Reorganized Communications cash in an amount equal to the fraction of said share multiplied by the price of an Arch Capital Share on the Effective Date, or (ii) receive the number of whole shares determined by rounding up to the next whole number of shares. Arch Warrants will be issued and distributed in whole units, and not in fractional units. To the extent that any holder would be entitled to a fractional Arch Warrant but for this provision, such holder will receive the number of whole warrants determined by rounding up to the next whole number of warrants.

          (e) Undeliverable Distributions    Section 4.3(E)(1) of the Plan
designates the addresses to be used for the distribution of property in connection with the Plan. Section 4.3(E)(2) of the Plan addresses undeliverable distributions and Section 4.3(E)(4) of the Plan provides that any property that remains undeliverable to the holders of Allowed Claims as of the later of the Final Distribution Date and the date that is two years after the Effective Date will be delivered to, and become the property of, Arch.

          (f) Compliance with Tax Requirements

               (i) Section 4.3(F)(1) of the Plan provides that in connection with the Plan, to the extent applicable, the Reorganized Debtors will comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to the Plan that may be necessary or appropriate to comply with such withholding and reporting requirements.

               (ii) Section 4.3(F)(2)of the Plan provides that notwithstanding any other provision of the Plan, each entity that has received any distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

           2. Continuation of Employment Agreements and Benefits Agreements.
              -------------------------------------------------------------

          Section 3.2(C) of the Plan provides that on the Effective Date, the Debtors will assume pursuant to sections 365 and 1123(b)(2) of the Code the employment and benefit agreements set forth on Schedule 1 to the Plan.

      E.  Effect of Plan Confirmation

           1.  Revesting of Assets.
               -------------------

          Section 4.2(A) of the Plan provides that, except as provided in the Plan, all property of the estate, to the full extent of section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature will, on the Effective Date of the Plan, revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than those Liens, Claims and Interests retained or created pursuant to the Plan.

           2.  Discharge of Claims and Termination of Interests.
               ------------------------------------------------

          Section 6.1(A) of the Plan provides that except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from the Petition Date. Except as provided in the Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (a) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Code, whether or not
(i) a proof of claim based on such debt is filed or deemed filed pursuant to section 501 of the Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Code, or (iii) the holder of a Claim based on such debt has accepted the Plan and (b) satisfy or terminate all Interests and other rights of equity security holders in the Debtors.

          Section 6.1(B) of the Plan provides that as of the Effective Date, except as provided in the Plan or the Confirmation Order, all entities will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction or termination of all Interests and other rights of equity security holders in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

           3.  Term of Injunctions or Stays.
               ----------------------------

          Section 6.2(A) of the Plan provides that except as provided in the Plan or the Confirmation Order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; (c) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property;
(d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or Arch or its subsidiaries or their respective property; and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          Section 6.2(B) of the Plan provides that as of the Effective Date, all entities that have held, currently hold or may hold a claim, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined from taking any of the following actions on account of such released claims, demands, debts, rights, causes of action or liabilities: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and
(e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          Section 6.2(C) of the Plan provides that by accepting a distribution pursuant to the Plan, each holder of an Allowed Claim receiving such distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 6.2 of the Plan.

      F.  Executory Contracts and Unexpired Leases

          Article III of the Plan provides for assumption or rejection of the Debtors' executory contracts and unexpired leases not assumed or rejected prior to the Confirmation Date.

           1.  Rejected Contracts.
               ------------------

          Section 3.1 of the Plan provides that no later than 25 days prior to the Voting Deadline, the Debtors, at the direction of Arch, will prepare a schedule of the executory contracts and unexpired leases to be rejected on the Effective Date (the "Rejection Schedule"). The Rejection Schedule will be filed and served on each party to an executory contract or unexpired lease listed thereon to be rejected by the Debtors no later than twenty days prior to the Voting Deadline. Any claims for damages arising from the rejection of an executory contract or unexpired lease listed on the Rejection Schedule must be filed by the Voting Deadline and will be determined, if necessary, at Confirmation. The Rejection Schedule may be amended from and after the Confirmation Date for sixty days thereafter (but in no event after the Effective
Date) by the Debtors at the direction of Arch and with notice to any party to an executory contract or unexpired lease added to or removed from such schedule. Any claims for damages arising from the rejection of an executory contract or unexpired lease rejected after the Confirmation Date pursuant to Section 3.1 of the Plan must be filed within 20 days after receipt of notice of rejection of such contract. Any such Claims not filed within the applicable 20-day period will be barred and may not thereafter be asserted.

           2.  Assumed Contracts.
               -----------------

          Section 3.2(A) of the Plan provides that each executory contract or unexpired lease of the Debtors that has not expired by its own terms prior to the Effective Date, has not been rejected during the Cases prior to Confirmation, is not subject to a notice of rejection and is not rejected under the Plan will, by the terms of the Plan, be assumed by Reorganized MCCA pursuant to sections 365 and 1123(b)(2) of the Code on the Effective Date. All such assumed contracts, unexpired leases, franchises and permits, and any contracts or unexpired leases assumed by the Debtors by order of the Bankruptcy Court prior to the Confirmation Date, will be vested in and continue in effect for the benefit of the Reorganized Debtors.

          Section 3.2(B) of the Plan provides that the Debtors will, at least twenty days prior to the Voting Deadline, file and serve on all parties to executory contracts and unexpired leases to be assumed as of the Effective Date, and on the Pre-Petition Agent, the Committee and Arch, a schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which schedule will be acceptable to Arch. Objections to any such proposed cure payment must be made by the Voting Deadline, and will be determined, if necessary, at the Confirmation Hearing. In the event the Debtors amend the Rejection Schedule pursuant to Section 3.1 of the Plan after the Confirmation Date to remove an executory contract or unexpired lease therefrom, the Debtors will, within five days after such amendment to the Rejection Schedule, file and serve on all parties to executory contracts and unexpired leases to be assumed as a result of any such Schedule amendment, and on the Pre-Petition Agent, the Committee and Arch, a supplemental schedule setting forth the amount of cure and compensation payments to be provided by the Reorganized Debtors in accordance with section 365(b)(1) of the Code, which supplemental schedule of cure payments will be reasonably acceptable to Arch. Objections to any proposed cure payment set forth in the supplemental schedule must be made within 20 days after receipt thereof. A party to an assumed executory contract or unexpired lease that has not filed an appropriate pleading with the Bankruptcy Court on or before the applicable 20-day period will be deemed to have waived its right to dispute such amount. All unpaid cure and compensation payments under any executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan (including, without limitation, Claims filed in the Cases or listed in the Schedules and Allowed by order of the Bankruptcy Court prior to the Confirmation Date that relate to executory contracts or unexpired leases that are assumed or assumed and assigned under the Plan) will be made by the Reorganized Debtors as soon as practicable after the Effective Date, but not later than thirty days after the Effective Date; provided, that, in the event of a dispute regarding the amount of any cure and compensation payments, the Reorganized Debtors will make such cure and compensation payments as may be required by section 365(b)(1) of the Code following the entry of a Final Order resolving such dispute.

           3.  Post-Petition Contracts and Leases.
               ----------------------------------

          Section 3.3 of the Plan provides that all contracts and leases entered into or assumed by the Debtors after the Petition Date, including (a) the Tower Sale Agreement and (b) the Master Lease between Communications and Pinnacle Towers Inc. entered into pursuant to the Tower Sale Agreement, but excluding the DIP Credit Agreement, will be deemed assigned by the Debtors to Reorganized MCCA on the Effective Date.

      G.  Other Plan Provisions

           1.  Management and Operation of the Debtors.
               ---------------------------------------

          Section 4.1(B)(1) of the Plan provides that after the Confirmation Date and until the Effective Date, the Debtors will be managed by substantially the same personnel that managed and operated the Debtors on the Confirmation Date, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the Bylaws and Articles or Certificate of Incorporation of such Debtor. During such period, the Debtors will: (a) conduct their business in the usual, regular and ordinary course, in a manner consistent with past practice, sound business practice and the terms of the Plan and the Merger Agreement, and subject to their obligations as debtors-in-possession pursuant to the Code; (b) use their best efforts to preserve intact their respective business organizations and goodwill, keep available the services of their key employees and preserve the goodwill and business relationships with suppliers, distributors, customers and others with whom they have business relationships; (c) take no actions inconsistent with the Plan; (d) use their best efforts to satisfy the conditions to the effectiveness of the Plan; and (e) make cash payments, and otherwise conduct cash management, in the ordinary course of their business and in a manner consistent with the terms of the Plan.

           2.  Estate Representative.
               ---------------------

          Section 4.2(C)(5) of the Plan provides that within 15 days after the Confirmation Date, the Committee will designate a person, subject to Arch's and the Debtors' consent (which consent will not be unreasonably withheld) (the "Estate Representative"), who will be responsible for the winding up of the Debtors' estates after the Effective Date. The Estate Representative will have the authority to hire counsel and other advisors, to prosecute and settle Disputed Claims, to oversee distributions by the Exchange Agent, to pursue any preserved Causes of Action and otherwise to effect the closing of the Cases.
The Estate Representative will be reimbursed for all reasonable expenses incurred in the performance of his or her duties as Estate Representative by Arch based on a monthly budget to be submitted to Arch no later than ten Business Days prior to the end of each month after the Effective Date for the succeeding month, which budget will set forth in reasonable detail the proposed activities to be undertaken by the Estate Representative during such month and the estimated costs and expenses therefor. If Arch does not object to such budget within five Business Days after receipt thereof, it will be the final budget for such month. At least once every calendar quarter, the Estate Representative will report to Arch on the material activities taken in the prior quarter and to be taken in the succeeding quarter, which activities will be reasonably acceptable to Arch.

           3.  Continuation of Committee.
               -------------------------

          Section 4.1(B)(2) of the Plan provides that the Committee will continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date, and will be dissolved on the Effective Date.

           4. Termination of Subordination Rights and Settlement of Related
              -------------------------------------------------------------
              Claims and Controversies.
              ------------------------

          Section 6.3(A) of the Plan provides that the classification and manner of satisfying all Claims and Interests under the Plan takes into consideration all contractual, legal and equitable subordination and turnover rights, whether arising under general principles of equitable subordination, section 510(c) of the Code or otherwise, that a holder of a Claim or

Interest or the Debtors may have against other Claim holders with respect to any distribution made pursuant to the Plan. On the Effective Date, all contractual, legal, equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

          Section 6.3(B) of the Plan provides that pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the enforcement or termination of all contractual, legal and equitable subordination and turnover rights that a holder of a Claim or Interest or the Debtors may have with respect to any Allowed Claim or Interest, or any distribution to be made pursuant to the Plan on account of such Claim. The entry of the Confirmation Order will constitute the Bankruptcy Court's approval of the compromise or settlement of all such claims or controversies and the Bankruptcy Court's finding that such compromise or settlement is in the best interests of the Debtors and the Reorganized Debtors and their respective property and Claim and Interest holders, and is fair, equitable and reasonable.

           5.  Sale of Rights Reserve.
               ----------------------

          Section 4.1(B)(5) of the Plan provides that Arch will select an agent independent of Arch (as such term is defined in Regulation M promulgated under the Securities Exchange Act of 1934), which independent agent will be reasonably acceptable to the Debtors and the Committee, to sell Rights from the Rights Reserve in the over-the-counter market on a date or dates no more than five business days in advance of the Rights Offering Expiration Date. All proceeds derived from such sale will be distributed to Arch.

           6.  Release of Security Interests.
               -----------------------------

          Section 4.11 of the Plan provides that within ten Business Days after the Confirmation Date, the Pre-Petition Agent will deliver to Communications UCC-3 termination statements and such other documents as are reasonably requested by Communications to evidence the termination of the security interests granted to the Pre-Petition Agent to secure amounts outstanding under the 1995 Credit Agreement, which statements and other documents will be held by Communications in escrow and released for filing only upon receipt by the Pre-Petition Agent of the distribution provided for in Section 4.3(A) of the Plan.

           7.  Retention and Enforcement of Causes of Action.
               ---------------------------------------------

          Section 7.2 of the Plan provides that pursuant to section 1123(b)(3)(B) of the Code, but subject to Sections 7.3 and 7.4 of the Plan, the Reorganized Debtors, on behalf of themselves and holders of Allowed Claims and Interests, will retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. All Causes of Action will remain the property of the Reorganized Debtors. Nothing contained in the Plan will constitute a waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest.

           8.  Limitation of Liability.
               -----------------------

          Section 7.3 of the Plan provides that none of the Debtors, the Reorganized Debtors, Arch or any affiliate thereof, the Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), will have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan. The Exculpated Persons will have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under the Plan, in connection herewith or with respect hereto, or arising out of their administration of the Plan or the property to be distributed under the Plan, in good faith, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

           9.  Releases.
               --------

          Section 7.4 of the Plan provides that on the Effective Date, the Reorganized Debtors will release unconditionally, and are deemed to release unconditionally, (a) each of the Debtors' (i) present officers and directors,
(ii) former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the Debtors' FCC Proceeding), (iii) the entities that elected such directors to the extent they are or may be liable for the actions or inactions of such directors and (iv) their respective professional advisers (collectively, the "Officer and Director Releasees"), (b) each of (i) the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Lenders and the DIP Agent and (ii) their respective professional advisers

(collectively, the "Lender Releasees"), (c) (i) each member of the Committee, the Committee and their respective present or former members, officers, directors, employees, affiliates, advisors, attorneys or agents (collectively, the "Representatives"), (ii) the Standby Purchasers and their Representatives, and (iii) their respective professional advisers (collectively, the "Creditor Releasees"), (d) Arch, any affiliate of Arch, or Arch's financing sources, agents, underwriters and investment bankers and their respective professional advisers (collectively, the "Arch Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to the Debtors (before, on or after the Petition Date), the Cases or the Plan (collectively, the "Released Matters"); provided, that the foregoing release will not apply to any action or omission that constitutes actual fraud or criminal behavior; and provided, further, that such release will not be granted to any Officer or Director Releasee who has a Disputed Claim as of the Effective Date.

          Section 7.4(E) of the Plan provides that on the Effective Date, Arch and its subsidiaries will be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees and the Creditor Releasees from the Released Matters; provided, that the foregoing release will not apply to any
                  --------
action or omission that constitutes actual fraud or criminal behavior; and

provided, further, that such release shall not be granted to any Officer or
--------  -------
Director Releasee who has a Disputed Claim as of the Effective Date.

          Section 7.4(F) of the Plan provides that on the Effective Date, each holder of a Claim that is entitled to vote on the Plan will be deemed to have unconditionally released the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees and the Arch Releasees from the Released Matters; provided, that the foregoing release will not apply to any action or
         --------
omission that constitutes actual fraud or criminal behavior and will not constitute a release of any recovery such holder would be entitled to as a plaintiff or putative plaintiff in the Securities Actions or any action initiated after the date hereof based upon similar factual allegations or alleging similar causes of action to the Securities Actions; and provided,
                                                                 --------
further, that a holder (other than Arch) may elect, by checking the appropriate
-------
box or boxes provided on the Ballot, not to grant such release as to the Officer and Director Releasees, the Lender Releasees, the Creditor Releasees or the Arch Releasees, or all of them.

          Section 7.4(G) of the Plan provides that the Confirmation Order will contain a permanent injunction to effectuate the releases granted in Sections 7.4(A), (B), (C), (D), (E) and (F) of the Plan and that any release granted pursuant to Sections 7.4(A), (B), (C), (D), (E) and (F) of the Plan will be ineffective and null and void automatically and immediately upon the assertion by any released party of any claim in any manner or in any forum against any party that granted the release, and that all Causes of Action that the Debtors had or had the power to assert immediately prior to the Effective Date with respect to any such party will be preserved and become the property of the Reorganized Debtors pursuant to
Section 7.2 of the Plan.

           10. Indemnification Obligations; Directors' and Officers' Liability
               ---------------------------------------------------------------
Insurance.
---------

          Section 7.5(A) of the Plan provides that Director Indemnification Obligations and Excluded Indemnification Obligations will be deemed to be, and will be treated as if they are, executory contracts that are rejected pursuant to section 365 of the Code. Any Claims arising out of the rejection of the Indemnification Obligations pursuant to Section 7.5(A) of the Plan will be subordinated in full under sections 510(b) and 510(c) of the Code.

          Section 7.5(B) of the Plan provides that Benefit Plan Indemnification Obligations and Indemnification Obligations with respect to officers and employees who are officers and employees of the Debtors as of the Effective Date (other than Excluded Indemnification Obligations) will be deemed to be, and will be treated as though they are, executory contracts that are assumed agreements under the Plan and such obligations (subject to any defenses thereto) will remain unaffected and will not be discharged or impaired hereby, and any Claim for reimbursement, contribution or indemnification filed by any such party will not be an Allowed Claim hereunder; provided, that the foregoing assumption will
                                   --------
not affect any release of any such obligation given in writing to the Debtors before the Effective Date or to the Reorganized Debtors on or after the Effective Date or any other releases under Section 7.4 of the Plan.

          Section 7.5(C) of the Plan provides that on the Effective Date, the Reorganized Debtors will purchase a "run-off" policy for the Debtors' current and former directors and officers (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the Debtors' FCC Proceeding), which policy will provide for aggregate coverage up to $40 million (or such lesser amount as can be purchased for a premium of $750,000) for claims made during a period of at least three (3) years following the Effective Date based on alleged "wrongful acts" through the Effective Date, and will contain such other usual and customary terms and conditions as are approved by the Board of Directors of MobileMedia.

          Section 7.5(D) of the Plan provides that as of the Effective Date, Arch will make available up to an aggregate amount of $1,000,000 (the "Defense Fund") to be used by present and former officers and directors (other than those former officers and directors considered or determined as of the Effective Date by the FCC to be alleged or actual wrongdoers for purposes of the FCC Proceeding) of the Debtors solely for the costs and expenses (including reasonable attorneys' fees and expenses) of defending the Securities Actions not otherwise covered by the Debtors' insurance. The Defense Fund is being provided by Arch at its election and not in exchange for any Claim or Interest by any officer or director. Provision of the Defense Fund hereunder will not negate, constitute a waiver or modification of or otherwise impair the discharge of the Debtors and the Reorganized Debtors under sections 524 and 1141 of the Code and the Plan. As a condition to any officer or director obtaining amounts from the Defense Fund, such officer or director will deliver to Arch, at Arch's request, a release, in form and substance reasonably acceptable to Arch, confirming the unconditional release and discharge of the Arch Releasees and the Reorganized Debtors from the Released Matters. Any officer or director will be required to reimburse Arch for any amounts obtained from the Defense Fund that are subsequently covered by insurance.

           11. Terms Binding.
               -------------

          Section 7.6 of the Plan provides that upon the entry of the Confirmation Order, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan and executed by the Debtors, Arch or the Reorganized Debtors in connection with the Plan, will be binding upon the Debtors, Arch, the Reorganized Debtors, all Claim and Interest holders and all other entities that are affected in any manner by the Plan. All agreements, instruments and other documents filed in connection with the Plan will have full force and effect, and will bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually will be executed by parties other than the Debtors or the Reorganized Debtors, or will be issued, delivered or recorded on the Effective Date or thereafter.

           12. Effectuating Documents, Further Transactions, Exemptions from
               -------------------------------------------------------------
               Certain Transfer Taxes.
               ----------------------

          Section 4.10 of the Plan provides that the Chief Executive Officer, President, Chief Financial Officer or any Vice President of Reorganized Communications or the Debtors, or such other persons as the Bankruptcy Court may designate at the request of the Debtors, will be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or the Reorganized Debtors or such other persons as the Bankruptcy Court may designate at the request of the Debtors will be authorized to certify or attest to any of the foregoing actions.

          Pursuant to section 1146(c) of the Code (a) the issuance, transfer or exchange of Arch Capital Shares, (b) the creation of any mortgage deed or trust or other security interest and (c) the making of any agreement or instrument in furtherance of, or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with the Merger Agreement, will not be subject to any stamp, real estate transfer tax or similar tax.

           13. Additional Terms of Securities and Other Instruments.
               ----------------------------------------------------

          Any modification of the Merger Agreement, the Arch Warrants, Arch Common Shares and Arch Class B Common Shares, and all other securities or agreements issued or entered into pursuant to the Plan after the Voting Deadline, will be treated as a Plan modification and will be governed by section 1127 of the Code.

           14. Severability.
               ------------

          If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of the Plan is invalid or unenforceable, such provision, to the extent the Debtors, Arch and the Committee agree, but subject to section 1127 of the Code, will be severable from this Plan and null and void, and, in such event, such determination will in no way limit or affect the enforceability or operative effect of any or all other portions of the Plan.

      H. Ownership and Resale of Securities; Exemption From Securities Laws

          Holders of Allowed Class 6 Claims will receive (a) Arch Common Shares (the "Arch Plan Shares") and (b) assuming such Class 6 Claims are allowed as of the Rights Offering Supplemental Record Date, Rights. Each Right will entitle the holder thereof to purchase one Unit./21/ Each Unit is comprised of one Arch Common Share (as described above, certain large holders may receive Arch Class B Common Shares in lieu of Arch Common Shares in the event certain ownership thresholds are exceeded) and, if no Rights Offering Adjustment has occurred, a fraction of an Arch Warrant./22/ In addition, as consideration for entering into Standby Purchase Commitments, the Standby Purchasers will receive, if no Rights Offering Adjustment has occurred, Arch Warrants, or, if a Rights Offering Adjustment has occurred, Arch Participation Warrants, in either case which will enable them to purchase, in the aggregate, 2.5% of the issued and outstanding Arch Capital Shares computed on a Fully Diluted Basis on the date the "Buyer Market Price" is determined in accordance with Schedule II to the Merger Agreement.

----------------------
      /21/As described above, if fewer than all of the holders of Allowed Class 6 Claims exercise the Rights, certain Standby Purchasers have committed to purchase the common stock and, if no Rights Offering Adjustment has occurred, the Arch Warrants not otherwise purchased in connection with the Rights.

     /22/The fraction of an Arch Warrant that will be included in each Unit will equal the fraction obtained by dividing (i) the total number of Arch Warrants purchasable upon exercise of Rights by (ii) the total number of Arch Capital Shares purchasable upon exercise of Rights (which will be based on the pricing mechanism set forth in Schedule II to the Merger Agreement).

          The Debtors believe that the provisions of section 1145(a)(1) of the Code exempt the offer and distribution of the Arch Common Shares that constitute the Creditor Stock Pool from federal and state securities registration requirements. Arch has filed (or intends to file) registration statements with the SEC with respect to (a) the Rights, (b) the Arch Common Shares, the Arch Class B Common Shares and the Arch Warrants (if applicable) issuable upon exercise of the Rights or otherwise to the Standby Purchasers, (c) the Arch Stockholder Rights, (d) the Arch Common Shares issuable upon exercise of the Arch Stockholder Rights, (e) the Arch Participation Warrants, if issued and (f) the Arch Common Shares issuable upon exercise of the Arch Warrants or Arch Participation Warrants (as applicable).

           1.  Bankruptcy Code Exemption From Registration Requirements.
               --------------------------------------------------------

 .              (a)  Initial Offer and Sale of Securities.  Section 1145(a)(1) of
the Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipient of the securities must hold a pre-petition or administrative claim against, or an interest in, the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property. The Debtors believe that the offer of the Arch Common Shares that constitute the Creditor Stock Pool satisfies the requirements of section 1145(a)(1) of the Code and is, therefore, exempt from registration under the Securities Act and state securities laws.

          (b) Subsequent Transfers of Securities. In general, all resales and subsequent transactions in the Arch Common Shares that constitute the Creditor Stock Pool will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities, an "affiliate" of the issuer of such securities or a "dealer". Section 1145(b) of the Code defines four types of "underwriters":


               (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

               (ii) persons who offer to sell securities offered under a plan for the holders of such securities ("distributors");

              (iii) persons who offer to buy securities offered under a plan from the holders of such securities, if the offer to buy is
                    (x) with a
                    view to distributing such securities and (y) made under a distribution agreement; or


               (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether any particular person would be deemed to be an "underwriter" or an "affiliate" with respect to the Arch Common Shares that constitute the Creditor Stock Pool or to be a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or an "affiliate" with respect to the Arch Common Shares that constitute the Creditor Stock Pool or would be a "dealer".

          The SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Securities Act if effected in "ordinary trading transactions". The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

               (i) (x) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (y) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

               (ii) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

               (iii)the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

          Securities Act Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to section 1145(c) of the Code, the unregistered securities being distributed under and in connection with the Plan will be unrestricted securities for purposes of Rule 144.

          GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE ARCH PLAN SHARES. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

          State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for his or her own account and subsequent transfers to institutional or accredited investors. Such exemptions are generally expected to be available for subsequent transfers of the Arch Common Shares that constitute the Creditor Stock Pool.

          (c) Certain Transactions by Stockbrokers. Under section 1145(a)(4) of the Code, stockbrokers effecting transactions in the Arch Common Shares that constitute the Creditor Stock Pool prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser.

           2.  Registration Rights.
               -------------------

          Attached as Exhibit C to the Merger Agreement is the Registration Rights Agreement that Arch will execute with the Standby Purchasers. Section
4.9 of the Plan provides that each Person (other than the Standby Purchasers) that, as a result of the transactions contemplated by the Plan, becomes the beneficial owner (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of at least 10% of the outstanding Arch Capital Shares, will be entitled to become a party to a separate Registration Rights Agreement, substantially in the form attached to the Plan as Exhibit A./23/


          THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

      I.  Certain Terms of Reorganization Securities Issued Under Plan

          The following is a summary only, and is subject in all respects to the terms of the Plan and the documents executed in accordance with the Merger Agreement, which documents include the Buyer Warrant Agreement, the Registration Rights Agreement, Schedule III attached to the Merger Agreement entitled "Term Sheet for Rights Offering" and Schedule IV attached to the Merger Agreement entitled "Term Sheet for Stockholder Rights Offering". The Plan, the Merger Agreement and the actual filed documents may differ in certain respects from the following. The discussion contained in this Section and elsewhere in this Disclosure Statement is intended only to be a description of the terms of the Arch Common Shares, Arch Class B Common Shares, Rights, Arch Stockholder Rights, Arch Warrants and Arch Participation Warrants to be issued under or in connection with the Plan, and the general manner in which such securities will be issued, and is not an offer to sell or the solicitation of an offer to buy any such securities (other than the Arch Common Shares that constitute the Creditor Stock Pool), and no such offer to sell or solicitation of an offer to buy any such securities will be deemed to be made by this Disclosure Statement or the Plan.

           1.  General Provisions of the Arch Common Shares.
               --------------------------------------------

          Section 4.5(c) of the Plan provides that on and as of the Effective Date, Arch will issue the Arch Common Shares, par value $.01 per share, to be distributed to the holders of Allowed Class 6 Claims, to all persons that
exercised Rights and, if applicable, to the Standby Purchasers.   Holders of
Arch Common Shares are entitled to one vote per share, to receive dividends when and if declared by the Arch Board and, subject to any participating or similar rights of any series of Arch Preferred Stock at the time outstanding, to share ratably in the assets of Arch legally available for distribution to its stockholders in the event of

-------------------
/23/  As addressed in Section IV.D.2, Arch also will enter into a Registration
                    --------------
Rights Agreement with the Standby Purchasers.

liquidation. Holders of Arch Common Shares will have no preemptive, subscription, redemption or conversion rights. All Arch Common Shares issued in connection with the Merger will be fully paid and nonassessable. The holders of Arch Common Shares do not have cumulative rights.

           2.  General Provisions of the Arch Class B Common Shares.
               ----------------------------------------------------

          Section 4.5 of the Plan provides on and as of the Effective Date, to the extent necessary under Section 4.1(A)(2) of the Plan and in lieu of Arch Common Shares, Arch Class B Common Shares, par value $.01 per share, will be distributed to certain holders of Allowed Class 6 Claims, Persons that exercised Rights and the Standby Purchasers. The Arch Class B Common Shares are not entitled to vote in the election of directors and have voting rights equal to 1% of the voting rights of Arch Common Shares on all other matters. Upon transfer of the Arch Class B Common Shares from the Standby Purchasers to any other person, the shares will convert automatically into Arch Common Shares. The terms of the Class B Common Shares are specified in the Arch Charter Amendment attached as Exhibit F to the Merger Agreement.

           3.  General Provisions of the Rights.
               --------------------------------

          As soon as practicable after the later to occur of approval by the Bankruptcy Court of the Disclosure Statement and the effectiveness of the Registration Statement relating to the Rights (the "Rights Offering Commencement Date"), Arch will commence the Rights Offering by mailing to holders of Allowed Class 6 Claims as of the Rights Offering Initial Record Date certificates representing the Rights and instructions for the exercise thereof.

          The Rights will be certificated, transferable rights issued by Arch for the purchase of (a) an aggregate number of Arch Capital Shares equal to approximately [52.1]%/24/-73.1% of the issued and outstanding Arch Capital Shares on the date the "Buyer Market Price" is determined in accordance with
Schedule II to the Merger Agreement, computed on a Diluted Basis (such number of Arch Capital Shares being herein called the "Rights Shares"), and (b) if no Rights Offering Adjustment has occurred, Arch Warrants entitling the holders thereof to purchase, in the aggregate, a number of Arch Common Shares equal to 2.50% of the issued and outstanding Arch Capital Shares, computed on a Fully Diluted Basis on the date the "Buyer Market Price" is determined in accordance with Schedule II to the Merger Agreement. The Rights will be issued to certain holders of Allowed Class 6 Claims pursuant to the Rights Offering, and will have the terms set forth in Schedule III to the Merger Agreement. Each Right will be exercisable for one Unit. Each Right will entitle the holder thereof to purchase from Arch one Arch Common Share and, if

--------------------------
         /24/Assumes that the Initial Buyer Market Price is $6.25. It is expected that when the Initial Buyer Market Price Period concludes on September 22, 1998, the Initial Buyer Market Price will be established as $6.25 and the brackets will be removed.

no Rights Offering Adjustment has occurred, a fraction of an Arch Warrant (such fraction to be determined in accordance with Schedule II to the Merger Agreement), subject to the terms and conditions of such Right, for a purchase price equal to the Rights Exercise Price.

          The Rights Exercise Price will be set based on the pricing mechanism set forth in Schedule II to the Merger Agreement (the "Pricing Mechanism"). The Pricing Mechanism provides for the closing trading price of the Arch Common Shares to be monitored during two distinct periods -- (i) for the 20 trading days immediately prior to September 22, 1998 (the "Initial Buyer Market Price Period") and (ii) the 15 trading days immediately following the Confirmation Date (the "Second Buyer Market Price Period"). During the Initial Buyer Market Price Period, the closing price of the Arch Common Shares for eight of such trading days [was] selected at random and the two highest and lowest prices [were] discarded and the prices for the remaining four days [was] averaged (the "Initial Buyer Market Price"). [The Initial Buyer Market Price was established as $6.25.]/25/ During the Second Buyer Market Price Period, the closing price of the Arch Common Shares for five of such trading days will be selected at random, the highest and lowest prices will be discarded and the prices for the remaining three days will be averaged (the "Second Buyer Market Price"); provided that the Second Buyer Market Price cannot be less that $2.50. The Buyer
--------
Market Price will be the lower of $6.25 -- the Initial Buyer Market Price -- and the Second Buyer Market Price. The Rights Exercise Price will be set at 80% of the Buyer Market Price; provided that in no event will the Rights Exercise Price be less than $2.00. The Rights Offering Expiration Date will be a date approximately 35 days after the Confirmation Date, and the Rights can be exercised at any time until such date. The Confirmation Date will not occur until at least December 1998 and possibly later. Thus, the actual trading price of the Arch Common Shares on the Rights Offering Expiration Date and during the pendency of the Rights Offering may be either higher or lower than the Rights Exercise Price. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RIGHTS EXERCISE PRICE WILL BE BELOW THE MARKET PRICE OF THE ARCH COMMON SHARES AT ANY TIME DURING THE RIGHTS OFFERING.

          Because not all Class 6 Claims will be Allowed Claims as of the Rights Offering Initial Record Date, Arch will place into a reserve a number of Rights equal to the product of the total number of Rights multiplied by a fraction, (i)
                                                   ---------- --
the numerator of which is the sum of the estimated aggregate amount of (x) Disputed Class 6 Claims and (y) Claims arising from the rejection of executory contracts and unexpired leases pursuant to Section 3.1 of the Plan that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (ii) the denominator of which is the sum of (x) Disputed Class 6 Claims, (y) Claims arising from the rejection of executory

-----------------
     /25/ It is expected that when the Initial Buyer Market Price Period concludes on September 22, 1998, the Initial Buyer Market Price will be established as $6.25 and the brackets will be removed.

contracts and unexpired leases pursuant to Section 3.1 that are anticipated to become Allowed Claims, such estimate to be mutually agreed upon by the Debtors, the Committee and Arch, in good faith, or determined by the Bankruptcy Court if no such agreement can be reached, and (z) all Allowed Class 6 Claims as of such date.

          On the Confirmation Date, Arch will distribute Rights to holders of Allowed Class 6 Claims that become allowed between the Rights Offering Initial Record Date and the Confirmation Date. Any Class 6 Claim that becomes an Allowed Class 6 Claim subsequent to the Confirmation Date will receive, in lieu of Rights, the cash value of the Rights that such Person would have been entitled to receive had such Claim been Allowed on the Confirmation Date, which value will be determined pursuant to Section 4.1(A)(3) of the Plan.

          The Rights will expire on the "Rights Offering Expiration Date", which date will be established on or prior to the Confirmation Date, but will be not less than 15 calendar days after the later to occur of (a) the Rights Offering Adjustment Determination Date (as defined in Schedule II to the Merger Agreement) and (b) the date on which all the conditions to effectiveness of the Plan will have been satisfied or waived (other than (i) the requirement that the order entered by the FCC has become a Final Order in connection with the condition set forth in Section 5.1(e) of the Merger Agreement, and (ii) such conditions that by their nature are to be satisfied on the Effective Date).

           4.  General Provisions of the Arch Stockholder Rights.
               -------------------------------------------------

          As soon as practicable after the later to occur of approval by the Bankruptcy Court of this Disclosure Statement and the effectiveness of the Proxy Statement relating to the Arch Stockholder Rights, Arch will commence the Arch Stockholder Rights Offering by mailing to holders of Arch Common Shares as of a date to be determined by the Board of Directors of Arch (the "Arch Stockholder Record Date") certificates representing the Arch Stockholder Rights and instructions for the exercise thereof. The Arch Stockholder Rights will have the terms set forth in Schedule IV to the Merger Agreement.

          The Arch Stockholder Rights -- which will become exercisable only if the Buyer Market Price is below $6.25 -- will enable Arch's existing shareholders to acquire Arch Common Shares that, together with the shares currently held thereby, would constitute 32.175% of the Arch Capital Shares outstanding following the Effective Date on a Fully Diluted Basis./26/
The Arch Stockholder Rights will be non-transferable except that, at Arch's election, they will transfer with the underlying Arch Common Shares in respect of which they were issued.

-------------------
         /26/ The Arch Stockholder Rights will enable Arch's existing shareholders to purchase between 2,863,000 and 34,893,000 Arch Common Shares, depending on the Buyer Market Price.

          The exercise price for the Arch Stockholder Rights will be the same as the exercise price of the Rights, and will be set based on the pricing mechanism set forth in Schedule II to the Merger Agreement, described in Section V.I.3.
                                                               -------------
The Arch Stockholder Rights Offering will expire on the same day as the expiration of the Rights Offering, which will be a date approximately 35 days after the Confirmation Date. The actual trading price of the Arch Common Shares on the expiration of the Arch Stockholder Rights Offering and during the pendency of the Arch Stockholder Rights Offering may be either higher or lower than the exercise price of the Arch Stockholder Rights.

           5.  General Provisions of the Arch Warrants.
               ---------------------------------------

          The Plan provides that Arch will issue Rights to holders of Allowed Claims in Class 6. As long as a Rights Offering Adjustment has not occurred, each such Right will, among other things, entitle the holder thereof to purchase a fraction of an Arch Warrant (such fraction to be determined in accordance with
Schedule II to the Merger Agreement); if a Rights Offering Adjustment has occurred, no Arch Warrants will be included in the Rights. In addition, as long as no Rights Offering Adjustment has occurred, Arch will issue Arch Warrants directly to the Standby Purchasers in consideration of their agreement to execute the Standby Purchase Commitments; if a Rights Offering Adjustment has occurred, the Standby Purchasers will receive, in lieu of Arch Warrants, Arch Participation Warrants, as described in Section V.I.6. The exercise price for
                                        -------------
each Arch Warrant would be $8.19 per share (the "Arch Warrant Exercise Price"), payable solely in cash and not by tender of stock. The Arch Warrants would be exercisable at any time, upon 10 days' prior written notice to the Warrant Agent and tender of the Arch Warrant Exercise Price, from date of issuance through 5:00 p.m. New York City time, on September 1, 2001. The Arch Warrant Exercise Price and the number and kind of shares purchasable upon exercise of the Arch Warrants would be subject to customary adjustment upon the occurrence of certain events, including payment of dividends, subdivisions of shares, combination of outstanding shares into a smaller number of shares, reclassification of outstanding Arch Common Shares, distribution of capital stock of a subsidiary, and issuance of rights, options, or warrants to Arch stockholders at a below market price. Fractional shares will not be issued upon the exercise of Arch Warrants. Rather, the number of Arch Common Shares to be received will be rounded up or down to the nearest whole number of shares. The terms of the Arch Warrants are set forth in Exhibit B to the Merger Agreement.

           6.  General Provisions of the Arch Participation Warrants.
               -----------------------------------------------------

          If a Rights Offering Adjustment has occurred, the Arch Stockholder Rights issued to holders of Arch Common Shares as of the Arch Stockholder Record Date will become exercisable. Each recipient of an Arch Stockholder Right who does not exercise such Right will automatically be issued an Arch Participation Warrant. In addition, if a Rights Offering Adjustment has occurred, Arch will issue Arch Participation Warrants (in lieu of Arch Warrants) directly to the Standby Purchasers in consideration of their agreement to execute the Standby
Purchase Commitments.   The exercise price for each Arch Participation

Warrant would be determined in accordance with Schedule II to the Merger Agreement (the "Arch Participation Warrant Exercise Price"), and would be payable solely in cash and not by tender of stock. The Arch Participation Warrants would be exercisable at any time, upon 10 days' prior written notice to the Warrant Agent and tender of the Warrant Exercise Price, from date of issuance through 5:00 p.m. New York City time, on September 1, 2001. The Arch Participation Warrant Exercise Price and the number and kind of shares purchasable upon exercise of the Arch Participation Warrants would be subject to adjustment upon the occurrence of certain events including payment of dividends, subdivisions of shares, combination of outstanding shares into a smaller number of shares, reclassification of outstanding Arch Common Shares, distribution of capital stock of a subsidiary, and issuance of rights, options, or warrants to Arch stockholders at a below market price. Fractional shares would not be issued upon the exercise of the Arch Participation Warrants. Rather, the number of Arch Common Shares to be received would be rounded up or down to the nearest whole number of shares. The terms of the Arch Participation Warrants are set forth in Exhibit B-1 to the Merger Agreement.

      J.  Claims Reconciliation and Objection Process

           1.  Bar Date for Administrative Claims.
               ----------------------------------

          Section 4.4(A)(1) of the Plan provides that all applications for compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Confirmation Date and all other requests for payment of administrative costs and expenses incurred prior to the Confirmation Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors, the DIP Agent, the Pre-Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Confirmation Date. Any such claim that is not filed and served within this time will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch will have no right to object to any
                       --------
such application for professional fees. From and after the hearing on such applications, the Debtors (or the Reorganized Debtors if the hearing is after the Effective Date) will be authorized to pay all of its and the Committee's professionals in full based on monthly statements delivered to the Debtors subject to the final hearing described in Section 4.4(A)(2) of the Plan.

          Section 4.4(A)(2) of the Plan provides that all applications for final compensation of professional persons employed by the Debtors or the Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered on or after the Confirmation Date and prior to the Effective Date and all other requests for payment of administrative costs and expenses incurred on or after the Confirmation Date and prior to the Effective Date pursuant to sections 507(a)(1) or 503(b) of the Code (except for claims for taxes, trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors, the DIP Agent, the Pre-

Petition Agent, the Committee and Arch, and filed with the Bankruptcy Court, no later than 15 days after the Effective Date. Any such claim that is not served and filed within this time will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof; provided, that Arch will have no right to object to any such application for professional fees.


           2.  Objections to Claims.
               --------------------

          Section 4.4(B)(1) of the Plan provides that objections to any Administrative Claim (other than Administrative Claims governed by Section 4.4(A) of the Plan) and to any other Claim (other than Class 6 Claims addressed in the next sentence of Section 4.4(B)(1)) must be filed no later than the Effective Date. Objections must be filed no later than the Rights Offering Commencement Date, as to any Class 6 Claim other than Class 6 Claims relating to the rejection of executory contracts or unexpired leases pursuant to the Plan. Objections shall be served on the holder of any Claim being objected to and counsel for each of Arch, the Pre-Petition Agent, the DIP Agent and the Committee. No distribution will be made on account of any Claim that is not Allowed. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property will be held in trust for and will promptly be returned to the Reorganized Debtors.

          Section 4.4(B)(2) of the Plan provides that on and after the Effective Date, only the Estate Representative will have authority to continue to prosecute, settle or withdraw objections to Claims. After the Effective Date, the Estate Representative will be entitled to compromise or settle any Disputed Claim without seeking approval of the Bankruptcy Court. The Estate Representative will be paid subject to the budget described in Section 4.2(C)(5) of the Plan, but without seeking approval of the Bankruptcy Court.

          Section 4.4(B)(3) of the Plan provides that to the extent that a Disputed Claim ultimately becomes an Allowed Claim, payments and distributions on account of such Allowed Claim will be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Claim becomes a Final Order, any property that would have been distributed prior to the date on which a Disputed Claim becomes an Allowed Claim will be distributed, together with any dividends, payments or other distributions made on account of such property from the date such distributions would have been due had such Claim then been an Allowed Claim to the date such distributions are made (without any interest thereon).

      K.  Retention of Jurisdiction

          Section 7.1 of the Plan provides that following the Effective Date, the Bankruptcy Court will retain such jurisdiction as is set forth in the Plan. Without in any manner limiting the scope of the foregoing, the Bankruptcy Court will retain jurisdiction for the following purposes:

          1. To determine the allowability, classification, priority or subordination of Claims and Interests upon objection, or to estimate, pursuant to section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date, or to hear proceedings to subordinate Claims or Interests brought by any party in interest with standing to bring such objection or proceeding;

          2. To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce the Plan and the documents and agreements filed in connection with the Plan, issue such orders as may be necessary for the implementation, execution and consummation of the Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of the Plan and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

          3. To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Committee, and for members of the Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

          4. To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

          5. To resolve any dispute regarding the implementation or interpretation of the Plan, the Merger Agreement or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

          6. To determine any and all applications pending on the Confirmation Date for the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, and the allowance of any Claim resulting therefrom;

          7. To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought on or before the Effective Date;

          8. To determine matters concerning local, state and federal taxes in accordance with sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or Reorganized Debtors as a result of the transactions contemplated by the Plan;

          9. To resolve any dispute arising out of actions taken by the Estate Representative;

          10. To modify the Plan pursuant to section 1127 of the Code, or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes; and

          11. For such other purposes as may be provided for in the Confirmation Order.

          Prior to the Effective Date, the Bankruptcy Court will retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.


 VI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      A.  General Tax Considerations

          The following discussion summarizes the material federal income tax consequences of the implementation of the Plan to the Debtors, Arch and the United States holders of Claims and Interests. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of a Claim or Interest subject to special treatment under the federal income tax laws (such as foreign taxpayers, broker-dealers, banks, thrifts, insurance companies, financial institutions, regulated investment companies, real estate investment trusts and pension plans and other tax-exempt investors), and does not discuss any aspects of state, local or foreign tax laws. In addition, the summary does not address the tax consequences to existing Arch shareholders of the implementation of the Plan or the consummation of the Merger Agreement.

          This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). The Debtors have not received an opinion of counsel as to the federal income tax consequences of the Plan and do not intend to seek a ruling from the IRS as to any aspect of the Plan.

          ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON

THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR INTEREST. EACH HOLDER OF A CLAIM OR AN INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES OF THE PLAN.

      B.  Tax Consequences to the Debtors

          The Debtors expect to report for federal income tax purposes a consolidated net operating loss ("NOL") carryforward of approximately $400 million as of December 31, 1997. It is anticipated that a portion of this NOL will be utilized to offset consolidated net taxable income for the year ending December 31, 1998, including income from the sale pursuant to the Tower Transaction. Additional losses may be incurred prior to the Effective Date. The amount of such NOL carryforwards and other losses, and the extent to which they are or will be available to offset income of the Debtors for past and future years, has not been reviewed or approved by the IRS. In addition, the Debtors believe that at December 31, 1997 the tax basis of the Debtors' assets exceeded the value of such assets. As discussed below, certain tax attributes of the Debtors, such as NOLs and tax basis, will be subject to reduction and limitation as the result of the implementation of the Plan.

           1.  Cancellation of Debt.
               --------------------

          Under the Tax Code, a taxpayer generally must include in gross income the amount of any indebtedness discharged during the taxable year for less than full consideration except to the extent that payment of the canceled debt would have given rise to a tax deduction (as, for example, accrued interest not previously deducted). However, income arising from so-called "cancellation of indebtedness" ("COD") that occurs in a case under title 11 of the Code is excluded from gross income, but the taxpayer's tax attributes must be reduced by the amount of the income so excluded. Attributes generally must be reduced in the following order: NOLs, business tax credits, capital loss carryovers, the taxpayer's basis in property and foreign tax credits. COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. For purposes of determining the amount of a taxpayer's COD, consideration is equal to the sum of the amount of cash, fair market value of stock, issue price of debt, and fair market value of any other property exchanged for the discharged indebtedness. As a result of the COD income that arises from the discharge of Claims pursuant to the Plan, the Debtors will suffer attribute reduction that will substantially reduce or eliminate NOL carryforwards that otherwise might have been available to the Debtors and may also reduce tax basis in the Debtors' assets.

           2.  Limitations on NOL Carryforwards and Other Tax Attributes.
               ---------------------------------------------------------

          Following the implementation of the Plan, any carryforwards of consolidated NOLs remaining following attribute reduction, as described above, as well as certain other tax attributes of the Debtors allocable to periods prior to the Effective Date, will be subject to limitations imposed by section 382 of the Tax Code and Treasury regulations addressing consolidated returns.

          Under section 382 of the Tax Code, if a corporation undergoes an "ownership change", the amount of the pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. Similarly, such limitation generally will apply to losses or deductions that are "built-in" (i.e., economically accrued but not yet taken into account for tax
            ----
purposes) as of the Effective Date that are recognized within the five-year period beginning on the Effective Date. The consummation of the Plan will result in an ownership change of the Debtors. In addition, pursuant to Treasury regulations, the consolidated NOL carryovers of the Debtors remaining after the Effective Date and certain "built-in" losses or deductions, in both cases as limited by section 382, may be utilized only to offset future taxable income of the Debtor corporations and successors thereto; i.e., they may not be usable
                                                ----
against the income of other corporations with which the Debtor corporations or their successors file a consolidated return following the Merger.

          It is anticipated that the amount of the annual limitation generally would be equal to the product of (i) the lesser of the value of the outstanding stock of Merger Subsidiary (as successor to Communications) immediately after the ownership change or the value of the Debtors' consolidated gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax exempt rate" in effect for the month in which the ownership change occurs (5.15% for ownership changes occurring in August 1998). However, the annual limitation generally would be zero if, during the two-year period beginning on the date the ownership change occurs, the Debtors' successors do not either (i) continue the Debtors' historic business or (ii) use a significant portion of the Debtors' historic business assets in a business.

          As stated above, section 382 of the Tax Code also operates to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account assets immediately before the ownership change other than cash, cash items and marketable securities with values that do not substantially differ from their adjusted bases and taking into account all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. For this purpose, built-in losses recognized during the five-year period generally include depreciation and amortization deductions allowable for any period within the five-year period except to the extent such deductions are not attributable to built-in loss existing with respect to an asset as of the Effective Date. In general, a loss corporation's net unrealized built-in-loss will be deemed to be zero unless it is greater than the lesser of
(i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. The Debtors believe that the tax basis and fair market value of the Debtors' assets (other than the stock of Debtors) as of the date of the ownership change will be such that they will have a net unrealized built-in loss for purposes of section 382 on the ownership change date.

          In addition to the regular federal income tax consequences described above to a corporation that undergoes an "ownership change" within the meaning of section 382 of the Tax Code, for certain alternative minimum tax ("AMT") purposes, a corporation that has a net unrealized built-in-loss (as determined for AMT purposes) on the date of the ownership change, will be required to reduce its aggregate tax basis for its assets to the aggregate fair market value of such assets as of the change date.

           3.  Merger of Communications with and into Merger Subsidiary.
               --------------------------------------------------------

          It is intended that the Merger of Communications with and into Merger Subsidiary be treated as a "reorganization" qualifying under section 368(a)(2)(D) of the Tax Code and accordingly, that the Debtors recognize no gain or loss with respect to the Merger. But see Section VI.B.1 above, regarding the
                                             --------------
reduction of the Debtors' tax attributes as a result of the cancellation of the Debtors' indebtedness.

           4.  Contribution of All of MobileMedia's Assets to Communications.
               -------------------------------------------------------------

          Under the Plan, once all Claims and Interests have been discharged pursuant to Section 6.1 thereof, MobileMedia will contribute all of its assets to Communications and thereafter immediately dissolve, and the separate corporate existence of MobileMedia will cease. No consideration will be paid to holders of Common Stock of MobileMedia, and the Common Stock will be canceled upon the dissolution. The affiliated group of Debtors that join in filing consolidated federal income tax returns will be unaffected by MobileMedia's contribution of its assets and subsequent dissolution.

           5.  Merger of MCCA with and into Delaware Subsidiary.
               ------------------------------------------------

          It is intended that reincorporation of MCCA as a Delaware corporation pursuant to the merger of MCCA with and into Delaware Subsidiary Co. be treated as a "reorganization" qualifying under section 368(a)(1)(F) of the Tax Code and accordingly that the Debtors recognize no gain or loss with respect to such merger.

           6.  Mergers of Subsidiaries of MCCA, Contributions by Merger
               --------------------------------------------------------
               Subsidiary to MCCA, and Contributions to License Co. LLC pursuant
               -----------------------------------------------------------------
               to Section 4.2(B) of the Plan.
               ------------------------------


          Pursuant to Section 4.2(B) of the Plan, a series of transactions will be effected that will result in all of the operations of the Debtors being conducted by a single operating company -- Delaware Subsidiary Co., a Delaware corporation. It is intended that none of these transactions will result in income, gain or loss to any party to such transaction.

      C.  Federal Income Tax Consequences to Arch

          As stated above, it is intended that the Merger of Communications into Merger Subsidiary constitute a "reorganization", and that as a result, no gain or loss will be recognized by the corporate parties including Arch and Merger Subsidiary. Merger Subsidiary's tax basis for the assets of Communications received in the Merger will be the same as the basis for such assets in the hands of Communications immediately before the Merger (which would reflect any decrease in such basis resulting from the cancellation of the Debtors' indebtedness), and Merger Subsidiary's holding period for such assets will include the period such assets were held by Communications. Arch will not recognize any gain upon the issuance of its stock or the Rights pursuant to the Merger Agreement. Based upon the treatment of the Rights as consideration provided pursuant to a "reorganization" under section 368(a)(2)(D) of the Tax Code, Arch's tax basis for the stock of Merger Subsidiary will be equal to the basis of the assets of Merger Subsidiary received in the Merger reduced by the amount of liabilities, if any, to which such assets are subject and increased by the amount of cash and Arch's tax basis for any property contributed to Merger Subsidiary prior to the Merger and not distributed to creditors of the Debtors pursuant to the Plan. No assurance can be given, however, that the IRS will agree with such treatment of the Rights. Arch will not recognize any gain upon the issuance of the Arch Stockholder Rights or the Arch Participation Warrants to its shareholders pursuant to the Plan and the Merger Agreement.

      D.  Federal Income Tax Consequences to Holders of Claims and Interests

           1.  Allowed Claims in Class 1, Class 2 and Class 3.
               ----------------------------------------------

          Payment in satisfaction of Allowed Claims in Class 1, Class 2 and Class 3 may result in income to a holder of such a Claim to the extent that the holder has not already accrued the amount of the Claim as income. A holder who reduced the amount of its Claim to an amount less than the amount already included in its income may incur a loss upon satisfaction of such Claim under the Plan to the extent a bad debt deduction (or an addition to a bad debt reserve) was not previously claimed with respect to such reduction.

           2.  Allowed Class 4 Claims and Class 5 Claims.
               -----------------------------------------

          A holder of an Allowed Claim in Class 4 or Class 5 will recognize ordinary interest income to the extent that the amount received is allocable to unpaid interest that has accrued on or after the beginning of the holder's holding period and was not previously included in income, and will recognize ordinary income to the extent, if any, of the reimbursement for any costs, fees and charges which such a holder previously deducted. No income is realized from a payment attributable to unpaid interest that was previously included in income. A holder will recognize an ordinary loss to the extent any accrued interest claimed was previously included in its gross income and not paid in full. In addition, such a holder will recognize gain or loss upon implementation of the Plan equal to the difference between (x) the amount of cash received in exchange for its Claim (other than a Claim for unpaid interest accrued on or after the beginning of the holder's holding period or costs, fees or charges which such a holder previously deducted) and (y) such holder's adjusted tax basis in its Claim (not attributable to a claim for accrued interest).

          The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than 12 months, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.

           3.  Allowed Class 6 Claims.
               ----------------------

          The federal income tax consequences of the Plan to a holder of an Allowed Claim in Class 6 that will receive Arch Capital Shares pursuant to the Plan (i.e., excluding those holders of relatively small claims that elect to
      ----
receive cash under the Plan) will depend, in part, on whether such holder's claim constitutes a "security" of Communications for federal income tax purposes. The term "security" is not defined in the Tax Code or in the Treasury regulations issued thereunder and has not been clearly defined by judicial decisions. In general, a debt instrument with a maturity in excess of 10 years is a security for federal income tax purposes and a debt instrument with a maturity of less than 5 years is not a security; there is, however, no clear legal standard determining whether a particular obligation is a security, and holders should consult their tax advisors as to whether a particular debt instrument or Claim constitutes a security for federal income tax purposes.

          All holders of Allowed Claims in Class 6, whether or not their Claims constitute "securities" for federal income tax purposes, will recognize ordinary interest income to the extent that the amount received is allocable to unpaid interest that has accrued on or after the beginning of the holder's holding period and was not previously included in income, and will recognize ordinary income to the extent, if any, of the reimbursement for any costs, fees and charges that such holder previously deducted. No income is realized from a payment attributable to unpaid interest that was previously included in income.

          (a) Holders of Claims not Constituting "Securities". A holder of an Allowed Claim in Class 6 that does not constitute a "security" for federal income tax purposes will recognize an ordinary loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. In addition, a holder of an Allowed Claim in Class 6 will recognize gain or loss upon implementation of the Plan equal to the difference between (x) the "amount realized" in respect of the holder's Claim (other than a Claim for unpaid interest accrued on or after the beginning of the holder's holding period or costs, fees or charges which such a holder previously deducted) and (y) such holder's adjusted tax basis in its Claim (not attributable to a Claim for accrued interest). In the case of a holder that elects to receive cash consideration, the "amount realized" in respect of such Claim will equal the amount of such cash. In the case of a holder that does not elect to receive cash consideration, the "amount realized" in respect of such Claim will equal the sum of (i) the fair market value of the Rights, (ii) the fair market value of the Arch Capital Shares and (iii) the fair market value of any other property received in exchange for the Claim. Pending litigation relating to certain Notes may affect the ability of a holder of such a Note to deduct currently loss recognized with respect to such Note as a result of the implementation of the Plan. Each holder should consult with its own tax advisor.

          The character of any gain or loss recognized as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than 12 months, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction. In this regard, section 582(c) of the Tax Code provides that the sale or exchange of a bond, debenture, note, certificate or other evidence of indebtedness by certain financial institutions will be considered the sale or exchange of a non-capital asset. Accordingly, any gain or loss recognized by such financial institutions as a result of the implementation of the Plan will be ordinary gain or loss, regardless of the nature of their Claims.

          (b) Holders of Claims Constituting "Securities". It is intended that the holders of Allowed Claims in Class 6 that constitute "securities" for federal income tax purposes be treated as having such Claims satisfied pursuant to a "reorganization" qualifying under section 368(a)(2)(D) of the Tax Code. However, the Debtors have not requested a ruling from the IRS and have not obtained an opinion of counsel as to the federal income tax treatment of the Plan, and no assurance can be given that the IRS will agree with such treatment. Holders should consult their tax advisors regarding the federal income tax consequences of any alternative characterization. In addition, different considerations may apply to Standby Purchasers that purchase Units pursuant to their Standby Purchase Commitments. Such holders should consult with their own tax advisors.

          The remainder of this Section (b) describes the federal income tax consequences of treatment of the satisfaction of the Allowed Claims as a
"reorganization" under section 368(a) of the Tax Code.   A holder of a Claim
that constitutes a "security" will not recognize loss on the exchange of its Claim for consideration other than ordinary loss to the extent of any accrued interest claimed that was previously included in its gross income with respect to which consideration is not received. However, such holder will recognize gain (computed as described in section (a) immediately above), if any, but only to the extent of any consideration other than Arch Capital Shares or Rights received in satisfaction of its Claim.

          A holder's tax basis in Arch Capital Shares or Rights received that are allocable to accrued interest not previously included in income or to expenses previously deducted will be equal to their fair market value on the Effective Date. A holder's aggregate tax basis in all other Arch Capital Shares and Rights received in satisfaction of its Claim will equal the holder's adjusted tax basis in its Claim (including any claim for accrued interest previously included in income), decreased by the sum of (i) the cash and fair market value of any other property received and (ii) the amount of any loss recognized in respect of its Claim for accrued interest previously included in income that is not satisfied, and increased by the amount of any gain recognized in respect of its Claim (which does not include interest income and income relating to reimbursement). This aggregate tax basis will be allocated in proportion to the fair market values of each class of Arch Capital Shares and the Rights received as of the Effective Date. A holder's tax basis in any other property received in satisfaction of its Claim will equal the fair market value of such property. A holder's holding period for the Arch Capital Shares and Rights received will include the holder's holding period for the Claim, except to the extent that such stock or stock rights were issued in respect of a claim for accrued interest not previously included in income or as reimbursement for costs, fees or charges which the holder previously deducted. A holder's holding period for any other property issued in exchange for a Claim, including Arch Capital Shares and Rights issued in respect of a claim for accrued interest not previously included in income or for reimbursement of previously deducted costs, will begin on the day after the issuance thereof.

          With respect to a holder of a Claim that constitutes a "security" and has accrued market discount, regulations are expected to be promulgated by the Treasury Department pursuant to which any accrued market discount not treated as ordinary income upon any exchange of the Claim will carry over to the Arch Capital Shares and Rights received in exchange therefor. If such regulations are promulgated and applicable to the Plan, any gain recognized by such holder upon a subsequent disposition of such consideration received in exchange for its Claim would be treated as ordinary income to the extent of any accrued market discount with respect to such Claim not previously included in income. In general, a debt instrument will have accrued "market discount" if such debt instrument was acquired after its original issuance at a discount to its adjusted issue price.

          Standby Purchasers that receive Arch Warrants or Arch Participation Warrants in connection with their Standby Purchase Commitments should consult with their own tax advisors regarding the tax consequences of the receipt of such Arch Warrants or Arch Participation Warrants.

          (c) The Rights. A holder of an Allowed Claim in Class 6, whether or not such Claim constitutes a "security" for federal income tax purposes, will have a tax basis in the Arch Capital Shares and Arch Warrants received upon its exercise of Rights received in satisfaction of its Claim, equal to the sum of
(i) its basis in the Rights and (ii) the exercise price of such Rights, and will have a holding period in such Arch Capital Shares and, if applicable, Arch Warrants that begins on the date of exercise. A holder that fails to exercise its Rights prior to their expiration will be treated as having sold or exchanged the Rights on the date of expiration, and accordingly, will recognize loss equal to the holder's tax basis in the Rights on the date of their expiration. Such loss will be a capital loss if the Arch Capital Shares and, if applicable, Arch Warrants would have been capital assets in the hands of the holder, and will be short-term or long-term capital loss depending on the holder's holding period for the expired Rights. Different considerations may apply to Standby Purchasers that purchase Units pursuant to their Standby Purchase Commitments. See Section (b) above.

           4.  Class 8 Claims and Interests.
               ----------------------------

          A holder of a Class 8 Claim related to the Common Stock will recognize a loss as of the Effective Date for federal income tax purposes in an amount equal to such holder's adjusted basis in the stock. Any such loss generally will be a capital loss if the holder held its Claim as a capital asset on the Effective Date. With respect to holders other than corporate taxpayers, the determination of whether such capital loss would be short-term or long-term will depend upon the holder's holding period for the Common Stock as of the Effective Date. With respect to taxpayers other than corporate taxpayers, capital losses for a particular tax year are allowed as a deduction for federal income tax purposes to the extent of such taxpayer's capital gains for such tax year, plus $3,000. Excess capital losses may be carried over by noncorporate taxpayers to succeeding tax years and are allowed as a deduction for federal income tax purposes in a particular succeeding tax year to the extent of such taxpayer's capital gains for such succeeding tax year, plus $3,000. With respect to corporate taxpayers, capital losses may be deducted only to the extent of capital gains. Corporate taxpayers generally may carry back net capital losses to each of the three years preceding the year in which such capital losses arise; any excess capital losses may be carried forward by a corporate taxpayer to five years following the tax year in which such capital losses arise.
Pending litigation relating to the Common Stock may affect the ability of the holder of the stock to deduct currently loss recognized with respect to the stock as a result of the implementation of the Plan. A holder of Common Stock should consult with its own tax advisor.

          All other holders of Claims in Class 8 should consult with their own tax advisors regarding the tax consequences to them of the treatment of such Claims under the Plan.

      E.  Withholding

          All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) fails to report properly interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or a credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders should consult their tax advisors regarding the application of backup withholding to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.


 VII FEASIBILITY OF THE PLAN

          Pursuant to section 1129(a)(11) of the Code, among other things, the Bankruptcy Court must determine that confirmation of a plan of reorganization is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. The Debtors believe that the Merger with Arch embodied in the Plan satisfies this requirement.

          The creditors of the Debtors will be receiving cash on the Effective Date or equity securities (or the right to purchase equity securities) of Arch. Arch has already secured the necessary commitments (each of which is subject to certain contingencies) from its lenders and from the Standby Purchasers to provide the funds necessary to consummate the transactions embodied in the Plan and the Merger Agreement.

          The Debtors' and Arch's combined pro forma projected results of operations, balance sheets and statements of cash flow are attached hereto as

Exhibit E and demonstrate that confirmation of the Plan will not likely be
---------
followed by the need to further reorganize or liquidate the Reorganized Debtors. The projections attached hereto as Exhibit E were prepared by Arch and the
                                   ---------
Debtors as described therein and below. Moreover, the assumptions used in preparing the projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' and Arch's control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material. While the Debtors believe the projections presented in Exhibit E are reasonable,
                                                       ---------
there can be no assurance that such projections will be realized. Consequently, the projections included therein should not be regarded as a representation by the Debtors, Arch or their respective advisors or any other person that the projected results will be achieved. In considering the projections attached hereto and contained herein, holders of Claims and Interests should be mindful of the inherent risk in developing projections for the future, particularly given the rapidly developing technological field in which Arch and the Reorganized Debtors will conduct their business.

 VII CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN UNDER THE CODE

      A.  The Confirmation Hearing and Objections

          In order for the Plan to be consummated, the Bankruptcy Court must confirm the Plan in accordance with section 1129 of the Code. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") at ____ .m., on _________, 1998, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, 824 N. Market Street, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

          Section 1128(b) of the Code provides that any party in interest may object to confirmation of a plan. Pursuant to the Disclosure Statement Approval Order attached hereto as Exhibit C, any objections to confirmation of the Plan
                         ---------
must be in writing, must set forth the objecting party's standing to assert such objection and the basis of such objection and must be filed with the Bankruptcy Court and served upon the United States Trustee for the District of Delaware, counsel for the Debtors, counsel for the Committee, counsel for the Pre-Petition Agent and the DIP Agent, and counsel for Arch, together with proof of such service, so as to be received on or before ____ .m. on ________ __, 1998.

          Objections to confirmation are governed by Bankruptcy Rule 9014 and the Disclosure Statement Approval Order. PURSUANT TO ORDER OF THE BANKRUPTCY COURT, UNLESS A WRITTEN OBJECTION TO CONFIRMATION IS DULY AND TIMELY FILED, THE BANKRUPTCY COURT IS NOT REQUIRED TO CONSIDER SUCH OBJECTION.

      B.  Confirmation Requirements

          In order for a plan of reorganization to be confirmed, the Code requires, among other things, that such plan be proposed in good faith, that the proponent of such plan disclose specified information concerning payments made or promised to insiders and that such plan comply with the applicable provisions of chapter 11 of the Code. Section 1129(a) of the Code also imposes requirements that each dissenting member of a class receive at least as much under the plan as it would receive in a chapter 7 liquidation of the debtor, that at least one class of impaired claims has accepted the plan, that confirmation of the plan is not likely to be followed by the need for further financial reorganization and that the plan is "fair and equitable" with respect to each class of claims or interests that is impaired under the plan and fails to accept the Plan by the required majorities. The bankruptcy court will confirm a plan only if it finds that all of the applicable requirements enumerated in section 1129(a) of the Code have been met or, if all of the requirements of section 1129(a) other than the requirements of section 1129(a)(8) have been met (i.e., that all impaired classes have accepted
                          ---
the plan), that all of the applicable requirements enumerated in section 1129(b) of the Code have been met.

          Section 1129(a) provides that:

          1.  The plan must comply with the applicable provisions of the Code.

          2. The proponent of the plan must comply with the applicable provisions of the Code.

          3. The plan must be proposed in good faith and not by any means forbidden by law.

          4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, must have been approved by, or be subject to the approval of, the court as reasonable.

          5. The proponent of the plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan; and

               (a) the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

               (b) the proponent of the plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

          6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor must have approved any rate change provided for in the plan, or such rate change must be expressly conditioned on such approval.

          7.  With respect to each impaired class of claims or interests

               (a) each holder of a claim or interest of such class

                    (i)  must have accepted the plan; or

                    (ii) must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code on such date; or

               (b) if section 1111(b)(2) of the Code applies to the claims of such class, each holder of a claim of such class must receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

          8.  With respect to each class of claims or interests

               (a) such class must have accepted the plan; or

               (b) such class must not be impaired under the plan.

          9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that

               (a) with respect to a claim of a kind specified in section 507(a)(1) or 507(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

               (b) with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) and 507(a)(7) of
          the Code, each holder of a claim of such class will receive

                    (i) if such class has accepted the plan, deferred cash
               payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                    (ii) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

               (c) with respect to a claim of a kind specified in section 507(a)(8) of the Code, the holder of such claim must receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

          10. If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

          11. Confirmation of the plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

          12. All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

          13. The plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

          Section 5.3 of the Plan provides that because Classes 7, 8 and 9 are deemed not to have accepted the Plan pursuant to section 1126(g) of the Code, as to such Classes and any other Class that votes to reject the Plan, the Debtors are seeking confirmation of the Plan in accordance with section 1129(b) of the Code either under the terms provided herein or upon such terms as may exist if the Plan is modified in accordance with section 1127(d) of the Code. Section
5.3 of the Plan further provides that in the event Class 4 votes to reject this Plan, the Debtors, the Committee and Arch each reserves the right to contest all or any portion of the amount of the Allowed Class 4 Claims as set forth in
Section 2.6(B) of the Plan.

THE DEBTORS BELIEVE THAT THE PLAN SATISFIES OR WILL SATISFY, AS OF THE CONFIRMATION DATE, ALL OF THE REQUIREMENTS FOR CONFIRMATION.

      C.  Satisfaction of Conditions Precedent to Confirmation Under the Code

           1.  Best Interests Test.
               -------------------

          Section 1129(a)(7) of the Code requires, with respect to each impaired class, that each holder of an allowed claim or interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the Code on the effective date. This is the so-called "best interests test". This test considers, hypothetically, the fair salable value of a debtor's assets through liquidation in a chapter 7 bankruptcy proceeding and the costs that would be incurred and the additional liabilities that would arise in such proceeding. The hypothetical chapter 7 return to creditors is then calculated, giving effect to secured claims, distribution priorities established by the Code that apply in a chapter 7 proceeding and subordination agreements.

          The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds (net of transaction costs) from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step would be to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) would be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

          The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that might be payable to attorneys and other professionals that such a trustee might engage, plus any unpaid expenses incurred by the Debtors during their chapter 11 cases and allowed in the chapter 7 case. These expenses could include compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of the statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases.

          The foregoing types of claims, costs, expenses and fees and such other claims that may arise in a liquidation case or result from the pending chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

          The following liquidation analysis has been prepared to indicate the net present value that would be allocated to creditors and shareholders (the "Liquidation Value") in strict priority in accordance with section 726 of the Code.

          Underlying this liquidation analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. There can be no assurance that the recoveries shown, and Liquidation Value indicated, in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

          The Debtors have approached this liquidation analysis on an asset liquidation basis because there can be no assurance that the Debtors' FCC licenses would not be revoked by the FCC upon a conversion of these Cases to chapter 7 cases, thereby eliminating the possibility that the Debtors could continue operating and be liquidated as a "going concern" or "going concerns".

          The Debtors' liquidation analysis assumes that their assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current use. Some of the Debtors' assets when broken up may not be able to be sold or may realize minimal proceeds. The estimated liquidation value of the Debtors' assets, net of transaction costs and discounted to take account of the estimated time it might take to dispose of such assets, are set forth in the table below.

          The costs associated with a chapter 7 liquidation of the Debtors, including the fees that would be associated with a chapter 7 trustee, are anticipated to be significant. Estimates of the major elements of such costs are set forth in the table below.

          The estimated amounts of claims secured by the Debtors' assets and the administrative and priority claims that would be required to be paid in a chapter 7 liquidation before any allocation of net proceeds to unsecured creditors and shareholders have been set forth below.

                          ESTIMATED LIQUIDATION VALUE
                                 ($ MILLIONS)
                              As of June 30, 1998

        PROCEEDS AVAILABLE
-------------------------------------              -------------------------

Cash and cash equivalents                          $   22.3/1/

Major non-cash assets at liquidation value/2/

         -      FCC licenses                       $   86.1
         -      Radio Transmission Equipment       $   19.7/3/

----------------------------
/1/ Comprises book cash and cash equivalents of $11.6 million and outstanding checks in the amount of $10.7 million.
/2/  Net present value.
/3/ Excludes the Tower Assets that were the subject of the Tower Transaction. See Section II.B.4(g).

         -      Pagers                             $   10.3
         -      Accounts receivable                $   12.1
         -      Customer Lists                     $    5.3

     Other non-cash assets at liquidation value    $    7.8
                                                   -----------

     LIQUIDATION VALUE                             $  163.6

     Less:      Costs associated with liquidation

         -      Chapter 7 trustee fees             $    4.7
         -      Employee costs                     $    3.5
         -      Other liquidation costs            $    4.5
                                                   -----------
                                                   $  150.9

         -      Dip facility and professional
                fee carve-out                      $    6.5
                                                   -----------
         -      Priority Tax Claims                $    7.5
                                                   -----------

     Available to 1995 Credit Agreement Claims     $  136.9
          Less:   1995 Credit Agreement Claims     $ (479.0)/4/
                                                   -----------

     Shortfall                                     $ (342.1)
                                                   --------

          After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors and equity holders in these chapter 11 cases, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (b) the erosion in value of the Debtors' assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the salability of the Debtors as a result of the departure of key employees and the loss of major customers and suppliers, (d) substantial increases in claims that would be satisfied on a priority basis or on a parity with creditors in the chapter 11 cases, and (e) the substantial time that would elapse before regulatory and other hurdles could be cleared and, therefore, before which creditors would receive any distribution in respect of their claims, the Debtors have determined that confirmation of the Plan will provide each

---------------------
/4/ Represents the principal amount of the 1995 Credit Agreement indebtedness less $170 million representing the Tower Sale Proceeds paid to the holders of Allowed Class 4 Claims on September 3, 1998.

creditor and equity holder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Code. The Allowed Claims of Creditors in Classes 1, 2, 3, 4 and 5 will be paid in cash in full under the Plan. There would not be sufficient cash to achieve this result in a liquidation under chapter 7. The holders of Allowed Claims in Class 6 will receive a substantial equity stake in Arch under the Plan; they would receive no distribution in a chapter 7 liquidation.

           2.  Acceptance by Impaired Classes.
               ------------------------------

          By this Disclosure Statement, the Debtors are seeking the affirmative vote of each impaired Class of Claims under the Plan that is proposed to receive a distribution under the Plan. Pursuant to section 1126(f) of the Code, a class that is not "impaired" under a plan will be conclusively presumed to have accepted such plan; solicitation of acceptances with respect to any such class is not required. Pursuant to section 1126(g) of the Code, a class of claims or interests that does not receive or retain any property under a plan of reorganization is deemed not to have accepted the plan, although members of that class are permitted to consent, or waive objections, to its confirmation.

          Pursuant to section 1124 of the Code, a class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof, or (b) (i) cures any default (other than defaults resulting from the breach of an insolvency or financial condition provision), (ii) reinstates the maturity of such claim or interest,
(iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law entitling such holder to demand or receive accelerated payments after the occurrence of a default, and (iv) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled.

          Pursuant to section 1126(c) of the Code, a class of impaired claims has accepted a plan of reorganization when such plan has been accepted by creditors (other than an entity designated under section 1126(e) of the Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors (other than any entity designated under section 1126(e) of the Code) that have actually voted to accept or reject the plan. A class of interests has accepted a plan if the plan has been accepted by holders of interests (other than any entity designated under section 1126(e) of the Code) that hold at least two-thirds in amount of the allowed interests of such class held by interest holders (other than any entity designated under section 1126(e) of the Code) that have actually voted to accept or reject the plan. Section 1126(e) of the Code allows the Bankruptcy Court to designate the votes of any party that did not vote in good faith or whose vote was not solicited or procured in good faith or in accordance with the Code. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the plan.

           3.  Confirmation Without Acceptance by All Impaired Classes.
               -------------------------------------------------------

          Because Classes 7, 8 and 9 are deemed not to have accepted the Plan, the Debtors are seeking confirmation of the Plan as to such Classes, and as to any other Class that votes to reject the Plan, pursuant to section 1129(b) of the Code. Section 1129(b) of the Code provides that the Bankruptcy Court may still confirm a plan at the request of the debtor if, as to each impaired class that has not accepted the plan, the plan "does not discriminate unfairly" and is "fair and equitable".

          Section 1129(b)(2)(A) of the Code provides that with respect to a non-accepting class of impaired secured claims, "fair and equitable" includes the requirement that the plan provides (a) that each holder of a claim in such class
(i) retains the liens securing its claim to the extent of the allowed amount of such claim and (ii) receives deferred cash payments at least equal to the allowed amount of its claim with a present value as of the effective date of such plan at least equal to the value of such creditor's interest in the debtor's interest in the property securing the creditor's claim, (b) for the sale, subject to section 363(k) of the Code, of the property securing the creditor's claim, free and clear of the creditor's liens, with those liens attaching to the proceeds of the sale, and such liens on the proceeds will be treated in accordance with clauses (a) or (c) hereof, or (c) for the realization by the creditor of the "indubitable equivalent" of its claim.

          Section 1129(b)(2)(B) of the Code provides that with respect to a non-accepting class of impaired unsecured claims, "fair and equitable" includes the requirement that (a) the plan provide that each holder of a claim in such class receives or retains property of a value as of the effective date equal to the allowed amount of its claim, or (b) the holders of claims or interests in classes that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claim or interest.

          Section 1129(b)(2)(C) of the Code provides that with respect to a non-accepting class of impaired equity interests, "fair and equitable" includes the requirement that (a) the plan provides that each holder of an impaired interest in such class receives or retains property of a value as of the effective date equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled, and (iii) the value of such interest, or (b) the holders of all interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan on account of such junior interest.

          The Debtors believe that the Plan does not discriminate unfairly against, and is fair and equitable as to, each impaired Class under the Plan.

      D.  Voting Instructions

          As noted previously, the Plan divides Claims (excluding administrative expenses and priority tax claims) and Interests into nine Classes and sets forth the treatment afforded each Class. Claimants in Classes 1, 2 and 3 are not impaired under the Plan. Accordingly, holders of Claims in such Classes are conclusively presumed to have accepted the Plan and are not offered the opportunity to vote. The holders of the Claims and Interests in Classes 7, 8 and 9 are impaired but are not receiving or retaining any property under the Plan and are therefore conclusively presumed not to have accepted the Plan and are not offered the opportunity to vote. Because claimants in Classes 4, 5 and 6 are impaired and are receiving distributions under the Plan, the holders of Claims in such Classes ("Voting Claims") are entitled to vote on the Plan.

          If you hold a Voting Claim, your vote on the Plan is important. If you hold such a Voting Claim, a Ballot to be used for voting to accept or reject the Plan is enclosed with this Disclosure Statement. Completed Ballots should either be returned in the enclosed envelope or sent, by hand delivery, first class mail postage prepaid or recognized overnight courier, to:

               Bankruptcy Services, Inc.
               70 E. 55th Street, 6th Floor
               New York, New York  10022-3222
               Attn:  Kathy Gerber

Facsimile transmission of Ballots will not be accepted.
                                       ---

          To the extent that any of the Debtors' securities are held in the name of an entity (the "nominal holder") other than that of the beneficial holder of such security, and to the extent that such beneficial security holder is entitled to vote on the Plan pursuant to section 1126 of the Code, the Debtors will provide for reimbursement, as an administrative expense, of all the reasonable expenses of the nominal holder in distributing the Plan, Disclosure Statement, Ballots and other Plan materials to said beneficial security holder. Nominal holders will either forward the original ballots or prepare master ballots in accordance with the terms of the Disclosure Statement Approval Order attached hereto as Exhibit C.
                   ---------

          In the event that any Claim is disputed as of the Plan voting period, then, pursuant to Bankruptcy Rule 3018(a), the holder of such disputed claim may petition the Bankruptcy Court, after notice and hearing, to allow the Claim temporarily for voting purposes in an amount that the Bankruptcy Court deems proper.

          BALLOTS OF CLAIM HOLDERS IN CLASSES 4, 5 AND 6 MUST BE ACTUALLY RECEIVED BY BANKRUPTCY SERVICES, INC. ON OR BEFORE ____ .M., NEW YORK CITY TIME, ON _______ __, 1998. ANY BALLOTS RECEIVED

AFTER SUCH TIME WILL NOT BE COUNTED. ANY BALLOT EXECUTED BY A PERSON NOT AUTHORIZED TO SIGN SUCH BALLOT WILL NOT BE COUNTED.

          BY ENCLOSING A BALLOT, THE DEBTORS ARE NOT REPRESENTING THAT YOU ARE ENTITLED TO VOTE ON THE PLAN. BY INCLUDING A CLAIM AMOUNT ON THE BALLOT, THE DEBTORS ARE NEITHER ACKNOWLEDGING THAT YOU HAVE AN ALLOWED CLAIM IN THAT AMOUNT NOR WAIVING ANY RIGHTS THEY MAY HAVE TO OBJECT TO YOUR VOTE OR CLAIM.

          IF YOU HAVE ANY QUESTIONS REGARDING THE PROCEDURES FOR VOTING ON THE PLAN, CONTACT BANKRUPTCY SERVICES, INC., 70 E. 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK, 10022-3222, (212) 376-8494, ATTENTION: DIANE M. ROCANO.


 IX. OTHER MATTERS

      A.  Voidable Transfer Analysis

           1.  Fraudulent Transfers.
               --------------------

          Generally speaking, fraudulent transfer law is designed to avoid two types of transactions: (a) conveyances that constitute "actual fraud" upon creditors; and (b) conveyances that constitute "constructive fraud" upon creditors. In the bankruptcy context, fraudulent transfer liability arises under sections 548 and 544 of the Code. Section 548 permits a bankruptcy trustee or debtor-in-possession to "reach back" for a period of one year and avoid fraudulent transfers made by the Debtors or fraudulent obligations incurred by the Debtors. Section 544 permits a trustee or debtor-in-possession to apply applicable state fraudulent transfer law. Assuming that New Jersey state law were to apply, a bankruptcy trustee or debtor-in-possession could challenge conveyances, transfers or obligations made or incurred by the Debtors within the past four years or one year, depending on the type of transfer. However, under section 544 of the Code, it is necessary to establish that, at the time of the challenged conveyance or obligation, there in fact existed a creditor whose claim remained unpaid as of the Petition Date.

          The Debtors are not aware of any transfer during the applicable limitation period that might reasonably be characterized as a fraudulent conveyance, assuming the Debtors were insolvent at such time.

           2.  Preferences.
               -----------

          Under federal bankruptcy law, a trustee in bankruptcy may avoid transfers of assets of the debtor as a "preferential transfer". To constitute a preferential transfer, the transfer must be (a) of the debtor's property, (b) to or for the benefit of a creditor, (c) for or on account of an antecedent debt, (d) made while the debtor was insolvent, (e) made within 90 days before the filing of a bankruptcy petition or made within one year if to or for the benefit of an "insider" and (f) a transfer that enables the creditor to receive more than it would receive under a chapter 7 liquidation of the debtor's assets. The Code creates a rebuttable presumption that a debtor was insolvent during the 90 days immediately prior to the filing of the bankruptcy petition.

          Within the 90-day period immediately preceding the Petition Date, substantial payments were made by the Debtors for the following categories of expenses:

          (a) outside services (legal, accounting, financial advisors and consulting);

          (b) local, state and federal taxes (including property, sales, gross receipts and employee withholding);

          (c) severance and other employee-related payments;  and

          (d) trade vendor and related, miscellaneous obligations.

          The Debtors have not conducted a full analysis of the payments described above to determine the propriety of such payments or their susceptibility to avoidance as preferences. A complete analysis would include a review of the amount of payment, the nature of goods or services or other obligations that gave rise to the payment in each of the above-described categories of payments and the availability of the various statutory defenses to preference liability to the recipients of such payments. In the Debtors' opinion, while the aggregate amount of such payments is not insignificant, most of such payments were appropriately paid in the ordinary course of operations, and the recapture of any individual amount would not materially change the proposed recovery to the Debtors' creditors pursuant to the Plan.

      B.  Certain Effective Date Bonuses

          As noted above, the Debtors compensate many of their professionals and the professionals of the Committee on an hourly or monthly basis. The compensation package approved by the Bankruptcy Court for Blackstone, the Debtors' financial advisors, also provides for a significant lump-sum payment to be made to Blackstone on the Effective Date. This Effective Date payment ranges from 0.3% to 0.7% of the Debtors' reorganization value, with the percentage payment increasing as reorganization value increases. The compensation package approved by the Bankruptcy Court for Houlihan Lokey Howard & Zukin ("Houlihan"), financial advisors to the Committee, provides that on the date that distributions are received by unsecured creditors, Houlihan may receive a lump-sum deferred compensation payment. This deferred payment will only be paid if the distribution to unsecured creditors exceeds approximately $84 million, and is based on the amount by which the distribution to unsecured creditors under the Plan exceeds a number that is approximately $84 million. In addition, Chilmark Partners, the financial advisors to the steering committee of the Pre-Petition Lenders, is entitled to a payment of $500,000 on the Effective Date.

          Moreover, on June 4, 1997, the Bankruptcy Court approved the establishment of an Effective Date Incentive Program. This program is intended to create incentives for and to reward various members of the Debtors' management for the unique and extraordinary demands placed on them and the contributions they have made to the resolution of the Debtors' restructuring and bankruptcy efforts. The Debtors believe that under the circumstances, the payments to be made under the Effective Date Incentive Program are fair and reasonable. At reorganization values up to $1 billion, the Board of Directors has authority to pay up to $2.8 million to the Debtors' management, to be distributed in accordance with the Effective Date Incentive Program. In addition, at reorganization values up to $1 billion, Ronald Grawert, the Debtors' Chief Executive Officer, will be entitled to a payment under the Effective Date Incentive Program of $1.5 million. Finally, at reorganization values up to $1 billion, Alvarez & Marsal, Inc. will be entitled, subject to final approval by the Bankruptcy Court, to an Effective Date Incentive Program payment equal to .2% of reorganization value.


 X.  RECOMMENDATION

          The Debtors believe that confirmation of the Plan is preferable to the available alternatives because it provides a greater and more timely distribution to Creditors than would otherwise result. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in potentially smaller distributions to the holders of Claims in the Cases. The Committee supports the Plan and will recommend to all Unsecured Creditors that they vote to accept the Plan. The Standby Purchasers also support the Plan and have agreed to vote in favor of the Plan.

 XI. CONCLUSION

          The Debtors urge all holders of Claims that are or may be impaired under the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be timely received.

          Respectfully submitted this 18th day of September, 1998.

               MOBILEMEDIA COMMUNICATIONS, INC.
               MOBILEMEDIA CORPORATION
               MOBILEMEDIA COMMUNICATIONS, INC. (CALIFORNIA)
               MOBILEMEDIA DP PROPERTIES, INC.
               MOBILEMEDIA PCS, INC.
               DIAL PAGE SOUTHEAST, INC.
               RADIO CALL COMPANY OF VA. INC.
               MOBILEMEDIA PAGING, INC.
               MOBILE COMMUNICATIONS CORPORATION OF AMERICA
               MOBILECOMM OF THE SOUTHEAST, INC.
               MOBILECOMM OF THE NORTHEAST, INC.
               MOBILECOMM NATIONWIDE OPERATIONS, INC.
               MOBILECOMM OF TENNESSEE, INC.
               MOBILECOMM OF THE SOUTHEAST PRIVATE CARRIER
                 OPERATIONS, INC.
               MOBILECOMM OF THE SOUTHWEST, INC.
               MOBILECOMM OF FLORIDA, INC.
               MOBILECOMM OF THE MIDSOUTH, INC.
               FWS RADIO, INC.
               MOBILECOMM OF THE WEST, INC.

               Debtors and Debtors-in-Possession


               By: /s/  Joseph. A. Bondi
                  ---------------------------------
                   Joseph A. Bondi
                   Chairman-Restructuring of
                   MobileMedia Corporation

YOUNG CONAWAY STARGATT
& TAYLOR, LLP
James L. Patton, Jr. (No. 2202)
Joel A. Waite (No. 2925)
11th Floor - Rodney Square North
P.O. Box 391
Wilmington, Delaware  19899
(302) 571-6600

SIDLEY & AUSTIN
J. Ronald Trost
James D. Johnson
Shelley C. Chapman
Lee M. Stein
875 Third Avenue
New York, New York  10022
(212) 906-2000

Attorneys for Debtors and
 Debtors-in-Possession